PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(b)(2)
(TO PROSPECTUS DATED DECEMBER 4, 1995)                 REGISTRATION NO. 33-98136

                                  $100,000,000

                      CHELSEA GCA REALTY PARTNERSHIP, L.P.

           REMARKETED FLOATING RATE RESET NOTES DUE OCTOBER 23, 2001
                           UNCONDITIONALLY GUARANTEED
                                       BY
                            CHELSEA GCA REALTY, INC.
                             ---------------------

    The Remarketed Floating Rate Reset Notes due October 23, 2001 (the "Notes") offered hereby are being issued by Chelsea GCA Realty Partnership, L.P., a Delaware limited partnership (the "Operating Partnership"), in an aggregate principal amount of $100,000,000. Chelsea GCA Realty, Inc. (the "Company") will fully, unconditionally and irrevocably guarantee the due and punctual payment of principal of, premium, if any, and interest on the Notes, when and as the same shall become due and payable, whether at a maturity date, on redemption, by declaration of acceleration or otherwise.

    The interest rate on the Notes will reset quarterly, and will equal LIBOR plus the applicable Spread. The Spread during the one year period ending October 23, 1997 is .75%. The Spread will be adjusted on October 23, 1997, and on each October 23 thereafter which corresponds to the beginning of a Subsequent Spread Period, pursuant to agreement between the Operating Partnership and the Remarketing Underwriter on the Spread Determination Date for such Subsequent Spread Period (except as otherwise provided below). If the Operating Partnership and the Remarketing Underwriter are unable to agree on the Spread, (1) the Subsequent Spread Period will be one year, (2) the Spread for such Subsequent Spread Period will be the Alternate Spread and (3) the Notes will be redeemable at the option of the Operating Partnership, in whole or in part, upon at least 10 Business Days notice given by no later than the second Business Day after the relevant Spread Determination Date, at a redemption price equal to 100% of the principal amount thereof, together with accrued interest to the redemption date. Interest on the Notes is payable quarterly on January 23, April 23, July 23 and October 23 (or, if not a Business Day, on the next succeeding Business Day except as described herein), beginning January 23, 1997, and at maturity. See "Certain Terms of the Notes--Interest."

    If the Operating Partnership and the Remarketing Underwriter agree on the Spread with respect to any Subsequent Spread Period, each Note may be tendered to the Remarketing Underwriter for purchase from the tendering Noteholder at 100% of its principal amount and for remarketing by the Remarketing Underwriter on October 23, 1997 and on any October 23 thereafter immediately following the end of a Subsequent Spread Period (the "Tender Date"). Notice of a beneficial owner's election to tender to the Remarketing Underwriter must be received by the Remarketing Underwriter during the five calendar day period ending at 5:00 p.m., New York City time, on the fifth calendar day following the relevant Spread Determination Date. The obligation of the Remarketing Underwriter to purchase tendered Notes from the tendering Noteholders will be subject to certain conditions and termination events customary in the Operating Partnership's public offerings. If the Remarketing Underwriter for any reason does not purchase all tendered Notes on the relevant Tender Date, (1) all tender notices relating thereto will be null and void, (2) the Subsequent Spread Period will be one year, (3) the Spread for such Subsequent Spread Period will be the Alternate Spread and (4) the Notes will be redeemable at the option of the Operating Partnership, in whole or in part, upon at least 10 Business Days prior notice given by no later than the second Business Day following the relevant Tender Date, at a redemption price equal to 100% of the principal amount thereof, together with accrued interest to the redemption date. No beneficial owner of any Note shall have any rights or claims against the Operating Partnership, the Company or the Remarketing Underwriter as a result of the Remarketing Underwriter not purchasing such Notes, except as provided in clause
(3) of the preceding sentence. See "Certain Terms of the Notes--Tender at Option of Beneficial Owners."

    The Notes are also redeemable, at the option of the Operating Partnership, on October 23, 1997 and on any October 23 thereafter immediately following the end of a Subsequent Spread Period, in whole or in part, upon notice thereof given at any time during the 45 calendar day period ending on the tenth calendar day prior to the redemption date (provided that notice of any partial redemption must be given to the Noteholders at least 15 calendar days prior to the redemption date), at 100% of their principal amount, together with accrued interest to the redemption date. Unless previously redeemed, the Notes will mature on October 23, 2001. See "Certain Terms of the Notes--Redemption of the Notes."

    The Notes will be represented by a single Global Note registered in the name of The Depository Trust Company (the "Depositary") or its nominee. Beneficial interests in the Global Note will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. Except as described herein, Notes in definitive form will not be issued.

    SEE "RISK FACTORS" BEGINNING AT PAGE 3 IN THE ACCOMPANYING PROSPECTUS FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE NOTES.
                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
  ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO
   WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.
                            ------------------------

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE
   MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

    The Notes will be sold to the public at varying prices to be determined by the Underwriter at the time of each sale. The net proceeds to the Operating Partnership, before deducting expenses payable by the Operating Partnership (estimated to be $150,000), will be 99.60% of the principal amount of the Notes sold and the aggregate net proceeds will be $99.4 million. For further information with respect to the plan of distribution and any discounts, commissions or profits on resales of Notes that may be deemed underwriting discounts or commissions, see "Underwriting."
                         ------------------------------

    The Notes are offered by the Underwriter, subject to prior sale, when, as and if issued by the Operating Partnership and delivered to and accepted by the Underwriter, subject to approval of certain legal matters by counsel for the Underwriter and subject to certain other conditions. The Underwriter reserves the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Global Note will be made in book-entry form only through the facilities of the Depositary on or about October 23, 1996.

                         ------------------------------

                              MERRILL LYNCH & CO.
                                ---------------

          The date of this Prospectus Supplement is October 18, 1996.

 [Map of United States showing locations of the Operating Partnership's outlet centers]

                         PROSPECTUS SUPPLEMENT SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS OR INCORPORATED HEREIN AND THEREIN BY REFERENCE. UNLESS OTHERWISE INDICATED, THE FINANCIAL AND STATISTICAL INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT IS PRESENTED AS OF JUNE 30, 1996. ALL REFERENCES TO THE OPERATING PARTNERSHIP IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS INCLUDE THE OPERATING PARTNERSHIP, THOSE ENTITIES OWNED OR CONTROLLED BY THE OPERATING PARTNERSHIP AND PREDECESSORS OF THE OPERATING PARTNERSHIP, UNLESS THE CONTEXT INDICATES OTHERWISE.

                           THE OPERATING PARTNERSHIP

    Chelsea GCA Realty Partnership, L.P., a Delaware limited partnership (the "Operating Partnership"), is 68.8% owned and managed by its sole general partner, Chelsea GCA Realty, Inc. ("Chelsea GCA" or the "Company"), a self-administered and self-managed real estate investment trust ("REIT"). The Operating Partnership owns, develops, redevelops, leases and manages upscale and fashion-oriented manufacturers' outlet centers. As of June 30, 1996, the Operating Partnership owned and operated 17 centers (the "Properties"), containing approximately 3.3 million square feet of gross leasable area ("GLA"), in nine states. The Properties are generally located near densely populated, high income metropolitan areas or at or near major tourist destinations. The Operating Partnership's existing portfolio includes properties in or near New York, Los Angeles, San Francisco, Atlanta, Sacramento, Portland (Oregon), Kansas City, Cleveland, the Napa Valley, Palm Springs and the Monterey Peninsula. According to VALUE RETAIL NEWS, based on a recent survey of outlet tenants, the Operating Partnership owns three of the top ten outlet centers in the United States in terms of sales productivity. As of June 30, 1996, the Operating Partnership's portfolio was 98% leased and contained over 900 stores with over 300 different tenants.

    During 1995, the Properties generated weighted average reported tenant sales of $313 per square foot. During 1995 and the first six months of 1996, the Company's same-center sales increased 11% compared to 1994 and the first six months of 1995, respectively (excluding sales attributable to increased GLA). Following the completion of the offering of Notes hereby (the "Offering"), assuming a price of $29.875 per Operating Partnership unit (based on the market price of $29.875 per share of the Company's Common Stock (the "Common Stock") as of October 17, 1996), the Operating Partnership's ratio of debt to total market capitalization (defined as the value of outstanding Operating Partnership units plus total debt) would be approximately 28.1%.

    Between the Company's initial public offering of Common Stock and the formation transactions in November 1993 ("IPO") and June 30, 1996, the Operating Partnership developed and opened approximately 1.6 million square feet of new GLA, contained in six new centers and the expansions of nine existing centers, a 101% increase. During 1996, the Operating Partnership opened two new centers with 292,000 square feet and 272,000 square feet of GLA, respectively, in the Atlanta metropolitan area in May 1996 and in Clinton, Connecticut (in the Interstate 95/New York-New England corridor) in August 1996. The Operating Partnership is in the process of entitling sites and planning development for 1997 and beyond. See "The Operating Partnership--Growth Strategy."

    The Operating Partnership was formed through the merger in 1993 of The Chelsea Group ("Chelsea") and Ginsburg Craig Associates ("GCA"), two leading outlet center development companies. The Properties are owned by, and their operations are conducted through, the Operating Partnership. The Company is the sole general partner of, and owned as of June 30, 1996, a controlling 68.8% interest in, the Operating Partnership. As of June 30, 1996, management and directors of the Company owned approximately 26% of the equity interests of the Company on a fully diluted basis (i.e., assuming conversion of Operating Partnership units into Common Stock). The following chart illustrates the ownership interests in the Operating Partnership:

                 CHELSEA GCA REALTY, INC.
                         (Company)
  68.8%
 General                      LIMITED PARTNERS
 Partner                           31.2% Limited Partners
           CHELSEA GCA REALTY PARTNERSHIP, L.P.
                  (Operating Partnership)

                                  THE OFFERING

    All capitalized terms used herein and not defined herein have the meanings provided in "Certain Terms of the Notes." For a more complete description of the terms of the Notes specified in the following summary, see "Certain Terms of the Notes" herein and "Description of Debt Securities" in the accompanying Prospectus.

Securities Offered................  $100,000,000 aggregate principal amount of Remarketed
                                    Floating Rate Reset Notes due 2001.
Maturity..........................  The Notes will mature on October 23, 2001, unless previously redeemed.
Interest Payment Dates............  Interest on the Notes is payable quarterly on each
                                    January 23, April 23, July 23 and October 23, commencing
                                    January 23, 1997, and at maturity. The interest rate on
                                    the Notes will reset quarterly.
Ranking...........................  The Notes will rank pari passu with each other and with all other unsecured and unsubordinated indebtedness of
                                    the Operating Partnership.
Use of Proceeds...................  The net proceeds to the Operating Partnership from the
                                    Offering (approximately $99.4 million) will be used to
                                    repay all amounts outstanding under the Credit Facility
                                    (as defined herein) and for general corporate purposes.
Certain Covenants.................  The Notes contain various covenants, including the following:
                                    LIMITATIONS ON INCURRENCE OF DEBT
                                    (1) The Operating Partnership will not incur any Debt,
                                       if, after giving effect thereto, the aggregate
                                       principal amount of all outstanding Debt of the
                                       Operating Partnership is greater than 60% of the sum
                                       of (i) the Operating Partnership's Total Assets as of
                                       the end of the most recent calendar quarter and (ii)
                                       the increase in the Operating Partnership's Total
                                       Assets since the end of such quarter including any
                                       increase in the Operating Partnership's Total Assets
                                       resulting from the incurrence of such additional Debt
                                       (such increase together with the Operating Part-
                                       nership's Total Assets is referred to as "Adjusted
                                       Total Assets").
                                    (2) The Operating Partnership will not incur any Secured
                                       Debt if, after giving effect thereto, the aggregate
                                       amount of all outstanding Secured Debt of the
                                       Operating Partnership is greater than 40% of the
                                       Operating Partnership's Adjusted Total Assets.
                                    (3) The Operating Partnership will not incur any Debt if
                                       the ratio of Consolidated Income Available for Debt
                                       Service for the four consecutive fiscal quarters most
                                       recently ended prior to the date of the incurrence of
                                       such Debt, on a pro forma basis, shall be less than
                                       2.0 times the Annual Service Charge on all Debt
                                       outstanding immediately after the incurrence of such
                                       additional Debt.

                                    (4) The Operating Partnership will not allow any
                                       Restricted Subsidiary to incur any Debt other than
                                       intercompany Debt.
                                    LIMITATIONS ON DISTRIBUTIONS
                                    The Operating Partnership will not make any distribution
                                    unless, immediately after giving pro forma effect to
                                    such distribution (a) no default under the Indenture, or
                                    event of default under any mortgage, indenture or
                                    instrument under which there may be issued, or by which
                                    there may be secured or evidenced, any Debt of the
                                    Operating Partnership, the Company or any Subsidiary,
                                    shall have occurred or be continuing, (b) the Operating
                                    Partnership could incur at least $1.00 of Debt under the
                                    Indenture covenants limiting the incurrence of Debt and
                                    (c) the aggregate sum of all distributions shall not
                                    exceed the sum of (i) 95% of the aggregate cumulative
                                    Funds From Operations of the Operating Partnership
                                    accrued on a cumulative basis from the date of the
                                    Indenture until the end of the last fiscal quarter prior
                                    to the contemplated payment, and (ii) the aggregate Net
                                    Cash Proceeds received after the date of the Indenture
                                    from the issuance and sale of Capital Stock; provided,
                                    however, that the foregoing limitations shall not apply
                                    to any distribution which is necessary to maintain the
                                    Company's status as a REIT if the aggregate principal
                                    amount of all outstanding Debt of the Company and the
                                    Operating Partnership on a consolidated basis at such
                                    time is less than 60% of Adjusted Total Assets.
                                    For certain defined terms and additional covenants, see
                                    "Certain Terms of the Notes -- Certain Covenants" herein
                                    and "Description of Debt Securities -- Certain
                                    Covenants" in the accompanying Prospectus.
Redemption........................  The Notes may not be redeemed by the Operating Partner-
                                    ship prior to October 23, 1997. On that date and on any
                                    October 23 thereafter immediately following the end of a
                                    Subsequent Spread Period, the Notes may be redeemed at
                                    the option of the Operating Partnership, as described
                                    herein. The Notes also may be redeemed at the option of
                                    the Operating Partnership under certain circumstances,
                                    as described herein. See "Certain Terms of the
                                    Notes--Tender at Option of Beneficial Owners" and
                                    "--Redemption of the Notes."

                           THE OPERATING PARTNERSHIP

    The Operating Partnership is 68.8% owned and managed by its sole general partner, the Company, a self-administered and self-managed REIT. All of the Company's operations are conducted through the Operating Partnership. The Operating Partnership owns, develops, redevelops, leases and manages upscale and fashion-oriented manufacturers' outlet centers. As of June 30, 1996, the Operating Partnership owned and operated 17 centers, containing approximately
3.3 million square feet of GLA, in nine states. The Properties are generally located near densely populated, high income metropolitan areas or at or near major tourist destinations. The Operating Partnership's existing portfolio includes properties in or near New York, Los Angeles, San Francisco, Atlanta, Sacramento, Portland (Oregon), Kansas City, Cleveland, the Napa Valley, Palm Springs and the Monterey Peninsula. According to VALUE RETAIL NEWS, based on a recent survey of outlet tenants, the Operating Partnership owns three of the top ten outlet centers in the United States in terms of sales productivity. As of June 30, 1996, the Operating Partnership's portfolio was 98% leased and contained over 900 stores with over 300 different tenants.

    During 1995, the Properties generated weighted average reported tenant sales of $313 per square foot. During 1995 and the first six months of 1996, the Operating Partnership's same-center sales increased 11% compared to 1994 and the first six months of 1995, respectively (excluding sales attributable to increased GLA). Following the completion of the Offering, assuming a price of $29.875 per Operating Partnership unit (based on the market price of $29.875 per share of Common Stock as of October 17, 1996), the Operating Partnership's ratio of debt to total market capitalization (defined as the value of outstanding Operating Partnership units plus total debt) will be approximately 28.1%.

    Between the IPO in November 1993 and June 30, 1996, the Operating Partnership developed and opened approximately 1.6 million square feet of new GLA, contained in six new centers and the expansions of nine existing centers, a 101% increase in GLA. During 1996, the Operating Partnership opened two new centers with 292,000 square feet and 272,000 square feet of GLA, respectively, in the Atlanta metropolitan area in May 1996 and in Clinton, Connecticut (in the Interstate 95/New York-New England corridor) in August 1996. The Operating Partnership is in the process of entitling sites and planning development for 1997 and beyond. See "-- Growth Strategy."

    The Operating Partnership was formed through the merger in 1993 of Chelsea and GCA, two leading outlet center development companies. The Properties are owned by, and their operations are conducted through, the Operating Partnership. The Company is the sole general partner of, and owned as of June 30, 1996, a controlling 68.8% interest in, the Operating Partnership. As of June 30, 1996, management and directors of the Company owned approximately 26% of the equity interests of the Company on a fully diluted basis (i.e. assuming conversion of Operating Partnership units into Common Stock).

    The Operating Partnership is a Delaware limited partnership. Its principal executive offices are located at 103 Eisenhower Parkway, Roseland, New Jersey 07068, and its telephone number is (201) 228-6111.

THE MANUFACTURERS' OUTLET BUSINESS

    Manufacturers' outlets are manufacturer-operated retail stores that sell primarily first-quality, branded goods at significant discounts from regular department store and specialty store prices. Manufacturers' outlet centers offer numerous advantages to both the consumer and the manufacturer: by eliminating the third-party retailer, manufacturers are generally able to charge consumers lower prices for brand name and designer merchandise; manufacturers benefit by being able to sell first-quality in-season, as well as out-of-season, overstocked or discontinued merchandise without compromising their relationships with department stores or hampering the manufacturer's brand name. In addition, outlet stores enable manufacturers to optimize the size of production runs while maintaining control of their distribution channels.

    According to published sources, manufacturers' outlets were one of the fastest growing forms of retail distribution in 1995. During 1995, total industry sales reached $13 billion, a 15% compounded annual growth rate since 1992. Despite such increase, industry sales remain less than 3% of general merchandise and apparel sales in the United States.

COMPETITIVE POSITION

    The Operating Partnership believes that its strong tenant relationships, high-quality property portfolio, and management expertise give it significant competitive advantages in the manufacturers' outlet business.

    STRONG TENANT RELATIONSHIPS. The Operating Partnership maintains strong relationships both with high-fashion, upscale manufacturers that have a selective presence in the outlet industry, such as Ann Taylor, Brooks Brothers, Cole-Haan, Donna Karan, Joan & David, Jones New York, Nautica, Polo/Ralph Lauren and Tommy Hilfiger, and with national brand-name manufacturers such as Nine West, Phillips-Van Heusen (Bass, Geoffrey Beene, Van Heusen) and Sara Lee (Champion Hanes, Coach Leather, Mark Cross). The Operating Partnership believes that its ability to draw from both groups is an important factor in producing broad customer appeal and higher tenant sales.

    The Operating Partnership continually monitors trends in retailing and introduces new retail names and concepts into its centers. Because of its dominant properties in the New York and Los Angeles metropolitan areas, the largest fashion markets in the United States, the Operating Partnership has been successful in attracting upscale, fashion-oriented manufacturers seeking to open their first stores. Tenants whose first outlet stores were at one of the Operating Partnership's centers include Anne Klein, Barneys New York, Carole Little, Ellen Tracy, Escada, Gucci, Harry & David, Kenar, Mark Cross, Mondi and Versace. The Operating Partnership's centers contain a significant share of space occupied by upscale and fashion-oriented tenants. Because these tenants tend to operate in a limited number of outlet centers, management believes that their tenancy makes the Operating Partnership's centers more attractive to shoppers, creates repeat traffic and generates higher sales.

    HIGH QUALITY PROPERTY PORTFOLIO. The Properties generated weighted average reported tenant sales during 1995 of $313 per square foot. A significant number of the Operating Partnership's tenants, including Anne Klein, Ann Taylor, Bally, Barneys New York, Bass Company Stores, Brooks Brothers, Burberrys, Calvin Klein, Cole-Haan, Donna Karan, Ellen Tracy, Esprit, Joan & David, Jones New York, Nautica, Polo/Ralph Lauren, Timberland, Tommy Hilfiger and Villeroy & Boch, reported that the top store in their outlet chain during 1995, as measured by sales per square foot or gross sales, was in one of the Operating Partnership's centers. The Operating Partnership believes that the quality of its centers gives it significant advantages in attracting customers and negotiating multi-lease transactions with its tenants.

    MANAGEMENT EXPERTISE. The Operating Partnership believes it has a competitive advantage in the manufacturers' outlet business as a result of its experience in the business, long-standing relationships with tenants and expertise in the development and operation of manufacturers' outlet centers. The Company's senior officers have been recognized leaders in the outlet industry over the last two decades. The Operating Partnership was the first recipient of the VALUE RETAIL NEWS Award of Excellence. In addition, management developed a number of the earliest and most successful outlet centers in the industry, including Liberty Village (one of the first manufacturers' outlet centers in the U.S.) in 1981, Woodbury Common in 1985, and Desert Hills and Aurora Farms in 1990. Since the IPO, the Company has added significantly to its senior management in the areas of development, leasing and property management without increasing general and administrative expenses as a percentage of total revenues; additionally, the Operating Partnership intends to continue to invest in systems and controls to support the planning, coordination and monitoring of its activities.

OPERATING STRATEGY

    The Operating Partnership's primary business objectives are to increase cash generated from operations and to enhance the value of its properties and operations. The Operating Partnership plans to achieve these objectives through continuing efforts to improve tenant sales and profitability, and thereby enhance the opportunity for higher base and percentage rents, using a variety of means discussed below.

    LEASING. The Operating Partnership pursues an active leasing strategy through strong, long-standing relationships with a broad range of tenants including manufacturers of men's, women's and children's ready-to-wear, lifestyle apparel, footwear, accessories, tableware, housewares, linens and domestic goods. Key tenants are placed in strategic locations to draw customers into each center and to encourage shopping at more than one store. The Operating Partnership continually monitors tenant mix, store size, store location and sales performance, and works with tenants to improve each center through joint promotion, re-sizing and re-location.

    MARKET AND SITE SELECTION. To ensure a sound long-term customer base, the Operating Partnership generally seeks to develop sites near densely-populated, high-income metropolitan areas, or at or near major tourist destinations. While these areas typically impose numerous restrictions on development and require compliance with complex entitlement and regulatory processes, the Operating Partnership intends to continue to emphasize them due to their attractive long-term demographic characteristics.

    The Operating Partnership generally seeks to develop sites that can support 200,000 to 500,000 square feet of GLA and that offer the long-term opportunity to dominate their respective markets through a critical mass of tenants.

    MARKETING. The Operating Partnership pursues an active, property-specific marketing strategy using a variety of media including newspapers, television, radio, billboards, regional magazines, guide books and direct mailings. The centers are marketed to tour groups, conventions and corporations; additionally, each property participates in joint destination marketing efforts with other area attractions and accommodations. Virtually all consumer marketing expenses incurred by the Operating Partnership are reimbursable by tenants.

    PROPERTY DESIGN AND MANAGEMENT. The Operating Partnership believes that effective property design and management are significant factors in the success of its properties and works continually to maintain or enhance each center's physical plant, original architectural theme and high level of on-site services. Each property is designed to be compatible with its environment and is maintained to high standards of aesthetics, ambiance and cleanliness in order to promote longer visits and repeat visits by shoppers. Of the Operating Partnership's 245 full-time and 59 part-time employees, 156 full-time and 59 part-time employees are involved in on-site maintenance, security, administration and marketing; centers are generally managed by an on-site property manager with oversight from a corporate director of property management.

GROWTH STRATEGY

    The Operating Partnership seeks growth through increasing rents in its existing centers; developing new centers and expanding existing centers; and acquiring and redeveloping centers.

    INCREASING RENTS AT EXISTING CENTERS. The Operating Partnership's leasing strategy includes aggressively marketing available space and maintaining a high level of occupancy; providing for inflation-based contractual rent increases or periodic fixed contractual rent increases in substantially all leases; renewing leases at higher base rents per square foot; re-tenanting space occupied by underperforming tenants; and continuing to sign leases that provide for percentage rents.

    DEVELOPING NEW CENTERS AND EXPANDING EXISTING CENTERS. The Operating Partnership believes there will continue to be substantial opportunities to develop manufacturers' outlet centers across the United States. The Operating Partnership intends to undertake such development on a selective basis, and believes that it will have a competitive advantage in doing so as a result of its development expertise, tenant relationships and access to capital. The Operating Partnership expects that the development of new centers and the expansion of existing centers will continue to be a substantial part of its growth strategy. See "Recent Developments." The Operating Partnership believes that its development experience and strong tenant relationships enable it to determine site viability on a timely and cost-effective basis.

    ACQUIRING AND REDEVELOPING CENTERS. The Operating Partnership intends selectively to acquire individual properties and portfolios of properties that meet its strategic investment criteria as suitable opportunities arise. The Operating Partnership believes that its extensive experience in the outlet center business, access to capital markets, familiarity with real estate markets and advanced management systems will allow it to evaluate and execute acquisitions competitively. Furthermore, management believes that the Operating Partnership will be able to enhance the operation of acquired properties as a result of its (i) strong tenant relationships with both national and upscale fashion retailers, and (ii) development, marketing and management expertise as a full-service real estate organization. Additionally, the Operating Partnership may be able to acquire properties on a tax-advantaged basis through the issuance of Operating Partnership units for such properties.

FINANCING

    The Operating Partnership's financing strategy is to maintain a strong and flexible financial position by: (i) maintaining a conservative level of leverage, (ii) extending and sequencing debt maturity dates, (iii) managing its floating rate exposure and (iv) maintaining its liquidity. Management believes these strategies will enable the Operating Partnership to access a broad array of capital sources, including bank or institutional borrowings, secured and unsecured debt and equity offerings.

    Following completion of the Offering and the application of the net proceeds thereof, assuming a price of $29.875 per Operating Partnership unit (based on the market price of $29.875 per share of Common Stock as of October 17, 1996), the Operating Partnership's ratio of debt to total market capitalization (defined as the value of outstanding Operating Partnership units plus total debt) will be approximately 28.1%. It is the Operating Partnership's policy to limit the extent of its borrowings to less than 40% of its total market capitalization.

    The Operating Partnership currently has in place an unsecured bank revolving line of credit with a maximum borrowing amount of $100 million (the "Credit Facility"). As a result of the Offering and the application of the net proceeds thereof, all borrowings outstanding under the Credit Facility will be repaid and all of the Credit Facility will be available for the Operating Partnership's growth and liquidity needs. The Credit Facility, which expires on March 29, 1998, bears interest on the outstanding balance, payable monthly, at a rate of The London Interbank Offered Rate plus 1.75% or the prime rate, at the Operating Partnership's option. A fee on the unused portion of the Credit Facility is payable quarterly at a rate of 0.25% per annum. The Credit Facility's bank group is comprised of five domestic and international banks.

    In January 1996, the Operating Partnership completed a $100 million public debt offering of 7.75% unsecured notes due January 2001, which are guaranteed by the Company.

ENVIRONMENTAL MATTERS

    The Operating Partnership is not aware of any environmental liabilities relating to the Properties that would have a material impact on its financial position and results of operations.

PERSONNEL

    As of June 30, 1996, the Operating Partnership had 245 full-time and 59 part-time employees. None of the employees are subject to any collective bargaining agreements, and the Operating Partnership believes it has good relations with its employees.

                              RECENT DEVELOPMENTS

OPERATING RESULTS

    Since the IPO, the Operating Partnership has improved its operating performance by a number of measures. Total revenues for the year ended December 31, 1995 increased 36.4% to $72.5 million compared to total revenues of $53.1 million for 1994. Total revenues for the six months ended June 30, 1996 increased 22.1% to $40.0 million compared to $32.8 million for the six-month period ended June 30, 1995.

    The Operating Partnership increased its quarterly distribution from $0.52 per unit to $0.575 per unit as of the fourth quarter of 1995, an increase of 10.6%. Such quarterly distribution presently is equivalent to an annual distribution of $2.30 per unit.

    The Operating Partnership has maintained a portfolio occupancy rate of 98% or more since the IPO while expanding portfolio GLA substantially (as discussed below). The Operating Partnership's centers produced weighted average reported tenant sales of approximately $313 per square foot in 1995, compared to $309 and $298 per square foot in 1994 and 1993, respectively. During the first six months of 1996, the Operating Partnership's same-center sales increased 11% compared to the first six months of 1995, excluding sales attributable to increased GLA.

NEW DEVELOPMENTS AND EXPANSIONS

    Between the IPO and June 30, 1996, the Operating Partnership added approximately 1.6 million square feet of GLA to its portfolio as a result of new development and expansions, an increase of 101%. Of the total new GLA, 840,000 square feet were in six newly developed centers and 812,000 square feet were in the expansions of nine existing centers.

    A summary of development and expansion activity since the Company's IPO through June 30, 1996 is contained below:

                                                             GLA        NUMBER
PROPERTY                                OPENING DATE(S)   (SQ. FT.)    OF STORES               CERTAIN TENANTS
-------------------------------------  -----------------  ---------  -------------  -------------------------------------
As of IPO............................                     1,620,000          491
New centers:
  Santa Fe Factory Stores............              12/93    125,000           44    Brooks Brothers, Cole-Haan, Dansk,
                                                                                     Donna Karan, Joan & David
  Petaluma Village...................              11/94    150,000           43    Ann Taylor, Brooks Brothers, Joan &
                                                                                     David, Levi's, Osh Kosh, Reebok
  Napa Factory Stores................              12/94     72,000           14    Esprit, Nautica, Timberland
  Solvang Designer Outlets (1).......              12/94     52,000           15    Bass, Donna Karan, Ellen Tracy,
                                                                                     Nautica
  Camarillo Factory Stores...........               3/95    149,000           48    Barneys, Dansk, Jones New York,
                                                                                     Levi's
  North Georgia......................               5/96    292,000           75    Brooks Brothers, Donna Karan,
                                                                                     Emanuel, Saks Off 5th, GAP
                                                          ---------          ---
    Total newly developed centers....                       840,000          239
Expansions:
  Woodbury Common....................      12/93, 12/94,    108,000           21    Ann Taylor, Polo/Ralph Lauren, Tommy
                                             9/95, 10/95                             Hilfiger, Gucci, Versace
  Desert Hills.......................        12/93, 6/95    203,000           46    Armani, J. Crew, Nautica, Tommy
                                                                                     Hilfiger, Coach
  Aurora Farms.......................       12/93, 5/94,    195,000           35    Ann Taylor, Brooks Brothers, Liz
                                             8/94, 12/95                             Claiborne
  Napa Factory Stores................         3/95, 6/95     99,000           35    Cole-Haan, Dansk, Ellen Tracy, J.
                                                                                     Crew
  Camarillo Factory Stores...........              12/95     77,000           20    Ann Taylor, Barneys, Saks Off 5th
  Columbia Gorge.....................         6/94, 9/94     46,000            9    Bass, Levi's, Mikasa
  Petaluma Village...................  12/95, 3/96, 6/96     46,000           10    Bose, Corning Revere, Saks Off 5th
  Other..............................                        38,000            6    Fila, Polo/Ralph Lauren, Reebok
                                                          ---------          ---
    Total expansions.................                       812,000          182
Center sold: Page Factory Stores.....              12/95    (14,000)          (5)
                                                          ---------          ---
As of June 30, 1996..................                     3,258,000          907
                                                          ---------          ---
                                                          ---------          ---

------------------------------
(1) The Company is the sole general partner and has a 50% interest in the property.

    The most recent newly developed centers are discussed below:

    NORTH GEORGIA PREMIUM OUTLETS, DAWSONVILLE, GEORGIA. North Georgia Premium Outlets opened in May 1996 and is located 45 miles north of Atlanta on Georgia State Highway 400 bordering Lake Lanier, at the gateway to the North Georgia mountains. The populations within a 30-mile, 60-mile and 100-mile radius are approximately 0.7 million, 3.6 million and 5.8 million, respectively. Average household income within a 30-mile radius is approximately $55,000.

    CAMARILLO FACTORY STORES, CAMARILLO, CALIFORNIA. Camarillo Factory Stores opened in March 1995 and is located 48 miles north of Los Angeles and 55 miles south of Santa Barbara on Highway 101. The average daily traffic count at the site is approximately 102,000 cars. The center is positioned to serve the needs of west Los Angeles, San Fernando Valley and Ventura County consumers as well as tourists traveling on Highway 101. The populations within a 30-mile, 60-mile and 100-mile radius are approximately 1.2 million, 8.8 million and 14.1 million, respectively. Average household income within a 100-mile radius is approximately $57,000.

CURRENT AND FUTURE DEVELOPMENT AND EXPANSION

    In August 1996, the Operating Partnership opened a new center in Clinton, Connecticut (in the Interstate 95/New York-New England corridor). The center contains 67 stores with a high concentration of the Operating Partnership's upscale and fashion-oriented tenants, including Anne Klein,

Barneys New York, Brooks Brothers, Calvin Klein, Coach Leather, Cole-Haan, Donna Karan, Jones New York, Nautica, Polo/Ralph Lauren, Off 5th-Saks Fifth Avenue and Tommy Hilfiger. The center also has many national brand-name manufacturers.

    The Operating Partnership expects during 1996 to complete three expansions totalling approximately 110,000 square feet of GLA. Additionally, the Operating Partnership is in the process of developing other expansions and new centers for completion in 1997 and beyond. The projects include a 300,000 square foot expansion at Woodbury Common, and a new project in Wrentham, Massachusetts (located near the junction of Interstates 95 and 495 between Boston and Providence) with an expected initial phase of 200,000 square feet of GLA. These projects are in various stages of development and there can be no assurance that any of these projects will be completed or opened, or that there will not be delays in the opening or completion of any of these projects. See "The Operating Partnership -- Growth Strategy -- Developing New Centers and Expanding Existing Centers" above and "Risk Factors -- General Real Estate Investment Risks -- Risks of Development Activities" in the accompanying Prospectus.

    The Operating Partnership is a minority shareholder in Value Retail PLC, which in the second quarter of 1995 completed a 107,000 square foot outlet center in Oxfordshire, England, 60 miles northwest of London. Although the Operating Partnership's current equity investment in Value Retail PLC is less than $500,000, the Operating Partnership may increase its investment therein in order to participate in the development of fashion-oriented manufacturers' outlet centers in Europe.

                                USE OF PROCEEDS

    The net proceeds to the Operating Partnership from the sale of the Notes offered hereby are estimated to be approximately $99.4 million. The Operating Partnership intends to use the proceeds of the Offering to repay existing indebtedness presently outstanding under the Credit Facility, which indebtedness was incurred principally to fund the cost of the Operating Partnership's development and expansion activity. See "Recent Developments." As of October 17, 1996, amounts drawn under the Credit Facility aggregated $78 million. The average interest rate on such indebtedness was 7.3% as of October 17, 1996 (the indebtedness is scheduled to mature on March 29, 1998). The remaining proceeds will be used for general corporate purposes.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Operating Partnership as of June 30, 1996, and as adjusted to give effect to the Offering and the anticipated use of the proceeds from the Offering as described under "Use of Proceeds."

                                                                                          HISTORICAL   AS ADJUSTED
                                                                                          -----------  -----------
                                                                                               (IN THOUSANDS)
Credit Facility.........................................................................  $    49,000   $  --
7 3/4% Notes due 2001...................................................................       99,627      99,627
Remarketed Floating Rate Reset Notes due 2001...........................................      --          100,000
                                                                                          -----------  -----------
    Total debt..........................................................................      148,627     199,627
                                                                                          -----------  -----------
Partners' Capital
  General partner units outstanding, 11,781,000 at June 30, 1996 and as adjusted........      177,867     177,867
  Limited partner units outstanding, 5,347,000 at June 30, 1996 and as adjusted.........       80,407      80,407
                                                                                          -----------  -----------
Total partners' capital.................................................................      258,274     258,274
                                                                                          -----------  -----------
    Total capitalization................................................................  $   406,901   $ 457,901
                                                                                          -----------  -----------
                                                                                          -----------  -----------

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following table sets forth selected financial and other operating data of the Operating Partnership and Chelsea GCA Properties (the "Predecessor Business") on an historical basis. The information should be read in conjunction with all of the financial statements and notes thereto included in the accompanying Prospectus and Management's Discussion and Analysis of Financial Condition and Results of Operation of the Company included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and Quarterly Report on Form 10-Q for the quarter ended June 30, 1996.

    The historical data as of and for the years ended December 31, 1995 and 1994 and for the period November 2, 1993 (commencement of operations) to December 31, 1993, has been derived from the historical consolidated financial statements of the Operating Partnership audited by Ernst & Young LLP, independent auditors. The historical data as of December 31, 1992 and for the period January 1, 1992 to November 1, 1993 has been derived from the historical combined financial statements of the Predecessor Business also audited by Ernst & Young LLP, independent auditors.

    The financial data as of and for the six months ended June 30, 1996 and 1995 has been derived from the unaudited condensed consolidated financial statements. In management's opinion, the financial data for the six months ended June 30, 1996 and 1995 includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial position and results of operations for the periods presented.

    Historical operating results, including net income, may not be comparable to future operating results. In addition, the Operating Partnership believes that the book value of the Properties, which reflects historical costs of such real estate assets less accumulated depreciation, is not indicative of the fair value of the Properties.

        CHELSEA GCA REALTY PARTNERSHIP, L.P. AND PREDECESSOR BUSINESS(1)
             (IN THOUSANDS EXCEPT PER UNIT, RATIO AND CENTER DATA)

                                    CHELSEA GCA REALTY PARTNERSHIP, L.P.              CHELSEA GCA PROPERTIES(2)
                                               (CONSOLIDATED)                                 (COMBINED)
                         -----------------------------------------------------------  --------------------------
                                                                           PERIOD        PERIOD
                           SIX MONTHS ENDED          YEAR ENDED         NOVEMBER 2,    JANUARY 1,
                               JUNE 30,             DECEMBER 31,          1993 TO       1993 TO      YEAR ENDED
                         --------------------  -----------------------  DECEMBER 31,  NOVEMBER 1,   DECEMBER 31,
                           1996       1995       1995         1994          1993          1993          1992
                         ---------  ---------  ---------  ------------  ------------  ------------  ------------
                             (UNAUDITED)
OPERATING DATA:
Revenues:
  Base rent............  $  26,423  $  21,763  $  45,986   $   34,415    $    4,913    $   20,551    $   21,370
  Percentage rent......      1,679      1,097      5,375        3,595         1,488           847         2,049
  Expense
   reimbursements......     10,854      9,220     19,704       13,584         2,138         8,047         8,471
  Other income.........      1,028        670      1,450        1,551           369           399           873
                         ---------  ---------  ---------  ------------  ------------  ------------  ------------
Total revenues.........     39,984     32,750     72,515       53,145         8,908        29,844        32,763
Expenses:
  Interest.............      3,426        803      3,129          982           163         9,947        11,201
  Operating and
   maintenance.........     11,596      9,698     20,984       14,337         2,176         8,917         9,422
  Depreciation and
   amortization........      7,168      5,550     12,823        8,982         1,358         6,255         6,040
  General and
   administrative......      1,441      1,361      2,967        2,561           718         1,860         2,120
  Other................      1,103        850      1,911        1,317           203         1,393         1,140
                         ---------  ---------  ---------  ------------  ------------  ------------  ------------
Total expenses.........     24,734     18,262     41,814       28,179         4,618        28,372        29,923
Minority interest......       (139)      (146)      (285)         (49)           --        (1,128)       (1,640)
Net income (loss)......  $  14,209  $  14,342  $  29,365   $   24,917    $   (5,120)   $      344    $    1,200
Net income (loss) per
 unit..................  $    0.83  $    0.86  $    1.75   $     1.50    $    (0.31)          N/A           N/A
Distributions
 declared..............  $  19,684  $  17,363  $  35,885  $    31,618   $     4,992           N/A           N/A
Distributions declared
 per unit..............  $    1.15  $    1.04  $   2.135  $      1.90   $      0.30           N/A           N/A
BALANCE SHEET DATA:
Undepreciated real
 estate assets.........  $ 463,539  $ 380,907  $ 415,983  $   332,834   $   243,218   $   192,565   $   158,473
Cash and equivalents...      6,949      5,745      3,987        9,109        57,889         7,236         3,683
                         ---------  ---------  ---------  ------------  ------------  ------------  ------------
  Adjusted total
   assets..............    470,488    386,652    419,970      341,943       301,107       199,801       162,156
Total assets...........  $ 459,990  $ 371,706  $ 408,053  $   330,775   $   288,732   $   188,895   $   152,926
Mortgage notes
 payable...............  $      --  $      --  $      --  $        --   $        --   $   146,199   $   128,292
Unsecured bank line of
 credit................     49,000         --         --           --            --            --            --
Secured bank line of
 credit................         --     71,000     96,000       28,000            --            --            --
Notes payable..........     99,627         --         --           --            --            --            --
Obligation under
 capital lease.........      9,865      9,837      9,845        9,830         9,811         9,804         9,769
                         ---------  ---------  ---------  ------------  ------------  ------------  ------------
  Debt (including
   capital lease)......    158,492     80,837    105,845       37,830         9,811       156,003       138,061
Partners' capital......    258,274    255,323    261,035      257,535       264,236        15,883         1,945
Total liabilities and
 partners' capital.....  $ 459,990  $ 371,706  $ 408,053  $   330,775   $   288,732   $   188,895   $   152,926

                                    CHELSEA GCA REALTY PARTNERSHIP, L.P.              CHELSEA GCA PROPERTIES(2)
                                               (CONSOLIDATED)                                 (COMBINED)
                         -----------------------------------------------------------  --------------------------
                                                                           PERIOD        PERIOD
                           SIX MONTHS ENDED          YEAR ENDED         NOVEMBER 2,    JANUARY 1,
                               JUNE 30,             DECEMBER 31,          1993 TO       1993 TO      YEAR ENDED
                         --------------------  -----------------------  DECEMBER 31,  NOVEMBER 1,   DECEMBER 31,
                           1996       1995       1995         1994          1993          1993          1992
                         ---------  ---------  ---------  ------------  ------------  ------------  ------------
                             (UNAUDITED)
RATIOS:
Earnings to fixed
 charges (3)...........       2.9x       3.6x       3.6x        10.4x         16.7x          1.1x          1.2x
EBITDA to Annual
 Service Charge
 (4)(8)................       4.6x       7.1x       6.8x        25.7x           N/A           N/A           N/A
Debt to Adjusted Total
 Assets (5)(6).........       33.7%      20.9%      25.2%        11.1%          N/A           N/A           N/A
Secured Debt to
 Adjusted Total Assets
 (6)(7)................          0%      18.4%      22.9%         8.2%          N/A           N/A           N/A
Consolidated Income
 Available for Debt
 Service to Annual
 Service Charge (8)....       4.6x       7.1x       6.8x        25.7x           N/A           N/A           N/A
WEIGHTED OWNERSHIP
 INTEREST:
General partner........     11,540     11,063     11,188       10,971        10,937           N/A           N/A
Limited partners.......      5,508      5,590      5,601        5,669         5,703           N/A           N/A
                         ---------  ---------  ---------  ------------  ------------  ------------  ------------
Weighted average units
 outstanding...........     17,048     16,653     16,789       16,640        16,640           N/A           N/A
OTHER DATA:
EBITDA (4).............  $  25,844  $  20,841     46,653   $   34,930    $    5,811    $   17,674    $   20,081
Funds from operations
 (9)...................  $  21,520  $  19,554     41,870   $   33,631    $    5,648    $    7,727    $    8,880
Cash flows from:
  Operating
   activities..........  $  23,690  $  16,593  $  36,330   $   33,345    $    5,057    $   10,397    $    9,487
  Investing
   activities..........  $ (51,651) $ (46,341) $ (81,926)  $  (80,418)   $  (63,918)   $  (29,536)   $  (14,118)
  Financing
   activities..........  $  30,923  $  26,384  $  40,474   $   (1,707)   $  116,570    $   22,692    $    6,341
GLA at end of period...      3,258      2,799      2,934        2,342         1,879         1,620         1,444
Weighted average GLA...      3,023      2,522      2,680        2,001         1,743         1,550         1,401
Centers at end of
 period................         17         17         16           16            13            12            12
New center(s) opened...          1          1          1            3             1            --             2
Centers expanded.......          2          5          7            2             3            --             1
Centers sold...........         --         --          1           --            --            --            --
Occupancy at end of
 period................         98%        99%        98%          99%           99%           99%           98%
Operating expense
 recovery ratio (10)...         94%        95%        94%          95%          N/A           N/A           N/A

------------------------------

 (1) The selected financial data includes the combined financial statements of Chelsea GCA Properties for the period prior to November 2, 1993 and the consolidated financial results of the Operating Partnership for the periods after November 1, 1993.

 (2) Prior to the formation of the Operating Partnership, Chelsea GCA Properties maintained a different capital structure than at present, and therefore ratios for this period (other than earnings to fixed charges) would not be meaningful.

 (3) For purposes of this calculation, earnings consists of income (loss) before minority interest and fixed charges before interest capitalized and amortization of loan costs capitalized. Fixed charges consists of total interest costs (expensed and capitalized), the portion of rent expense representative of interest and total amortization of deferred financing costs (expensed and capitalized).

 (4) For purposes of this calculation, EBITDA is defined as earnings before interest, taxes, depreciation and amortization.

 (5) As specified in the Indenture, Debt consists of indebtedness in respect of borrowed money, secured indebtedness, reimbursement obligations in connection with letters of credit and capitalized leases.

 (6) As specified in the Indenture, Adjusted Total Assets consists of the Undepreciated Real Estate Assets and all other assets (excluding intangibles and accounts receivable) of the Operating Partnership and its subsidiaries on a consolidated basis. Undepreciated Real Estate Assets means the cost (including capital improvements) of real estate assets of the Operating Partnership and its subsidiaries, before depreciation and amortization, determined on a consolidated basis.

 (7) As specified in the Indenture, Secured Debt consists of debt secured by any mortgage, lien, charge, pledge, encumbrance or security interest of any kind upon any property of the Operating Partnership or any of its subsidiaries.

 (8) As specified in the Indenture, Consolidated Income Available for Debt Service consists of consolidated income of the Operating Partnership and its consolidated subsidiaries plus amounts deducted for interest, provisions for income taxes, amortization of debt discount, provisions for gains and losses on properties, depreciation and amortization, non-cash charges and amortization of deferred charges. As specified in the Indenture, Annual Service Charge as of any date means the amount which is expensed and capitalized in such period for interest on debt.

 (9) Management believes that, to facilitate a clear understanding of the operating results of the Operating Partnership, funds from operations ("FFO") should be considered in conjunction with net income as presented in the selected financial data above. Management generally considers FFO an appropriate measure of performance of an equity real estate investment trust. FFO, as defined by the National Association of Real Estate Investment Trusts ("NAREIT"), is net income (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis. FFO does not represent net income or cash flow from operations as defined by generally accepted accounting principles and should not be considered an alternative to net income as an indicator of operating performance or to cash from operations, and is not necessarily indicative of cash flow available to fund cash needs. In March 1995, NAREIT issued a clarification of its definition of FFO. The Operating Partnership adopted the new method in the first quarter of 1996. The FFO information presented in this table gives effect to the new clarification from 1994 on. The impact on years prior to 1994 is not considered material. See "-- Funds From Operations."

(10) The operating expense recovery ratio is computed by dividing expense reimbursements by operating and maintenance expenses.

FUNDS FROM OPERATIONS

    The following table presents the Operating Partnership's FFO calculation for illustrative purposes:

                                                                                      SIX MONTHS         YEAR
                                                                                    ENDED JUNE 30,        END
                                                                                 --------------------  ---------
                                                                                   1996       1995       1995
                                                                                 ---------  ---------  ---------
                                                                                 (IN THOUSANDS, EXCEPT PER UNIT
                                                                                            AMOUNTS)
Net income before extraordinary item(1)........................................  $  15,111  $  14,342  $  29,365
Add back depreciation and amortization (1).....................................      7,065      5,487     12,645
Less amortization of deferred financing costs and depreciation of non-real
 estate assets.................................................................       (656)      (275)    (1,191)
Loss on sale of property.......................................................     --         --          1,051
                                                                                 ---------  ---------  ---------
Funds from operations..........................................................  $  21,520  $  19,554  $  41,870
                                                                                 ---------  ---------  ---------
                                                                                 ---------  ---------  ---------
Weighted average units outstanding.............................................     17,048     16,653     16,789
Distributions declared per unit................................................  $    1.15  $    1.04  $   2.135

------------------------------
(1) Excludes minority interest in net income and depreciation attributed to the limited partner's interest in Solvang Designer Outlets during the six months ended June 30, 1996 and 1995 and the year ended 1995.

                            BUSINESS AND PROPERTIES

    The Properties are upscale, fashion-oriented manufacturers' outlet centers located near large metropolitan areas including New York, Los Angeles, San Francisco, Atlanta, Sacramento, Portland (Oregon), Kansas City and Cleveland, or at or near tourist destinations including the Napa Valley, Palm Springs and the Monterey Peninsula. The Properties were 98% leased as of June 30, 1996 and contained over 900 stores with over 300 different tenants. During 1995, the Properties generated weighted average tenant sales of $313 per square foot. During 1995 and the first six months of 1996, the Operating Partnership's same-center sales increased 11% compared to 1994 and the first six months of 1995, respectively (excluding sales attributable to increased GLA).

    As of June 30, 1996, the Operating Partnership had 17 operating outlet centers. Of the 17 operating centers, 14 are owned 100% in fee; one, Solvang Designer Outlets, is 50%-owned through a limited partnership; and two, American Tin Cannery Factory Outlets and Lawrence Riverfront Factory Outlets, are held under long-term leases. The Operating Partnership manages all of its Properties.

    Two of the Operating Partnership's outlet centers provided 38% of the Operating Partnership's total revenue for the year 1995 and the six months ended June 30, 1996. These included Woodbury Common (25% and 23%) and Desert Hills (13% and 15%), which, according to VALUE RETAIL NEWS, based on a recent survey of outlet tenants, are two of the top ten outlet centers in the United States in terms of sales productivity. The Operating Partnership does not consider any of the lessees at its centers to be anchor tenants and no individual tenant accounts for more than 9% of the Operating Partnership's gross revenues or total GLA. Only one tenant, combining all of its store concepts, occupies in excess of 3% of the Operating Partnership's total GLA. In view of this and the Operating Partnership's historical ability to re-lease available space, the Operating Partnership believes the loss of any individual tenant would not have a significant effect on future operations.

    Set forth in the table below is certain information regarding the Properties as of June 30, 1996:

                                                  YEAR        GLA      NO. OF
PROPERTY/LOCATION                                OPENED    (SQ. FT.)   STORES              CERTAIN TENANTS
----------------------------------------------  ---------  ---------  ---------  ------------------------------------
Woodbury Common (1) ..........................    1985       572,000     151     Brooks Brothers, Calvin Klein, Donna
 Central Valley, NY (New York City metro area)                                   Karan, Polo/Ralph Lauren, Van Heusen
Desert Hills (2) .............................    1990       432,000     106     Bose, Coach, Donna Karan, Eddie
 Cabazon, CA (Palm Springs -- Los Angeles                                        Bauer, Nautica, Tommy Hilfiger
 area)
Aurora Farms (3) .............................    1987       294,000     66      Ann Taylor, Brooks Brothers,
 Aurora, OH (Cleveland metro area)                                               Carters, Jones New York, Liz
                                                                                 Claiborne, Reebok
North Georgia Premium Outlets (4) ............    1996       292,000     75      Brooks Brothers, Donna Karan,
 Dawsonville, GA (Atlanta metro area)                                            Emanuel, Saks Off 5th, GAP
Camarillo Factory Stores (5) .................    1995       226,000     68      Barneys, Dansk, Jones New York,
 Camarillo, CA (Los Angeles metro area)                                          Levi's, Nine West, Saks Off 5th
Petaluma Village (6) .........................    1994       196,000     53      Ann Taylor, Brooks Brothers, Joan &
 Petaluma, CA (San Francisco metro area)                                         David, Levi's, Osh Kosh, Saks Off
                                                                                 5th
Folsom Factory Outlets .......................    1990       189,000     57      Bass, Jones New York, Levi's, Nike,
 Folsom, CA (Sacramento metro area)                                              Nine West, Starter
Napa Factory Stores (7) ......................    1994       171,000     49      Cole-Haan, Dansk, Ellen Tracy,
 Napa, CA (Napa Valley)                                                          Esprit, J. Crew, Nautica, Timberland
Columbia Gorge (8) ...........................    1991       148,000     42      Carters, Harry & David, Levi's,
 Troutdale, OR (Portland metro area)                                             Maidenform, Mikasa, Norm Thompson
Lawrence Riverfront (9) ......................    1990       148,000     44      Bass, J. Crew, Jones New York,
 Lawrence, KS (Kansas City metro area)                                           Mikasa
Liberty Village ..............................    1981       142,000     57      Calvin Klein, Donna Karan, Ellen
 Flemington, NJ (New York -- Phila. metro                                        Tracy, Tommy Hilfiger, Waterford
 area)

                                                  YEAR        GLA      NO. OF
PROPERTY/LOCATION                                OPENED    (SQ. FT.)   STORES              CERTAIN TENANTS
----------------------------------------------  ---------  ---------  ---------  ------------------------------------
American Tin Cannery (10) ....................    1987       137,000     49      Anne Klein, Danskin, Joan & David,
 Pacific Grove, CA (Monterey Peninsula)                                          Joseph Abboud, Reebok, Rockport
Santa Fe Factory Stores ......................    1993       125,000     44      Brooks Brothers, Cole-Haan, Dansk,
 Santa Fe, NM                                                                    Donna Karan, Joan & David, Mondi
Patriot Plaza (11) ...........................    1986        76,000     11      Lenox, Polo/Ralph Lauren, Westpoint
 Williamsburg, VA (Norfolk -- Richmond area)                                     Stevens
Solvang Designer Outlets .....................    1994        52,000     15      Bass, Donna Karan, Ellen Tracy,
 Solvang, CA (Southern California area)                                          Nautica
Mammoth Factory Stores .......................    1990        35,000     11      Bass, Polo/Ralph Lauren
 Mammoth Lakes, CA (Yosemite National Park)
St. Helena Factory Stores ....................    1992        23,000      9      Coach, Donna Karan, Joan & David
 St. Helena, CA (Napa Valley)
                                                           ---------  ---------
    Total.....................................             3,258,000     907
                                                           ---------  ---------
                                                           ---------  ---------

------------------------

 (1) 85,000, 3,000, 7,000, and 14,000 square foot expansions opened in December 1993, 1994 and the third and fourth quarters of 1995, respectively.

 (2) 191,000 and 12,000 square foot expansions opened in June 1995 and December 1993, respectively.

 (3) 27,000, 130,000 and 38,000 square foot expansions opened during the fourth quarter of 1995 and the second and third quarters of 1994, and the fourth quarter of 1993, respectively.

 (4) Phase I comprising 292,000 square feet opened in May 1996.

 (5) Phase I comprising 149,000 square feet opened in the first and second quarters of 1995 and a 77,000 square foot expansion opened in the fourth quarter of 1995.

 (6) Phase I comprising 150,000 square feet opened in November 1994 and a 46,000 square foot expansion opened in the fourth quarter of 1995 and the second quarter of 1996.

 (7) Phase I, comprising 72,000 square feet, opened in December 1994; a 40,000 square foot expansion opened in March 1995; a 42,000 square foot expansion opened in June 1995; and a 19,000 square foot expansion opened in September 1995.

 (8) 46,000 square feet of expansions opened during the second and third quarters of 1994.

 (9) The property is held under a long-term operating land lease expiring in 2007 (subject to renewal at the Operating Partnership's option until 2087) which provides for an annual rental increase based on increases in the Consumer Price Index. Management believes that the terms of this lease will not materially limit the growth in cash flow to be received by the Operating Partnership from this property.

(10) 10,000 square foot expansion opened in January 1994. The property is held under a long-term lease expiring in 2012 (subject to renewal at the Operating Partnership's option through 2022). The lease provides for annual contingent payments to the landlord based on 20% of gross rents (as defined) through 2004, escalating to 50% through its expiration in 2012. The Operating Partnership has not paid contingent rent since inception of the lease and does not expect to make a payment for 1996. Management believes that the terms of this lease will not materially limit the growth in cash flow to be received by the Operating Partnership from this property.

(11) A 13,000 square foot addition opened during February 1995 and a 22,000 square foot adjacent center was acquired in May 1995.

    The following sets forth certain information relating to each of the
Properties:

    WOODBURY COMMON, CENTRAL VALLEY, NEW YORK. Woodbury Common Factory Outlets opened in November 1985 and is located approximately 50 miles north of New York City at the Harriman exit of the New York State Thruway (Interstate 87). It currently has one of the largest single-center concentrations of upscale/designer outlet stores in the U.S. Management believes that this center is the most successful outlet center in the New York-New Jersey metropolitan area.

    DESERT HILLS, CABAZON, CALIFORNIA. Desert Hills Factory Stores opened in August 1990 and is located on Interstate 10, 16 miles west of Palm Springs and 75 miles east of Los Angeles. The center serves the population of southern California as well as tourists. Management believes that this center is the most successful outlet center in southern California.

    AURORA FARMS, AURORA, OHIO. Founded over sixty years ago, Aurora Farms Factory Outlets opened as a manufacturers' outlet center in 1987 and is located approximately 30 miles southeast of Cleveland.

    NORTH GEORGIA PREMIUM OUTLETS, DAWSONVILLE, GEORGIA. North Georgia Premium Outlets opened in May 1996 and is located 45 miles north of Atlanta on Georgia State Highway 400 bordering Lake Lanier, at the gateway to the North Georgia mountains.

    CAMARILLO FACTORY STORES, CAMARILLO, CALIFORNIA. Camarillo Factory Stores opened in March 1995 and is located 48 miles north of Los Angeles and 55 miles south of Santa Barbara on Highway 101.

    PETALUMA VILLAGE, PETALUMA, CALIFORNIA. Petaluma Village Factory Outlets opened in November 1994 and is located one hour north of San Francisco, 40 miles north of the Golden Gate Bridge, in Sonoma County on Highway 101. The center reflects the area's heritage through its theme as an agrarian village and serves as a shopping destination for regional residents from the San Francisco metropolitan area and tourists visiting the Sonoma Valley.

    FOLSOM FACTORY OUTLETS (FORMERLY KNOWN AS NATOMA STATION FACTORY OUTLETS), FOLSOM, CALIFORNIA. Folsom Factory Outlets opened in March 1990 and is located approximately 20 miles east of Sacramento.

    NAPA FACTORY STORES, NAPA, CALIFORNIA. Napa Factory Stores opened in December 1994 and is located on Highway 29, the main corridor of the Napa Valley wine region in Northern California, 20 miles south of St. Helena Factory Stores, a smaller Operating Partnership-owned center with which it performs joint marketing efforts.

    COLUMBIA GORGE, TROUTDALE, OREGON. Columbia Gorge Factory Stores opened in April 1991 and is located on Interstate 84, 20 miles east of Portland, along the Columbia River Gorge.

    LAWRENCE RIVERFRONT, LAWRENCE, KANSAS. Lawrence Riverfront Factory Outlets opened in April 1990 and is located approximately 40 miles west of Kansas City and 30 miles east of Topeka. Lawrence is home to the University of Kansas.

    LIBERTY VILLAGE, FLEMINGTON, NEW JERSEY. Liberty Village Factory Outlets opened in May 1981 and is located approximately 60 miles southwest of New York City and 40 miles north of Philadelphia. Designed in an authentic colonial style, Liberty Village was the industry's first architecturally themed outlet village.

    AMERICAN TIN CANNERY, PACIFIC GROVE, CALIFORNIA. The Operating Partnership introduced the manufacturers' outlet center concept to California in 1987 with the opening of American Tin Cannery Factory Outlets on the Monterey Peninsula. The center is a renovation of an existing structure along Cannery Row and is located near the Monterey Bay Aquarium, minutes away from Carmel. It is approximately 110 miles south of San Francisco.

    SANTA FE FACTORY STORES, SANTA FE, NEW MEXICO. Santa Fe Factory Stores opened in December 1993 and is located on Interstate 25 at the intersection of Route 68, the main road into historic Santa Fe.

    PATRIOT PLAZA, WILLIAMSBURG, VIRGINIA. Patriot Plaza Factory Stores opened in December 1986 and is located near historic Colonial Williamsburg, 50 miles east of Richmond and 50 miles west of the Virginia Beach/Norfolk metro market. Over 2 million tourists visit Williamsburg, the restored former colonial capital, each year.

    SOLVANG DESIGNER OUTLETS, SOLVANG, CALIFORNIA. Solvang Designer Outlets opened in December 1994 and is located off Highway 101, two and one-half hours north of Los Angeles and forty-two miles northeast of Santa Barbara.

    MAMMOTH FACTORY STORES, MAMMOTH LAKES, CALIFORNIA. Mammoth Factory Stores opened in 1990 and is located 20 miles from the eastern entrance to Yosemite National Park and five miles from the most popular skiing area in California.

    ST. HELENA FACTORY STORES (FORMERLY KNOWN AS VILLAGE OUTLETS OF NAPA VALLEY), ST. HELENA, CALIFORNIA. St. Helena Factory Stores opened in November 1992 and is located in the Napa Valley wine region in Northern California on Route 29, the main thoroughfare in the area.

    The Operating Partnership rents approximately 23,000 square feet of office space in its headquarters facility in Roseland, New Jersey and approximately 5,000 square feet of office space for its west coast office in Newport Beach, California.

LEASE EXPIRATIONS

    The following table sets forth, as of June 30, 1996, scheduled lease expirations, assuming none of the tenants exercise renewal options:

                                                                    AVG. BASE
                                                                    RENT PER                     % OF TOTAL
                                          NUMBER                     SQ. FT.      TOTAL BASE         GLA
                                            OF          APPROX.       UNDER       RENT UNDER     REPRESENTED
                                          LEASES          GLA       EXPIRING       EXPIRING      BY EXPIRING
YEAR                                     EXPIRING      (SQ. FT.)    LEASES(1)     LEASES(1)        LEASES
-------------------------------------  -------------  -----------  -----------  --------------  -------------
1996.................................           40        119,000   $   13.47   $    1,603,000         3.7%
1997.................................           93        302,000       16.11        4,864,000         9.5
1998.................................          112        368,000       17.73        6,526,000        11.6
1999.................................          107        376,000       17.04        6,406,000        11.8
2000.................................          159        507,000       17.80        9,025,000        16.0
2001.................................          122        414,000       17.74        7,343,000        13.1
2002.................................           75        241,000       19.69        4,746,000         7.6
2003.................................           64        316,000       17.84        5,639,000        10.0
2004.................................           26        148,000       15.70        2,323,000         4.7
2005.................................           46        169,000       19.18        3,241,000         5.3
2006.................................           28        112,000       22.18        2,484,000         3.5
Thereafter...........................            8        101,000        9.43          952,000         3.2
                                               ---    -----------  -----------  --------------       -----
    Total............................          880      3,173,000   $   17.38   $   55,152,000       100.0%
                                               ---    -----------  -----------  --------------       -----
                                               ---    -----------  -----------  --------------       -----

------------------------------

(1) Base rent is defined as the minimum payments due as of June 30, 1996 excluding periodic fixed contractual increases.

RENTAL AND OCCUPANCY RATES

    The following table sets forth the average base rental rate increases per square foot upon re-leasing stores that were turned over or renewed during each of the last five calendar years and the first six months of 1996:

                                            STORES RE-LEASED TO NEW TENANTS            RENEWALS OF EXISTING LEASES
                                        ---------------------------------------  ---------------------------------------
                                                           AVERAGE ANNUALIZED                       AVERAGE ANNUALIZED
                                                           BASE RENTS ($ PER                        BASE RENTS ($ PER
                                           NUMBER OF          SQUARE FOOT)          NUMBER OF          SQUARE FOOT)
                                            STORES       ----------------------      STORES       ----------------------
YEAR                                      TURNED OVER     EXPIRING       NEW         RENEWED       EXPIRING       NEW
--------------------------------------  ---------------  -----------  ---------  ---------------  -----------  ---------
1996 (through June 30)................            13      $   16.58   $   24.63            28      $   15.92   $   17.04
1995..................................            57          18.07       20.09            70          16.23       17.03
1994..................................            35          15.90       17.10            46          15.39       16.33
1993..................................            60          15.52       18.33            60          15.21       16.10
1992..................................            30          15.82       18.97            39          16.00       16.80
1991..................................            10          14.94       18.04            28          14.10       15.85

    The following table shows certain information on rents and occupancy rates for the Operating Partnership over the last five years:

                                                           AVERAGE                    NUMBER OF       AGGREGATE
                                                          BASE RENT                   OPERATING      PERCENTAGE
YEAR                                       OCCUPANCY     PER SQ. FT.      GLA        PROPERTIES         RENTS
--------------------------------------  ---------------  -----------  -----------  ---------------  -------------
1995..................................           98%      $   17.55     2,934,000            16     $   4,327,000
1994..................................           99           17.20     2,342,000            16         3,595,000
1993..................................           99           16.09     1,879,000            13         2,335,000
1992..................................           98           15.25     1,444,000            12         2,049,000
1991..................................           98           14.35     1,327,000            10         2,057,000

OCCUPANCY COSTS

    The Operating Partnership believes that its average occupancy cost (which includes base rent, common area maintenance, real estate taxes, insurance and promotions) to average sales per square foot ratio is low relative to other forms of retail distribution. The following table sets forth, for each of the last five years, occupancy costs per square foot as a percentage of reported tenant sales per square foot.

YEAR                                                                             OCCUPANCY COSTS
-----------------------------------------------------------------------------  -------------------
1995.........................................................................            8.5%
1994.........................................................................            8.4
1993.........................................................................            8.1
1992.........................................................................            8.3
1991.........................................................................            8.1

SALES

    Management believes that increasing tenant sales is an important element in its ability to maintain occupancy levels and to obtain higher average base rents. The Operating Partnership's same-center sales increased 11% during 1995 compared to 1994. During the first six months of 1996, same-center sales increased 11% compared to the same period in the previous year. Same-center sales includes weighted average sales per square foot reported in space open for the full duration of both comparison periods.

    The following table compares weighted average sales per square foot, during each of the last five years, for tenants that report sales:

                                                             REPORTED TENANT  WEIGHTED AVERAGE
YEAR                                                          SALES (000'S)   SALES PER SQ. FT.
-----------------------------------------------------------  ---------------  -----------------
1995.......................................................    $   748,256        $     313
1994.......................................................        534,427              309
1993.......................................................        391,388              298
1992.......................................................        301,058              274
1991.......................................................        269,599              268

TENANTS

    The Operating Partnership has a diversified mix of tenants, with no single tenant accounting for more than 9% of the Operating Partnership's revenue or total GLA. Only one tenant, combining all of its store concepts, occupies more than 3% of the Operating Partnership's GLA. In addition, only four individual store concepts each account for more than 2% of the Operating Partnership's revenue or total GLA.

    The following table sets forth certain information with respect to the Operating Partnership's ten largest tenants and their store concepts as of June 30, 1996.

                                                              NUMBER OF       GLA      % OF TOTAL
TENANT                                                         STORES      (SQ. FT.)       GLA
----------------------------------------------------------  -------------  ---------  -------------
PHILLIPS-VAN HEUSEN CORPORATION:
  Bass Company Store......................................           10       77,004          2.4%
  Van Heusen..............................................           15       69,294          2.1
  Geoffrey Beene Co. Store................................            7       33,897          1.0
  Izod....................................................           11       22,447          0.7
  Geoffrey Beene Mens'....................................            7       21,408          0.7
  Gant....................................................            6       18,474          0.6
  Bass Apparel............................................            4       17,255          0.5
  Bass Shoes..............................................            2        8,255          0.2
  Geoffrey Beene Ladies'..................................            1        2,804          0.1
                                                                    ---    ---------          ---
    Tenant total..........................................           63      270,838          8.3%
SARA LEE CORPORATION:
  L'Eggs, Hanes Bali......................................           11       49,987          1.5%
  Champion Hanes..........................................            5       14,373          0.5
  Coach Leather...........................................            4       10,639          0.3
  Socks Galore............................................            5        6,215          0.2
  Mark Cross..............................................            2        4,078          0.1
                                                                    ---    ---------          ---
    Tenant total..........................................           27       85,292          2.6%

                                                              NUMBER OF       GLA      % OF TOTAL
TENANT                                                         STORES      (SQ. FT.)       GLA
----------------------------------------------------------  -------------  ---------  -------------
MELRU CORPORATION:
  Jones New York..........................................            7       21,655          0.7%
  Jones NY Country........................................            8       21,062          0.6
  Jones NY Factory Finale.................................            3        8,825          0.3
  Jones NY Sport..........................................            3        8,174          0.3
  Jones NY Executive Suite................................            4        6,224          0.2
  Jones NY/Woman..........................................            1        5,499          0.1
  Evan Picone.............................................            2        4,517          0.1
  Jones NY Dress/Saville..................................            1        2,754          0.1
  Jones Suit Store........................................            1        2,072          0.1
  Bristol Cafe............................................            1          364           --
                                                                    ---    ---------           ---
    Tenant total..........................................           31       81,146           2.5 %
AMERICAN COMMERCIAL, INCORPORATED:
  Mikasa Factory Store....................................            8       69,686           2.2 %
  Studio Nova.............................................            1        7,699           0.2
                                                                    ---    ---------           ---
    Tenant total..........................................            9       77,385           2.4 %
WESTPOINT STEVENS.........................................            4       76,083           2.3 %
DRESS BARN, INC.:
  Westport Woman..........................................            6       27,621           0.8 %
  Westport Ltd............................................            6       25,417           0.8
  Dress Barn Outlet.......................................            4       19,355           0.6
                                                                    ---    ---------           ---
    Tenant total..........................................           16       72,393           2.2 %
OSH KOSH B'GOSH, INC.:
  Osh Kosh B'Gosh.........................................            7       42,023           1.3 %
  Genuine Kids............................................            8       22,181           0.7
                                                                    ---    ---------           ---
    Tenant total..........................................           15       64,204           2.0 %
NINE WEST GROUP:
  Banister Shoe...........................................            6       29,656           0.9 %
  Nine West...............................................           11       27,516           0.8
  Capezio.................................................            2        6,069           0.2
                                                                    ---    ---------           ---
    Tenant total..........................................           19       63,241           1.9 %
BROWN RETAIL GROUP, INC.:
  Factory Brand Shoes.....................................           11       56,522           1.7 %
  Naturalizer.............................................            1        2,248           0.1
                                                                    ---    ---------           ---
    Tenant total..........................................           12       58,770           1.8 %
LIZ CLAIBORNE.............................................            4       58,173           1.8 %
                                                                    ---    ---------
TOTAL.....................................................          200      907,525          27.8 %
                                                                    ---    ---------           ---
                                                                    ---    ---------           ---

                           CERTAIN TERMS OF THE NOTES

    The following description of the particular terms of the Notes offered hereby (which are a series of "Debt Securities" described in the accompanying Prospectus) supplements, and to the extent inconsistent therewith replaces, insofar as such description relates to the Notes, the description of the general terms and provisions of the Debt Securities set forth in the accompanying Prospectus, to which description reference is hereby made. The statements under this caption "Certain Terms of the Notes" are subject to the detailed provisions of the Indenture referred to below, a copy of which is filed as an exhibit to the Registration Statement of which the Prospectus forms a part, and of the Remarketing Agreement and the Remarketing Underwriting Agreement referred to below, the forms of each of which will be filed, pursuant to a Current Report on Form 8-K, as an exhibit to such Registration Statement. Whenever particular provisions of the Indenture, the Remarketing Agreement or the Remarketing Underwriting Agreement, or terms defined therein, are referred to, such provisions or definitions are incorporated by reference as part of the statements made and the statements are qualified in their entirety by such reference. Capitalized terms not defined herein have the meanings ascribed to them in the accompanying Prospectus and the Indenture.

GENERAL

    The Notes will be issued under an Indenture, dated as January 23, 1996, as amended or supplemented (the "Indenture"), among the Operating Partnership, the Company and State Street Bank and Trust Company, as trustee (the "Trustee"), and are a series of Debt Securities described in the accompanying Prospectus. The Notes will be limited to $100,000,000 aggregate principal amount and will mature, unless previously redeemed, on October 23, 2001.

    The Notes will be direct, unsecured obligations of the Operating Partnership and will rank pari passu with each other and with all other unsecured and unsubordinated indebtedness of the Operating Partnership from time to time outstanding. The Operating Partnership does not presently have outstanding any secured indebtedness. Subject to certain limitations set forth in the Indenture, and as described under "Description of Debt Securities--Certain Covenants--Limitations on Incurrence of Debt" in the accompanying Prospectus, the Indenture will permit the Operating Partnership to incur secured and additional unsecured indebtedness.

    Except as described under "--Merger, Consolidation or Sale" and "--Certain Covenants" below and under "Description of Debt Securities--Merger, Consolidation or Sale" and "--Certain Covenants" in the accompanying Prospectus, the Indenture does not contain any other provisions that would limit the ability of the Operating Partnership to incur indebtedness or that would afford holders of the Notes protection in the event of (i) a highly leveraged or similar transaction involving the Operating Partnership, the Company as general partner of the Operating Partnership, or any Affiliate of either such party, (ii) a change of control, or (iii) a reorganization, restructuring, merger or similar transaction involving the Operating Partnership that may adversely affect the holders of the Notes. In addition, subject to the limitations set forth under "--Merger, Consolidation or Sale" and "--Certain Covenants" below or under "Description of Debt Securities--Merger, Consolidation or Sale" and "-- Certain Covenants" in the accompanying Prospectus, the Operating Partnership may, in the future, enter into certain transactions such as the sale of all or substantially all of its assets or the merger or consolidation of the Operating Partnership that would increase the amount of the Operating Partnership's indebtedness or substantially reduce or eliminate the Operating Partnership's assets, which may have an adverse effect on the Operating Partnership's ability to service its indebtedness, including the Notes. The Operating Partnership and its management have no present intention of engaging in a highly leveraged or similar transaction involving the Operating Partnership.

BOOK-ENTRY, DELIVERY AND FORM

    Upon issuance, the Notes will be represented by a single Global Note, which will be deposited with, or on behalf of, the Depositary and will be registered in the name of the Depositary or a nominee of the Depositary. The Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary, or by the Depositary or any such nominee to a successor depositary or a nominee of such successor depositary.

    So long as the Depositary or its nominee is the registered owner of the Global Note, the Depositary or its nominee, as the case may be, will be the sole owner of the Notes represented thereby for all purposes under the Indenture and may be treated by the Operating Partnership or the Trustee as the owner of the Global Note for all purposes whatsoever. Except as otherwise provided in this section, owners of beneficial interests in the Global Note will not be entitled to receive physical delivery of certificated Notes and will not be considered the owners thereof for any purpose under the Indenture, and the Global Note shall not be exchangeable or transferable. Accordingly, each beneficial owner must rely on the procedures of the Depositary and, if such beneficial owner is not a Participant (as defined herein), on the procedures of the Participant through which such beneficial owner owns its interest in order to exercise any rights of an owner under the Global Note or the Indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and such laws may impair the ability to transfer beneficial interests in the Global Note.

    None of the Operating Partnership, the Company, the Trustee, any Paying Agent or the Registrar will have responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership in the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    The Global Note will be exchangeable for certificated Notes of like tenor and terms and of differing authorized denominations aggregating a like principal amount, only if the Depositary is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the Operating Partnership within 90 days of the Operating Partnership's receipt of notice to such effect or if the Operating Partnership, in its sole discretion, at any time determines that the Notes shall no longer be represented by such Global Note, then in either event the Global Note shall be exchanged for Notes in definitive form pursuant to the Indenture.

    The following is based on information furnished by the Depositary:

        The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The Depositary holds securities that its participants ("Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of the Depositary ("Direct Participants") include securities brokers and dealers (including Merrill Lynch, Pierce, Fenner & Smith Incorporated), banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depositary's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Participants are on file with the Securities and Exchange Commission.

        Purchasers of Notes under the Depositary's system must be made by or through Direct Participants, which will receive a credit for such Notes on the Depositary's records. The ownership interest of each actual purchaser of each Note represented by the Global Note ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial

    Owners will not receive written confirmation from the Depositary of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which such Beneficial Owner entered into the transaction. Transfers of beneficial ownership interests in the Global Note are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificated Notes representing their beneficial ownership interests in the Global Note, except in the event that use of the book-entry system for the Global Note is discontinued.

        To facilitate subsequent transfers, the Global Note deposited with, or on behalf of, the Depositary will be registered in the name of the Depositary's partnership nominee, Cede & Co. The deposit of the Global Note with the Depositary and the registration thereof in the name of Cede & Co. effect no change in beneficial ownership. The Depositary has no knowledge of the actual Beneficial Owners of the Notes represented by the Global Note; the Depositary's records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Redemption notices shall be sent to Cede & Co. If less than all of the Notes are being redeemed, the Depositary's practice is to determine by lot the amount of the interest of each Direct Participant in the Global Note to be redeemed.

        Neither the Depositary nor Cede & Co. will consent or vote with respect to the Notes. Under its usual procedures, the Depositary mails an Omnibus Proxy to the Operating Partnership as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose account interests in the Notes represented by the Global Note are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

        Principal and interest payments on the Notes will be made to the Depositary. The Depositary's practice is to credit Direct Participants' accounts on the applicable payment date in accordance with their respective holdings shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities, held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of the Depositary, the Trustee, the Operating Partnership or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to the Depositary is the responsibility of the Operating Partnership or the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of the Depositary, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

        A Beneficial Owner shall give notice to elect to have its beneficial interest in the Notes purchased or tendered, through its Participant, to the Remarketing Underwriter and shall effect delivery of such interest in the Notes by causing the Direct Participant to transfer the Participant's interest in the Global Note representing such Beneficial Owner's interest in the Notes, on the Depositary's records, to the Remarketing Underwriter. The requirement for physical delivery of Notes in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the Global Note representing such interest in the Notes are transferred by Direct Participants on the Depositary's records and followed by a book-entry credit of tendered Notes to the Remarketing Underwriter's account.

        The Depositary may discontinue providing its services as securities depository with respect to the Notes at any time by giving reasonable notice to the Operating Partnership or the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, certificated Notes are required to be printed and delivered.

        The Operating Partnership may decide to discontinue use of the system of book-entry transfers through the Depositary (or a successor securities depository). In that event, certificated Notes will be printed and delivered.

    The information in this section concerning the Depositary and the Depositary's book-entry has been obtained from sources that the Operating Partnership believes to be reliable, but the Operating Partnership takes no responsibility for the accuracy thereof.

INTEREST

    The Notes will bear interest from October 23, 1996, payable quarterly in arrears on January 23, April 23, July 23 and October 23 of each year (or, if not a Business Day (as defined below), on the next succeeding Business Day (except as described below)) (each an "Interest Payment Date"), commencing January 23, 1997, and at maturity to the persons in whose names the Notes are registered at the close of business on the January 9, April 9, July 9 and October 9 preceding such January 23, April 23, July 23 and October 23, respectively. The interest rate on the Notes will reset quarterly. The Notes will bear interest at a per annum rate (computed on the basis of the actual number of days elapsed over a 360-day year) equal to LIBOR (as defined below) for the applicable Quarterly Period (as defined below) plus the applicable Spread (as defined below). The initial Quarterly Period will be the period from and including October 23, 1996 to but excluding the first Interest Payment Date (January 23, 1997) (the "Initial Quarterly Period"). Thereafter, each Quarterly Period will be from and including the most recent Interest Payment Date to which interest has been paid to but excluding the next Interest Payment Date; the first day of a Quarterly Period is referred to herein as an "Interest Reset Date."

    The Spread applicable during the one year period ending on October 23, 1997 (the "Initial Spread Period") will be .75% (the "Initial Spread"). Thus, the interest rate per annum during the Initial Quarterly Period will be equal to LIBOR, determined as of October 21, 1996, plus .75%. The interest rate per annum for each succeeding Quarterly Period during the Initial Spread Period will equal LIBOR for such Quarterly Period plus the Initial Spread. Thereafter, the Spread will be determined in the manner described below for each subsequent Spread period (a "Subsequent Spread Period"), which will be the period of at least one year and not more than four years, designated by the Operating Partnership, commencing on an October 23 (the "Commencement Date") and ending one, two, three or four years subsequent, as the case may be, through and including 2001 (except that no Subsequent Spread Period may end after October 23, 2001). Unless notice of redemption of the Notes as a whole has been given, the first Commencement Date will be October 23, 1997.

    If any Interest Payment Date (other than at maturity or upon redemption), Interest Reset Date, Duration Determination Date (as defined below), Spread Determination Date (as defined below), Commencement Date or Tender Date (as defined below) would otherwise be a day that is not a Business Day, such Interest Payment Date, Interest Reset Date, Duration Determination Date, Spread Determination Date, Commencement Date or Tender Date will be postponed to the next succeeding day that is a Business Day, except that if such Business Day is in the next succeeding calendar month, such Interest Payment Date, Interest Reset Date, Duration Determination Date, Spread Determination Date, Commencement Date or Tender Date shall be the next preceding Business Day.

    If the maturity date or a redemption date falls on a day that is not a Business Day, the related payment of principal and interest will be made on the next succeeding Business Day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such dates.

    LIBOR applicable for each Quarterly Period will be determined by the Rate Agent (as defined under "Tender at Option of Beneficial Owners" below) as of the second London Business Day (as defined below) (the "LIBOR Determination Date") preceding each Interest Reset Date in accordance with the following provisions:

        (i) LIBOR will be determined on the basis of the offered rates for three-month deposits in U.S. Dollars of not less than U.S. $1,000,000, commencing on the second London Business Day immediately following such LIBOR Determination Date, which appears on the Telerate Page 3750 (as defined below) as of approximately 11:00 a.m., London time, on such LIBOR Determination Date. "Telerate Page 3750" means the display designated on page "3750"on the Telerate Service (or such other page as may replace the 3750 page on that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. Dollar deposits). If no rate appears on the Telerate Page 3750, LIBOR for such LIBOR Determination Date will be determined in accordance with the provisions of paragraph (ii) below.

        (ii) With respect to a LIBOR Determination Date on which no rate appears on Telerate Page 3750 as of approximately 11:00 a.m., London time, on such LIBOR Determination Date, the Rate Agent shall request the principal London offices of each of four major reference banks in the London interbank market selected by the Rate Agent to provide the Rate Agent with a quotation of the rate at which three-month deposits in U.S. Dollars, commencing on the second London Business Day immediately following such LIBOR Determination Date, are offered by it to prime banks in the London interbank market as of approximately 11:00 a.m., London time, on such LIBOR Determination Date and in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time. If at least two such quotations are provided, LIBOR for such LIBOR Determination Date will be the arithmetic mean of such quotations as calculated by the Rate Agent. If fewer than two quotations are provided, LIBOR for such LIBOR Determination Date will be the arithmetic mean of the rates quoted as of approximately 11:00 a.m., New York City time, on such LIBOR Determination Date by three major banks in The City of New York selected by the Rate Agent (after consultation with the Operating Partnership) for loans in U.S. Dollars to leading European banks, having a three-month maturity commencing on the second London Business Day immediately following such LIBOR Determination Date and in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the Rate Agent are not quoting as mentioned in this sentence, LIBOR for such LIBOR Determination Date will be the LIBOR determined with respect to the immediately preceding LIBOR Determination Date, or in the case of the first LIBOR Determination Date, LIBOR for the Initial Quarterly Period.

    The Spread that will be applicable during each Subsequent Spread Period will be the percentage (a) recommended by the Remarketing Underwriter (as defined under "Tender at Option of Beneficial Owners" below) so as to result in a rate that, in the opinion of the Remarketing Underwriter, will enable tendered Notes to be remarketed by the Remarketing Underwriter at 100% of the principal amount thereof, as described under "Tender at Option of Beneficial Owners" below, and
(b) agreed to by the Operating Partnership.

    Unless notice of redemption of the Notes as a whole has been given, the duration of each Subsequent Spread Date will be established by 3:00 p.m., New York City time, on the 15th calendar day prior to the Commencement Date of each Subsequent Spread Period (the "Duration Determination Date"). In addition, the Spread for each Subsequent Spread Period will be established by 3:00 p.m., New York City time, on the 10th calendar day prior to the Commencement Date of such Subsequent Spread Period (the "Spread Determination Date"). The Operating Partnership will request, not later than 7 nor more than 15 calendar days prior to any Spread Determination Date, that the Depositary notify its Participants of such Spread Determination Date and of the procedures that must be followed if any beneficial owner of a Note wishes to tender such Note as described under "Tender at Option of Beneficial Owners" below. The term "Business Day" means any day other than a Saturday or Sunday or a day on which banking institutions in The City of New York are required or authorized to close and that is also a London Business Day. The term "London Business Day" means any day on which dealings in U.S. Dollars are transacted in the London interbank market.

    In the event that the Operating Partnership and the Remarketing Underwriter do not agree on the Spread for any Subsequent Spread Period, then (1) the Subsequent Spread Period will be one year, (2) the Spread for such Subsequent Spread Period will be the Alternate Spread and (3) the Notes will be redeemable at the option of the Operating Partnership, in whole or in part, upon at least 10 Business Days notice given by no later than the second Business Day after the Spread Determination Date in the manner described under "Redemption of Notes" below, at a redemption price equal to 100% of the principal amount thereof, together with accrued interest to the redemption date. The Alternate Spread will be the percentage equal to LIBOR (determined as described above) for the Quarterly Period beginning on the Commencement Date for such Subsequent Spread Period.

    Unless notice of redemption of the Notes as a whole has been given, the Operating Partnership will cause a notice to be published on the New York Business Day (as defined below) following the Spread Determination Date for each Subsequent Spread Period in the manner described below, specifying (1) the term of such Subsequent Spread Period, (2) the Spread for such Subsequent Spread Period, (3) that LIBOR for the initial Quarterly Period of such Subsequent Spread Period will be determined as of the relevant LIBOR Determination Date (which date shall be specified in such notice) and (4) the identity of the Remarketing Underwriter, if applicable. Such notice will be given by publication in a daily newspaper in the English language of general circulation in The City of New York, which is expected to be THE WALL STREET JOURNAL. The term "New York Business Day" means any day other than a Saturday or Sunday or a day on which banking institutions in The City of New York are required or authorized to close.

    All percentages resulting from any calculation of any interest rate for the Notes will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one millionths of a percentage point rounded upward and all dollar amounts will be rounded to the nearest cent, with one-half cent being rounded upward.

TENDER AT OPTION OF BENEFICIAL OWNERS

    In the event the Operating Partnership and the Remarketing Underwriter agree on the Spread on the Spread Determination Date with respect to any Subsequent Spread Period, the Operating Partnership and the Remarketing Underwriter will enter into a Remarketing Underwriting Agreement (the "Remarketing Underwriting Agreement") on such Spread Determination Date, under which the Remarketing Underwriter will agree, subject to the terms and conditions set forth therein, to purchase from tendering Noteholders on October 23, 1997 and on any October 23 thereafter immediately following the end of a Subsequent Spread Period (the "Tender Date") all Notes with respect to which the Remarketing Underwriter receives a Tender Notice as described below at 100% of the principal amount thereof (the "Purchase Price"). In such event (except as otherwise provided in the next succeeding paragraph), each beneficial owner of a Note may, at such owner's option, upon giving notice as provided below (the "Tender Notice"), tender such Note for purchase by the Remarketing Underwriter on the Tender Date at the Purchase Price. The Purchase Price will be paid by the Remarketing Underwriter in accordance with the standard procedures of the Depositary, which currently provide for payments in same-day funds. Interest accrued on the Notes with respect to the preceding interest period will be paid in the manner described under "Book-Entry, Delivery and Form" and "Interest" above. If such beneficial owner has an account at the Remarketing Underwriter and tenders such Note through such account, such beneficial owner will not be required to pay any fee or commission to the Remarketing Underwriter. If such Note is tendered through a broker, dealer, commercial bank, trust company or other institution, other than the Remarketing Underwriter, such holder may be required to pay fees or commissions to such other institution. It is currently anticipated that Notes so purchased by the Remarketing Underwriter will be remarketed by it.

    The Tender Notice must be received by the Remarketing Underwriter during the period commencing on the calendar day following the Spread Determination Date (or, if not a Business Day, on the next succeeding Business Day) and ending at 5:00 p.m., New York City time, on the fifth calendar day following the Spread Determination Date (or, if not a Business Day, on the next succeeding Business Day) (the "Notice Date"). In order to ensure that a Tender Notice is received on a particular day, the beneficial owner of Notes must direct his broker or other designated Participant or Indirect Participant to give such Tender Notice before the broker's cut-off time for accepting instructions for that day. Different firms may have different cut-off times for accepting instructions from their customers. Accordingly, beneficial owners should consult the brokers or other Participants or Indirect Participants through which they own their interests in the Notes for the cut-off times for such brokers, other Participants or Indirect Participants. See "Book-Entry, Delivery and Form" above. Except as otherwise provided below, a Tender Notice shall be irrevocable. If a Tender Notice is not received for any reason by the Remarketing Underwriter with respect to any Note by 5:00 p.m., New York City time, on the Notice Date, the beneficial owner of such Note shall be deemed to have elected not to tender such Note for purchase by the Remarketing Underwriter.

    The obligation of the Remarketing Underwriter to purchase Notes from tendering Noteholders will be subject to several conditions precedent set forth in the Remarketing Underwriting Agreement that are customary in the Operating Partnership's public offerings, including a condition that no material adverse change in the condition of the Operating Partnership and its subsidiaries, taken as a whole, shall have occurred since the Spread Determination Date. In addition, the Remarketing Underwriting Agreement will provide for the termination thereof by the Remarketing Underwriter upon the occurrence of certain events that are also customary in the Operating Partnership's public securities offerings. In the event that, with respect to any Subsequent Spread Period, the Remarketing Underwriter does not for any reason purchase on the relevant Tender Date all of the Notes for which a Tender Notice shall have been given, (1) all such Tender Notices will be null and void, (2) none of the Notes for which such Tender Notices shall have been given will be purchased by the Remarketing Underwriter on such Tender Date, (3) the Subsequent Spread Period will be one year, which Subsequent Spread Period shall be deemed to have commenced upon the applicable Commencement Date, (4) the Spread for such Subsequent Spread Period will be the Alternate Spread and (5) the Notes will be redeemable at the option of the Operating Partnership, in whole or in part, upon at least 10 Business Days prior notice given by no later than the second Business Day following the relevant Tender Date in the manner described under "Redemption of the Notes" below, at a redemption price equal to 100% of the principal amount thereof, together with accrued interest to the redemption date.

    No beneficial owner of any Note shall have any rights or claims under the Remarketing Underwriting Agreement or against the Operating Partnership, the Company or the Remarketing Underwriter as a result of the Remarketing Underwriter not purchasing such Notes, except as provided in clause (4) of the last sentence of the preceding paragraph. The Operating Partnership will have no obligation under any circumstance to repurchase any Notes, except in the case of Notes called for redemption as described below.

    If the Remarketing Underwriter does not purchase all Notes tendered for purchase on any Tender Date, it will promptly notify the Operating Partnership, the Company and the Trustee. As soon as practicable after receipt of such notice, the Operating Partnership will cause a notice to be published specifying
(1) the one-year term of the Subsequent Spread Period, (2) the Spread for such Subsequent Spread Period (which shall be the Alternate Spread) and (3) LIBOR for the initial Quarterly Period of such Subsequent Spread Period. Such notice will be published on a New York Business Day in a daily newspaper in the English language of general circulation in The City of New York, which is expected to be THE WALL STREET JOURNAL.

    The term "Remarketing Underwriter" means the nationally recognized broker-dealer selected by the Operating Partnership to act as remarketing underwriter (the "Remarketing Underwriter"). The term "Rate Agent" means the nationally recognized broker-dealer selected by the Operating Partnership as its agent to determine LIBOR and the interest rate of the Notes for any Quarterly Period (the "Rate Agent"). Pursuant to a Remarketing Agreement dated as of October 18, 1996 with the Operating Partnership, Merrill Lynch, Pierce, Fenner & Smith Incorporated has agreed to act as Remarketing Underwriter and Rate Agent. The Operating Partnership, in its sole discretion, may change the Remarketing Underwriter and the Rate Agent for any Subsequent Spread Period at any time on or prior to 3:00 p.m., New York City time, on the Duration Determination Date relating thereto.

    Each of the Rate Agent and the Remarketing Underwriter, in its individual or any other capacity, may buy, sell, hold and deal in any of the Notes. Either of such parties may exercise any vote or join in any action which any beneficial owner of Notes may be entitled to exercise or take with like effect as if it did not act in any capacity under the Remarketing Agreement. Either of such parties, in its individual capacity, either as principal or agent, may also engage in or have an interest in any financial or other transaction with the Operating Partnership as freely as if it did not act in any capacity under the Remarketing Agreement.

REDEMPTION OF THE NOTES

    The Notes may not be redeemed prior to October 23, 1997. On that date and on any October 23 thereafter immediately following the end of a Subsequent Spread Period, the Notes may be redeemed, at the option of the Operating Partnership, in whole or in part, upon notice thereof given at any time during the 45 calendar day period ending on the tenth calendar day prior to the redemption date (provided that notice of any partial redemption must be given at least 15 calendar days prior to the redemption date), at a redemption price equal to 100% of the principal amount thereof, together with accrued interest to such redemption date. In the event that less than all of the outstanding Notes are to be redeemed, the Notes to be redeemed shall be selected by such method as the Operating Partnership shall deem fair and appropriate. So long as the Global
Note is held by the Depositary, the Operating Partnership will give notice to the Depositary, whose nominee is the record holder of all of the Notes, and the Depositary will determine the principal amount to be redeemed from the account of each Participant. A Participant may determine to redeem from some beneficial owners (which may include a Participant holding Notes for its own account) without redeeming from the accounts of other beneficial owners. The Notes are also subject to redemption as provided under "Tender at Option of Beneficial Owners" above.

    Notice of redemption of the Notes will be given by publication in a daily newspaper in the English language of general circulation in The City of New York, which is expected to be THE WALL STREET JOURNAL.

CHELSEA GCA REALTY, INC. GUARANTEE

    The Company will fully, unconditionally and irrevocably guarantee the due and punctual payment of principal of, premium, if any, and interest on the Notes, when and as the same shall become due and payable, whether at a maturity date, on redemption, by declaration of acceleration or otherwise.

MERGER, CONSOLIDATION OR SALE

    In addition to the restrictions on merger, consolidation or sale contained in the accompanying Prospectus (see "Description of Debt Securities -- Merger, Consolidation or Sale"), the Operating Partnership will not consolidate with or merge with or into any Person or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its assets to any other Person unless after giving pro forma effect to the consolidation, merger, sale, conveyance, transfer, lease or other disposition, the Operating Partnership or successor entity could incur at least $1.00 of Debt (other than intercompany Debt) in accordance with the Indenture covenants limiting the incurrence of Debt.

CERTAIN COVENANTS

    LIMITATION ON INCURRENCE OF DEBT. In addition to the limitations on incurrence of Debt contained in the accompanying Prospectus (see "Description of Debt Securities -- Certain Covenants -- Limitations on Incurrence of Debt"), the Operating Partnership will not allow any Restricted Subsidiary to incur any Debt other than intercompany Debt.

    LIMITATION ON DISTRIBUTIONS. In addition to the limitations on distributions contained in the accompanying Prospectus (see "Description of Debt Securities -- Certain Covenants -- Limitations on Distributions"), the Operating Partnership will not make any distribution, by reduction of capital or otherwise (other than distributions payable in securities evidencing interests in the Operating Partnership's capital for the purpose of acquiring interests in real property or otherwise) unless, immediately after giving pro forma effect to such distribution, the Operating Partnership could incur at least $1.00 of Debt (other than intercompany Debt) in accordance with the Indenture covenants limiting the incurrence of Debt; provided, however, that the foregoing limitations shall not apply to any distribution which is necessary to maintain the Company's status as a REIT if the aggregate principal amount of all outstanding Debt of the Company and the Operating Partnership on a consolidated basis at such time is less than 60% of Adjusted Total Assets.

    LIMITATION ON TRANSACTIONS WITH AFFILIATES. The Operating Partnership will not, and will not permit any Subsidiary to, directly or indirectly, enter into any transaction or series of related transactions with an Affiliate unless (i) such transaction or series of transactions is on terms that are no less favorable than those available in an arm's-length transaction with unrelated third parties, (ii) with respect to any transaction, or series of transactions, with total consideration equal to or greater than $5.0 million, the Operating Partnership shall have delivered an officer's certificate certifying that such transaction, or series of transactions, complies with clause (i) above and such transaction or series of transactions has been approved by a majority of the Disinterested Directors, or in the case of transactions included in this clause
(ii) for which there are no Disinterested Directors, the Operating Partnership shall have obtained a written opinion from a nationally recognized investment banking firm to the effect that such transaction, or series of transactions, is fair to the Operating Partnership or Subsidiary from a financial point of view and (iii) with respect to any transaction, or series of transactions, with total consideration in excess of $15.0 million, the Operating Partnership shall obtain a written opinion from a nationally recognized investment banking firm as described above.

    LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES. The Operating Partnership will not, and will not permit any Restricted Subsidiary to, create or allow to exist any encumbrance that would restrict the ability of a Restricted Subsidiary to (i) pay dividends on Capital Stock, (ii) pay Debt owed to the Operating Partnership or any Subsidiary, (iii) make loans or advances to the Operating Partnership or any Subsidiary, (iv) transfer any property or assets to the Operating Partnership or any other Subsidiary, or (v) guarantee any Debt of the Operating Partnership or any Subsidiary.

    LIMITATION ON THE SALE OF CAPITAL STOCK. The Operating Partnership will not permit any Restricted Subsidiary to issue any Capital Stock (other than to the Operating Partnership or a Restricted Subsidiary) and shall not permit any person (other than the Operating Partnership or a Subsidiary) to own any Capital Stock of any Restricted Subsidiary; provided, however, that the foregoing shall not prohibit the issuance and sale of all, but not less than all, of the issued and outstanding Capital Stock of any Subsidiary owned by the Operating Partnership or any Subsidiary in accordance with the provisions of the Indenture.

    As used herein:

    "AFFILIATE" means, with respect to any specified person, (i) any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person or (ii) any other person that owns, directly or indirectly, 10% or more of such specified person's Voting Stock or any executive officer or director of any such specified person or other person or, with respect to any natural person, any person having a relationship with such person by blood, marriage or adoption not more remote than first cousin. For the purposes of this definition, "control", when used with respect to any specified person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of Voting Stock, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

    "DISINTERESTED DIRECTOR" means, with respect to any transaction or series of transactions which a majority of the Disinterested Directors of the Company are required to approve under the Indenture or a supplemental indenture, a member of the Board of Directors who does not have any material direct or indirect financial interest in or with respect to such transaction or series of transactions.

    "RESTRICTED SUBSIDIARY" means any Subsidiary of the Operating Partnership unless such Subsidiary of the Operating Partnership is an Unrestricted Subsidiary or is designated as an Unrestricted Subsidiary pursuant to the terms of the Indenture or a supplemental indenture.

    "UNRESTRICTED SUBSIDIARY" means (a) any Subsidiary that at the time of determination shall be an Unrestricted Subsidiary (as designated by the Board of Directors, as provided below) and (b) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary so long as (i) neither the Operating Partnership nor any other Subsidiary is directly or indirectly liable for any Debt of such Subsidiary, (ii) no default with respect to any Debt of such Subsidiary would permit (upon notice, lapse of time or otherwise) any holder of any other Debt of the Operating Partnership or any other Subsidiary to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its stated maturity, (iii) neither the Operating Partnership nor any other Subsidiary has a contract, agreement, arrangement, understanding or obligation of any kind, whether written or oral, with such Subsidiary other than those that might be obtained at the time from persons who are not Affiliates of the Operating Partnership and (iv) neither the Operating Partnership nor any other Subsidiary has any obligation
(1) to subscribe for additional shares of Capital Stock or other equity interest in such Subsidiary or (2) to maintain or preserve such Subsidiary's financial condition or to cause such Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a copy of the board resolution giving effect to such designation. The Board of Directors may designate any Unrestricted Subsidiary as a Restricted Subsidiary if immediately after giving effect to such designation, there would be no event of default under the Indenture, or any event that after notice or passage of time would be an event of default, and the Operating Partnership could incur $1.00 of additional Debt (other than intercompany Debt) in accordance with the Indenture covenants limiting the incurrence of Debt.

    Reference is made to the section entitled "Description of Debt Securities -- Certain Covenants" in the accompanying Prospectus for a description of additional covenants applicable to the Notes. Compliance with the covenants described herein and such additional covenants with respect to the Notes generally may not be waived by the Board of Directors of the Company, as general partner of the Operating Partnership, or by the Trustee unless the Holders of at least a majority in principal amount of all outstanding Notes consent to such waiver; PROVIDED, HOWEVER, that the defeasance and covenant defeasance provisions of the Indenture described under "Description of Debt Securities -- Discharge, Defeasance and Covenant Defeasance" in the accompanying Prospectus will apply to the Notes, including with respect to the covenants described in this Prospectus Supplement.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following summary of certain United States Federal income tax consequences of the purchase, ownership and disposition of the Notes is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. The following discussion deals only with Notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, banks, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding Notes as a hedge against currency risks or as a position in a "straddle" for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers (except where otherwise specifically noted). Persons considering the purchase of the Notes should consult their own tax advisors concerning the application of United States Federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Notes arising under the laws of any other taxing jurisdiction.

    As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is for United States Federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate or trust the income of which is subject to United States Federal income taxation regardless of its source or
(iv) any other person whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business. As used herein, the term "non-U.S. Holder" means a beneficial owner of a Note that is not a U.S. Holder.

U.S. HOLDERS

    PAYMENTS OF INTEREST. Under general principles of current United States Federal income tax law, payments of interest on a debt instrument generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting).

    DISPOSITION OF A NOTE. Under general principles of current United States Federal income tax law, upon the sale, exchange or retirement of a Note, a U.S. Holder generally would recognize taxable gain or loss in an amount equal to the difference, if any, between the amount realized upon the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and such U.S. Holder's adjusted tax basis in its Note. A U.S. Holder's adjusted tax basis in a Note generally would equal such U.S. Holder's initial investment in such Note. Any gain or loss realized by a U.S. Holder upon the sale, exchange or retirement of a Note generally would be long-term or short-term capital gain or loss, depending upon whether the U.S. Holder had held the Note for more than one year.

    GAIN OR INCOME RECEIVED BY A FOREIGN CORPORATION. A foreign corporation whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business, in addition to being subject to regular U.S. income tax, may be subject to a branch profits tax equal to 30% of its "effectively connected earnings and profits" within the meaning of the Code for the taxable year, as adjusted for certain items, unless it qualifies for a lower rate under an applicable tax treaty (as modified by the branch profits tax rules).

NON-U.S. HOLDERS

    A non-U.S. Holder will not be subject to United States Federal income taxes on payments of principal, premium, if any, or interest on a Note, if (i) such non-U.S. Holder does not hold a direct or indirect 10% or greater interest in the Operating Partnership or a controlled foreign corporation related to the Company and (ii) the last United States payor in the chain of payment (the "Withholding Agent") has received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement signed by the beneficial owner of the Note under penalties of perjury certifying that such owner is not a U.S. Holder and providing the name and address of the beneficial owner. The statement may be made on an IRS Form W-8 or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a Note is held through a securities clearing organization or certain other financial institutions, the organization or insitution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be be accompanied by a copy of the IRS Form W-8 or the substitute form provided by the beneficial owner to the organization or institution. Interest received by a non-U.S. Holder which does not qualify for exemption from taxation will be subject to United States Federal income tax and withholding tax at a rate of 30% unless reduced or eliminated by applicable tax treaty. The Treasury Department is considering implementation of further certification requirements aimed at determining whether the issuer of a debt obligation is related to holders thereof.

    Generally, a non-U.S. Holder will not be subject to Federal income taxes on any amount which constitutes capital gain upon retirement or disposition of a Note, provided the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its tax advisor in this regard.

    On April 22, 1996, the IRS issued proposed Treasury regulations that would revise the procedures for securing an exemption from the 30% United States Federal withholding tax (the "Proposed Regulations"). If adopted in final form, the Proposed Regulations generally would apply to payments made after December 31, 1997.

    The Notes will not be includible in the estate of a non-U.S. Holder unless the individual holds a direct or indirect 10% or greater interest in the Operating Partnership or, at the time of such individual's death, payments in respect of the Notes would have been effectively connected with the conduct by such individual of a trade or business in the United States.

BACKUP WITHHOLDING

    Backup withholding of United States Federal income tax at a rate of 31% may apply to payments made in respect of the Notes to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the Notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

    In addition, upon the sale of a Note to (or through) a broker, the broker must withhold 31% of the entire purchase price, unless either (i) the broker determines that the seller is a corporation or other exempt recipient or (ii) the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met). Such a sale must also be reported by the broker to the IRS, unless either (i) the broker determines that the seller is an exempt recipient or (ii) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the registered owner's non-U.S. status would be made normally on an IRS Form W-8 under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

    Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States Federal income tax provided the required information is furnished to the IRS.

                                  UNDERWRITING

    Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Underwriter") has agreed, subject to the terms and conditions set forth in the Underwriting Agreement, to purchase the Notes from the Operating Partnership at a price equal to 99.60% of the principal amount thereof.

    The Underwriter has advised the Operating Partnership that the Underwriter proposes to offer the Notes from time to time for sale in negotiated transactions or otherwise, at prices determined at the time of sale. The Underwriter may effect such transactions by selling Notes to or through dealers and such dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Underwriter and any purchasers of Notes for whom they may act as agent. The Underwriter and any dealers that participate with the Underwriter in the distribution of the Notes may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of Notes by them may be deemed to be underwriting compensation.

    The Underwriter has informed the Operating Partnership that it intends to make a market in the Notes as permitted by applicable laws and regulations, but is under no obligation to do so and such market making may be terminated at any time. No assurance can be given as to the liquidity of the trading market for the Notes.

    The Underwriting Agreement provides that the Operating Partnership and the Company will indemnify the Underwriter against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments the Underwriter may be required to make in respect thereof.

                             VALIDITY OF THE NOTES

    Certain legal matters with respect to the Notes offered hereby will be passed upon for the Operating Partnership by Stroock & Stroock & Lavan of New York, New York. Certain legal matters in connection with the Offering will be passed upon for the Underwriter by Brown & Wood LLP of New York, New York.

PROSPECTUS
                                  $400,000,000

                            CHELSEA GCA REALTY, INC.

              COMMON STOCK, PREFERRED STOCK AND DEPOSITARY SHARES

                               CHELSEA GCA REALTY
                               PARTNERSHIP, L.P.

                                DEBT SECURITIES
                                 --------------

    Chelsea GCA Realty, Inc. (the "Company") may offer and issue from time to time (i) shares of its common stock, $.01 par value per share (the "Common Stock"), (ii) shares of its preferred stock, $.01 par value per share (the "Preferred Stock") and (iii) shares of Preferred Stock represented by depositary shares (the "Depositary Shares"), with an aggregate public offering price of up to $200,000,000, in amounts, at prices and on terms to be determined at the time of offering. Chelsea GCA Realty Partnership, L.P. (the "Operating Partnership") may offer and issue from time to time in one or more series unsecured non-convertible debt securities (the "Debt Securities"), with an aggregate public offering price of up to $200,000,000, in amounts, at prices and on terms to be determined at the time of offering. The Common Stock, Preferred Stock, Depositary Shares and Debt Securities (collectively, the "Securities") may be offered, separately or together, at prices and on terms to be set forth in one or more supplements to this Prospectus (each a "Prospectus Supplement"). If any Debt Securities issued by the Operating Partnership are rated below investment grade at the time of issuance, such Debt Securities will be fully and unconditionally guaranteed by the Company (the "Guarantees") as to payment of principal, premium, if any, and interest.

    The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Common Stock, any initial public offering price, (ii) in the case of Preferred Stock, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price, (iii) in the case of Depositary Shares, the fractional share of Preferred Stock represented by each Depositary Share and (iv) in the case of Debt Securities, the specific title, aggregate principal amount, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of the Operating Partnership or repayment at the option of the holder, terms for sinking fund payments, covenants and any initial public offering price. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for federal income tax purposes.

    The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.

    SEE "RISK FACTORS" BEGINNING AT PAGE 3 OF THIS PROSPECTUS FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PURCHASERS OF THE SECURITIES.

    The Securities may be offered directly or through agents designated from time to time by the Company or the Operating Partnership or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying Prospectus Supplement. No Securities may be sold by the Company or the Operating Partnership through agents, underwriters or dealers without delivery of a Prospectus Supplement describing the method and terms of the offering of such Securities. See "Plan of Distribution."
                              -------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              -------------------

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE
    MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
                              -------------------

                THE DATE OF THIS PROSPECTUS IS DECEMBER 4, 1995.

                             AVAILABLE INFORMATION

    The Company and the Operating Partnership are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, the Company files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission") and the Operating Partnership files reports with the Commission. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the regional offices of the Commission at 7 World Trade Center (13th Floor), New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such information can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such materials can also be inspected at the office of the New York Stock Exchange, Inc. ("NYSE"), 20 Broad Street, New York, New York 10005.

    The Company and the Operating Partnership have filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company, the Operating Partnership and the Securities, reference is made to the Registration Statement, including the exhibits filed as a part thereof and otherwise incorporated therein. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. Copies of the Registration Statement and the exhibits may be inspected, without charge, at the offices of the Commission, or obtained at prescribed rates from the Public Reference Section of the Commission at the address set forth above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents heretofore filed by the Company (Commission File No. 1-12328) with the Commission pursuant to the Exchange Act or the Securities Act are incorporated by reference in this Prospectus:

    1. Annual Report on Form 10-K for the year ended December 31, 1994, as amended.

    2. Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995, as amended.

    3. The description of the Company's Common Stock which is contained in Item 1 of the Company's registration statement on Form 8-A, as amended, filed September 8, 1993 pursuant to Section 12 of the Exchange Act.

    4. Current Report on Form 8-K dated October 9, 1995.

    5. The information contained in the section "Policies With Respect to Certain Activities" contained in the Registration Statement on Form S-11 (File No. 33-67870) filed on August 25, 1993, as amended.

    All documents filed by the Company or the Operating Partnership pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities hereunder shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company and the Operating Partnership will provide a copy of any or all of such documents (exclusive of exhibits unless such exhibits are specifically incorporated by reference therein), without charge, to each person to whom this Prospectus is delivered, upon written or oral request to Investor Relations, Chelsea GCA Realty, Inc., 103 Eisenhower Parkway, Roseland, New Jersey 07068, telephone (201) 228-6111.

                   THE COMPANY AND THE OPERATING PARTNERSHIP

    The Company is a self-administered and self-managed REIT which is the managing general partner of the Operating Partnership, a partnership that owns and provides development, leasing, marketing and management for upscale and fashion-oriented manufacturers' outlet centers (the "Properties"). The Company also has several properties under development. The Properties are located near large metropolitan areas or at proven tourist destinations.

    All of the Company's interests in the Properties are held by, and all of its operations relating to the Properties are conducted through, the Operating Partnership. The description of business, property information, policies with respect to certain activities and management information for the Operating Partnership are virtually identical to that of the Company. Such information may be found in the Company's Annual Report on Form 10-K for the year ended December 31, 1994 and in the Company's definitive prospectus dated October 26, 1993 contained in its Registration Statement on Form S-11 (File No. 33-67870). The Company controls the Operating Partnership as the sole general partner and owner of approximately 66% of the outstanding units of partnership interests in the Operating Partnership (the "Units"). Each Unit, other than those held by the Company, may be exchanged by the holder thereof for one share (subject to certain adjustments) of Common Stock. With each such exchange, the number of Units owned by the Company, and its percentage interest in the Operating Partnership, will increase.

    The Company is organized under the laws of the State of Maryland. The Operating Partnership is a Delaware limited partnership. Their principal executive office is located at 103 Eisenhower Parkway, Roseland, New Jersey 07068, telephone (201) 228-6111.

                                  RISK FACTORS

    Prospective investors should carefully consider, among other factors, the matters described below before purchasing Securities in the Offering.

NO LIMITATION IN ORGANIZATIONAL DOCUMENTS ON INCURRENCE OF DEBT

    The Company intends to limit the extent of its borrowing to less than 40% of its total market capitalization (i.e., the market value of issued and outstanding shares of Common Stock and Units plus total debt), but the organizational documents of the Company do not contain any limitation on the amount or percentage of indebtedness the Company might incur. The Indenture, however, will contain limits on the Company's ability to incur indebtedness. If the Company's policy limiting borrowing were changed, the Company could become more highly leveraged, resulting in an increase in debt service that could adversely affect the Company's funds from operations and ability to make expected distributions to stockholders and in an increased risk of default on its obligations.

CONCENTRATION OF COMPANY'S REVENUE

    Approximately 45% and 39% of the Company's revenues for the year ended December 31, 1994 and the nine-month period ended September 30, 1995, respectively, were derived from the Company's two centers with the highest revenues, Woodbury Common Factory Outlets and Desert Hills Factory Stores. The loss of either of these centers or a material decrease in the revenues received from either of such centers for any reason could have a material adverse effect on the Company. In addition, approximately 32% and 47% of the Company's revenues for the year ended December 31, 1994 and the nine-month period ended September 30, 1995, respectively, were derived from the Company's nine centers in California.

ABILITY OF THE COMPANY TO PAY ON GUARANTEES

    All operations of the Company are conducted by the Operating Partnership, and the only asset of the Company is its 66% interest in the Operating Partnership. As a result, the Company is dependent upon the receipt of distributions or other payments from the Operating Partnership in order to meet its financial obligations, including its obligations under any Guarantees. Any Guarantees will be effectively subordinated to existing and future liabilities of the Operating Partnership. At September 30, 1995, the Operating Partnership had $81 million of indebtedness outstanding, all of which is secured by interests in certain real estate assets. The Operating Partnership is a party to a loan agreement with various bank lenders which requires the Operating Partnership to comply with various financial and other covenants before it may make distributions to the Company. Although the Operating Partnership presently is in compliance with such covenants, there is no assurance that it will continue to be in compliance and that it will be able to continue to make distributions to the Company.

RISKS IN THE EVENT OF CERTAIN TRANSACTIONS BY THE OPERATING PARTNERSHIP OR THE COMPANY

    The Indenture does not contain any provisions that would afford holders of Debt Securities protection in the event of (i) a highly leveraged or similar transaction involving the Operating Partnership, the management of the Operating Partnership or the Company, or any affiliate of any such party, (ii) a change of control, or (iii) certain reorganizations, restructurings, mergers or similar transactions involving the Operating Partnership or the Company.

CONTROL BY DIRECTORS AND EXECUTIVE OFFICERS

    Directors and executive officers beneficially own approximately 30% of the Common Stock on a fully diluted basis. Accordingly, such persons will have substantial influence over the Company and on the outcome of any matters submitted to the Company's stockholders for approval.

LIMITATIONS ON ACQUISITION AND CHANGE IN CONTROL

    OWNERSHIP LIMIT. The Company's Articles of Incorporation prohibit ownership of more than 7% of the outstanding Common Stock by any person. Such restriction is likely to have the effect of precluding acquisition of control of the Company by a third party without consent of the Board of Directors even if a change in control were in the interest of stockholders.

    REQUIRED CONSENT OF THE OPERATING PARTNERSHIP FOR MERGER OR OTHER SIGNIFICANT CORPORATE ACTION. So long as the limited partners own at least 10% of the capital of the Operating Partnership, the Operating Partnership may not merge, consolidate or engage in any combination with another person or sell all or substantially all of its assets unless approved by the holders of a majority of the limited partnership Units.

    STAGGERED BOARD. The Board of Directors of the Company has three classes of directors, the terms of which will expire in 1996, 1997 and 1998. Directors for each class will be chosen for a three-year term. The staggered terms for directors may affect the stockholders' ability to change control of the Company even if a change in control were in the stockholders' interest.

DISTRIBUTIONS TO STOCKHOLDERS

    To obtain the favorable tax treatment associated with REITs, the Company generally will be required each year to distribute to its stockholders at least 95% of its net taxable income. The ability of the Company to make such distributions is dependent upon the receipt of distributions or other payments from the Operating Partnership.

ADVERSE IMPACT ON DISTRIBUTIONS OF FAILURE TO QUALIFY AS A REIT

    The Company and the Operating Partnership intend to operate in a manner so as to permit the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"). Although the Company believes that it will operate in such a manner, no assurance can be given that the Company will qualify or remain qualified as a REIT. If in any taxable year the Company were to fail to qualify as a REIT, the Company would not be allowed a deduction for distributions to stockholders in computing taxable income and would be subject to Federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates.

RISKS RELATED TO THE MANUFACTURERS' OUTLET CENTER INDUSTRY

    COMPETITION FROM OTHER MANUFACTURERS' OUTLET CENTERS. Numerous developers and real estate companies are engaged in the development or ownership of manufacturers' outlet centers and other commercial properties and compete with the Company in seeking tenants for outlet centers. This results in competition for the acquisition of prime properties and for tenants who will lease space in the manufacturers' outlet centers that the Company and its competitors own or operate.

    THE RELATIVELY SHORT HISTORY OF MANUFACTURERS' OUTLET CENTERS MAY NOT BE INDICATIVE OF FUTURE PERIODS. Although the manufacturers' outlet center industry has grown over the last several years, the industry represents a relatively new and rapidly growing segment of the retailing industry and, therefore, the long-term performance of these centers may not be comparable to, and cash flows may not be as predictable as, traditional retail malls.

GENERAL REAL ESTATE INVESTMENT RISKS

    ECONOMIC PERFORMANCE AND VALUE OF CENTERS DEPENDENT ON MANY FACTORS. Real property investments are subject to varying degrees of risk. The economic performance and values of real estate can be affected by many factors, including changes in the national, regional and local economic climate, local conditions such as an oversupply of space or a reduction in demand for real estate in the area, the attractiveness of the properties to tenants, competition from other available space, the ability of the owner to provide adequate maintenance and insurance and increased operating costs.

    RISKS OF DEVELOPMENT ACTIVITIES. The Company intends to actively pursue manufacturers' outlet center development projects, including the expansion of existing centers. Such projects generally require expenditure of capital as well as various forms of government and other approvals, the receipt of which cannot be assured.

    DEPENDENCE ON RENTAL INCOME FROM REAL PROPERTY. Since substantially all of the Company's income is derived from rental income from real property, the Company's income and funds for distribution would be adversely affected if a significant number of the Company's tenants were unable to meet their obligations to the Company or if the Company were unable to lease a significant amount of space in its Properties on economically favorable lease terms. In addition, the terms of manufacturers' outlet store tenant leases traditionally have been significantly shorter than in traditional segments of retailing. There can be no assurance that any tenant whose lease expires in the future will renew such lease or that the Company will be able to re-lease space on economically advantageous terms.

    CONSEQUENCES OF INABILITY TO SERVICE MORTGAGE DEBT. Pursuant to the Company's $200 million credit facility with its bank lenders, a portion of the Company's Properties are mortgaged to secure payment of such indebtedness, and if the Company were to be unable to meet such payments, a loss could be sustained as a result of foreclosure on the Properties by the bank lenders.

    ENVIRONMENTAL RISKS. Under various federal, state and local laws, ordinances and regulations, each of the Company and the Operating Partnership may be considered an owner or operator of real property or may have arranged for the disposal or treatment of hazardous or toxic substances and, therefore, may become liable for the costs of removal or remediation of certain hazardous substances released on or in its property or disposed of by it, as well as certain other potential costs which could relate to hazardous or toxic substances (including governmental fines and injuries to persons and property). Such liability may be imposed whether or not the Company knew of, or was responsible for, the presence of such hazardous or toxic substances.

                                USE OF PROCEEDS

    The net proceeds to the Company and the Operating Partnership from the sale of the Securities offered hereby (the "Offering") will be used for general corporate purposes, which may include the repayment of existing indebtedness, the development or acquisition of additional properties as suitable opportunities arise and the renovation, expansion and improvement of the Operating Partnership's existing properties. Any proceeds from the sale of Common Stock, Preferred Stock or Depositary Shares by the Company must be invested in the Operating Partnership, which will use such proceeds for the above-described purposes. Further details relating to the use of the net proceeds will be set forth in the applicable Prospectus Supplement.

                RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS

    The following table sets forth the Company's and the Operating Partnership's consolidated ratios of earnings to combined fixed charges and preferred stock dividends for the periods shown:

                                   YEAR ENDED DECEMBER 31,
NINE MONTHS ENDED   -----------------------------------------------------
SEPTEMBER 30, 1995    1994       1993       1992       1991       1990
------------------  ---------  ---------  ---------  ---------  ---------
      3.55x            10.40x      1.45x      1.20x      0.93x(1)     0.42x(1)

(1) Earnings were inadequate to cover fixed charges by $936,000 in 1991 and $7,240,000 in 1990. These deficiencies occurred prior to the Company's initial public offering of Common Stock in November 1993.

    The ratios of earnings to combined fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of income from continuing operations before minority interest and fixed charges. Fixed charges consist of interest expense (including interest costs capitalized) and the amortization of debt issuance costs. To date, the Company has not issued any Preferred Stock.

                         DESCRIPTION OF DEBT SECURITIES

    The Debt Securities will be issued under an Indenture (the "Indenture"), among the Operating Partnership, the Company and State Street Bank and Trust Company, as trustee. The Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part and is available for inspection at the corporate trust office of the trustee at Two International Place, 5th Floor, Boston, Massachusetts or as described above under "Available Information." The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made hereunder relating to the Indenture and the Debt Securities to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture and such Debt Securities. All section references appearing herein are to sections of the Indenture, and capitalized terms used but not defined herein shall have the respective meanings set forth in the Indenture.

GENERAL

    The Debt Securities will be direct, unsecured obligations of the Operating Partnership and will rank equally with all other unsecured and unsubordinated indebtedness of the Operating Partnership. At September 30, 1995, the total outstanding debt of the Operating Partnership was $81 million, all of which was secured debt. The Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of Directors of the Company as sole general partner of the Operating Partnership or as established in one or more indentures supplemental to the Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series (Section 301).

    If any Debt Securities issued by the Operating Partnership are rated below investment grade at the time of issuance, such Debt Securities will be fully and unconditionally guaranteed by the Company as to payment of principal, premium, if any, and interest.

    The Indenture provides that there may be more than one trustee (the "Trustee") thereunder, each with respect to one or more series of Debt Securities. Any Trustee under the Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series (Section 608). In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a trustee of a trust under the Indenture separate and apart from the trust administered by any other Trustee (Section 609), and, except as otherwise indicated herein, any action described herein to be taken by a Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the Indenture.

    Reference is made to the Prospectus Supplement relating to the series of Debt Securities being offered for the specific terms thereof, including:

 (1)the title of such Debt Securities;

 (2)the aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

 (3)the percentage of the principal amount at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof;

 (4)the date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

 (5)the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

 (6)the date or dates, or the method for determining such date or dates, from which any interest will accrue, the dates on which any such interest will be payable, the record dates for such interest payment dates, or the method by which any such date shall be determined, the person to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

 (7)the place or places where the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, such Debt Securities may be surrendered for registration of transfer or exchange and notices or demands to or upon the Operating Partnership in respect of such Debt Securities and the Indenture may be served;

 (8)the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities may be redeemed, as a whole or in part, at the option of the Operating Partnership, if the Operating Partnership is to have such an option;

 (9)the obligation, if any, of the Operating Partnership to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

(10)if other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

(11)whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

(12)the events of default or covenants of such Debt Securities, to the extent different from or in addition to those described herein;

(13)whether such Debt Securities will be issued in certificated and/or book-entry form;

(14)whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof if other than $5,000 and terms and conditions relating thereto;

(15)with respect to any series of Debt Securities rated below investment grade at the time of issuance, the Guarantees (the "Guaranteed Securities");

(16)if the defeasance and covenant defeasance provisions described herein are to be inapplicable or any modification of such provisions;

(17)if such Debt Securities are to be issued upon the exercise of debt warrants, the time, manner and place for such Debt Securities to be authenticated and delivered;

(18)whether and under what circumstances the Operating Partnership will pay additional amounts on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Operating Partnership will have the option to redeem such Debt Securities in lieu of making such payment;

(19)with respect to any Debt Securities that provide for optional redemption or prepayment upon the occurrence of certain events (such as a change of control of the Operating Partnership), (i) the possible effects of such provisions on the market price of the Operating Partnership's or the Company's securities or in deterring certain mergers, tender offers or other takeover attempts, and the intention of the Operating Partnership to comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws in connection with such provisions; (ii) whether the occurrence of the specified events may give rise to cross-defaults on other indebtedness such that payment on such Debt Securities may be effectively subordinated; and (iii) the existence of any limitation on the Operating Partnership's financial or legal ability to repurchase such Debt Securities upon the occurrence of such an event (including, if true, the lack of assurance that such a repurchase can be effected) and the impact, if any, under the Indenture of such a failure, including whether and under what circumstances such a failure may constitute an Event of Default;

(20)if other than the Trustee, the identity of each security registrar and/or paying agent; and

(21)any other terms of such Debt Securities.

    The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). If material or applicable, special U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

    Except as described under "Merger, Consolidation or Sale" or as may be set forth in any Prospectus Supplement, the Indenture does not contain any other provisions that would limit the ability of the Operating Partnership or the Company to incur indebtedness or that would afford holders of the Debt Securities protection in the event of (i) a highly leveraged or similar transaction involving the Operating Partnership, the management of the Operating Partnership or the Company, or any affiliate of any such party, (ii) a change of control, or (iii) a reorganization, restructuring, merger or similar transaction involving the Operating Partnership or the Company that may adversely affect the holders of the Debt Securities. In addition, subject to the limitations set forth under "Merger, Consolidation or Sale," the Operating Partnership or the Company may, in the future, enter into certain transactions, such as the sale of all or substantially all of its assets or the merger or consolidation of the Operating Partnership or the Company, that would increase the amount of the Operating Partnership's indebtedness or substantially reduce or eliminate the Operating Partnership's assets, which may have an adverse effect on the Operating Partnership's ability to service its indebtedness, including the Debt Securities. In addition, restrictions on ownership and transfers of the Company's common stock and preferred stock which are designed to preserve its status as a REIT may act to prevent or hinder a change of control. See "Description of Common Stock -- Restrictions on Ownership" and "Description of Preferred Stock -- Restrictions on Ownership." Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the events of default or covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

    Reference is made to "-- Certain Covenants" below and to the description of any additional covenants with respect to a series of Debt Securities in the applicable Prospectus Supplement. Except as otherwise described in the applicable Prospectus Supplement, compliance with such covenants generally may not be waived with respect to a series of Debt Securities by the Board of Directors of the Company as sole general partner of the Operating Partnership or by the Trustee unless the Holders of at least a majority in principal amount of all outstanding Debt Securities of such series consent to such waiver, except to the extent that the defeasance and covenant defeasance provisions of the Indenture described under "-- Discharge, Defeasance and Covenant Defeasance" below apply to such series of Debt Securities. See "-- Modification of the Indenture."

GUARANTEES

    The Company will fully, unconditionally and irrevocably guarantee the due and punctual payment of principal of, premium, if any, and interest on any Debt Securities rated below investment grade at the time of issuance by the Operating Partnership, and the due and punctual payment of any sinking fund payments thereon, when and as the same shall become due and payable, whether at a maturity date, by declaration of acceleration, call for redemption or otherwise.

DENOMINATIONS, INTEREST, REGISTRATION AND TRANSFER

    Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series which are registered securities, other than registered securities issued in global form (which may be of any denomination), shall be issuable in denominations of $1,000 and any integral multiple thereof and the Debt Securities which are bearer securities, other than bearer securities issued in global form (which may be of any denomination), shall be issuable in denominations of $5,000 (Section 302).

    Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and premium, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee, initially located at Two International Place, 5th Floor, Boston, Massachusetts, provided that, at the option of the Operating Partnership, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the applicable Security Register or by wire transfer of funds to such Person at an account maintained within the United States (Sections 301, 307 and 1002).

    Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security ("Defaulted Interest") will forthwith cease to be payable to the Holder on the applicable Regular Record Date and may either be paid to the Person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of such Debt Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture.

    Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the Trustee referred to above. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for registration of transfer thereof at the corporate trust office of the Trustee referred to above. Every Debt Security surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Trustee or the Operating Partnership may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 305). If the applicable Prospectus Supplement refers to any transfer agent (in addition to the Trustee) initially designated by the Operating Partnership with respect to any series of Debt Securities, the Operating Partnership may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Operating Partnership will be required to maintain a transfer agent in each place of payment for such series. The Operating Partnership may at any time designate additional transfer agents with respect to any series of Debt Securities (Section 1002).

    Neither the Operating Partnership nor the Trustee shall be required (i) to issue, register the transfer of or exchange any Debt Security if such Debt Security may be among those selected for redemption during a period beginning at the opening of business 15 days before selection of the Debt Securities to be redeemed and ending at the close of business on the day of such selection, or
(ii) to register the transfer of or exchange any Registered Security so selected for redemption in whole or in part, except, in the case of any Registered Security to be redeemed in part, the portion thereof not to be redeemed, or
(iii) to exchange any Bearer Security so selected for redemption except that such a Bearer Security may be exchanged for a Registered Security of that series and like tenor, PROVIDED that such Registered Security shall be simultaneously surrendered for redemption, or (iv) to issue, register the transfer of or exchange any Security which has been surrendered for repayment at the option of the Holder, except the portion, if any, of such Debt Security not to be so repaid (Section 305).

MERGER, CONSOLIDATION OR SALE

    The Operating Partnership or the Company may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity, provided that (a) the Operating Partnership or the Company, as the case may be, shall be the continuing entity, or the successor entity (if other than the Operating Partnership or the Company, as the case may be,) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume payment of the principal of (and premium, if any) and interest on all the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture; (b) immediately after giving effect to such transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (c) an officer's certificate and legal opinion covering such conditions shall be delivered to the Trustee (Sections 801 and 803).

CERTAIN COVENANTS

    LIMITATIONS ON INCURRENCE OF DEBT. The Operating Partnership will not, and will not permit any Subsidiary to, incur any Debt (as defined below), other than intercompany debt (representing Debt to which the only parties are the Company, the Operating Partnership and any of their Subsidiaries (but only so long as such Debt is held solely by any of the Company, the Operating Partnership and any Subsidiary) that is subordinate in right of payment to the Debt Securities) if, immediately after giving effect to the incurrence of such additional Debt, the aggregate principal amount of all outstanding Debt of the Operating Partnership and its Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles is greater than 60% of the sum of (i) the Operating Partnership's Total Assets (as defined below) as of the end of the calendar quarter covered in the Operating Partnership's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Debt and (ii) the increase in Total Assets from the end of such quarter including, without limitation, any increase in Total Assets resulting from the incurrence of such additional Debt (such increase together with the Operating Partnership's Total Assets shall be referred to as the "Adjusted Total Assets") (Section 1011).

    In addition to the foregoing limitations on the incurrence of Debt, the Operating Partnership will not, and will not permit any Subsidiary to, incur any Debt secured by any mortgage, lien, charge, pledge, encumbrance or security interest of any kind upon any of the property of the Operating Partnership or any Subsidiary ("Secured Debt"), whether owned at the date of the Indenture or thereafter acquired, if, immediately after giving effect to the incurrence of such additional Secured Debt, the aggregate principal amount of all outstanding Secured Debt of the Operating Partnership and its Subsidiaries on a consolidated basis is greater than 40% of the Operating Partnership's Adjusted Total Assets.

    In addition to the foregoing limitations on the incurrence of Debt, the Operating Partnership will not, and will not permit any Subsidiary to, incur any Debt if the ratio of Consolidated Income Available for Debt Service to the Annual Service Charge (in each case as defined below) for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 2.0 to 1, on a pro forma basis after giving effect to the incurrence of such Debt and to the application of the proceeds therefrom, and calculated on the assumption that (i) such Debt and any other Debt incurred by the Operating Partnership or its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Debt, had occurred at the beginning of such period, (ii) the repayment or retirement of any other Debt by the Operating Partnership or its Subsidiaries since the first day of such four-quarter period had been incurred, repaid or retired at the beginning of such period (except that, in making such computation, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period), (iii) the income earned on any increase in Adjusted Total Assets since the end of such four-quarter period had been earned, on an annualized basis, during such period, and (iv) in the case of any acquisition or disposition by the Operating Partnership or any Subsidiary of any asset or group of assets since the first day of such four-quarter period, including, without limitation, by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

    For purposes of the foregoing provisions regarding the limitation on the incurrence of Debt, Debt shall be deemed to be "incurred" by the Operating Partnership and its Subsidiaries on a consolidated basis whenever the Operating Partnership and its Subsidiaries on a consolidated basis shall create, assume, guarantee or otherwise become liable in respect thereof.

    LIMITATIONS ON DISTRIBUTIONS. The Operating Partnership will not make any distribution, by reduction of capital or otherwise (other than distributions payable in securities evidencing interests in the Operating Partnership's capital for the purpose of acquiring interests in real property or otherwise) unless, immediately after giving pro forma effect to such distribution (a) no default under the Indenture or event of default under any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any Debt of the Operating Partnership, the Company or any Subsidiary shall have occurred or be continuing, and (b) the aggregate sum of all distributions made after the date of the Indenture shall not exceed the sum of
(i) 95% of the aggregate cumulative Funds From Operations of the Operating Partnership accrued on a cumulative basis from the date of the Indenture until the end of the last fiscal quarter prior to the contemplated payment, and (ii) the aggregate Net Cash Proceeds received by the Operating Partnership after the date of the Indenture from the issuance and sale of Capital Stock of the Operating Partnership or the Company; provided, however, that the foregoing limitation shall not apply to any distribution or other action which is necessary to maintain the Company's status as a REIT, under the Code, if the aggregate principal amount of all outstanding Debt of the Company and the Operating Partnership on a consolidated basis at such time is less than 60% of Adjusted Total Assets (Section 1012).

    Notwithstanding the foregoing, the Operating Partnership will not be prohibited from making the payment of any distribution within 30 days of the declaration thereof if at such date of declaration such payment would have complied with the provisions of the immediately preceding paragraph.

    EXISTENCE. Except as permitted under "Merger, Consolidation or Sale," the Operating Partnership and the Company are required to do or cause to be done all things necessary to preserve and keep in full force and effect their existence, rights and franchises; PROVIDED, HOWEVER, that the Operating Partnership or the Company shall not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Holders of the Debt Securities (Section 1007).

    MAINTENANCE OF PROPERTIES. The Operating Partnership is required to cause all of its material properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and to cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Operating Partnership may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; PROVIDED, HOWEVER, that the Operating Partnership and its Subsidiaries shall not be prevented from selling or otherwise disposing for value their respective properties in the ordinary course of business (Section 1005).

    INSURANCE. The Operating Partnership is required to, and is required to cause each of its Subsidiaries to, keep all of its insurable properties insured against loss or damage at least equal to their then full insurable value with financially sound and reputable insurance companies (Section 1006).

    PAYMENT OF TAXES AND OTHER CLAIMS. The Operating Partnership and the Company are required to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon them or any Subsidiary or upon their income, profits or property or that of any Subsidiary, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Operating Partnership, the Company or any Subsidiary; PROVIDED, HOWEVER, that the Operating Partnership and the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings (Section 1013).

    PROVISION OF FINANCIAL INFORMATION. The Holders of Debt Securities will be provided with copies of the annual reports and quarterly reports of the Operating Partnership. Whether or not the Operating Partnership is subject to
Section 13 or 15(d) of the Exchange Act and for so long as any Debt Securities are outstanding, the Operating Partnership will, to the extent permitted under the Exchange Act, be required to file with the Commission the annual reports, quarterly reports and other documents which the Operating Partnership would have been required to file with the Commission pursuant to such Section 13 or 15(d) (the "Financial Statements") if the Operating Partnership were so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Operating Partnership would have been required so to file such documents if the Operating Partnership were so subject. The Operating Partnership will also in any event (x) within 15 days of each Required Filing Date (i) transmit by mail to all Holders of Debt Securities, as their names and addresses appear in the Security Register, without cost to such Holders, copies of the annual reports and quarterly reports which the Operating Partnership would have been required to file with the Commission pursuant to
Section 13 or 15(d) of the Exchange Act if the Operating Partnership were subject to such Sections and (ii) file with the Trustee copies of the annual reports, quarterly reports and other documents which the Operating Partnership would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Operating Partnership were subject to such Sections and (y) if filing such documents by the Operating Partnership with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder (Section 1014).

    As used herein and in the Prospectus Supplement:

    "ANNUAL SERVICE CHARGE" as of any date means the amount which is expensed and capitalized in any 12-month period for interest on Debt.

    "CAPITAL STOCK" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations, rights in or other equivalents (however designated) of such Person's capital stock or other equity participations, including partnership interests, whether general or limited, in such Person, including any preferred stock, and any rights (other than debt securities convertible into capital stock), warrants or options exchangeable for or convertible into such capital stock, whether now outstanding or issued after the date of this Prospectus.

    "CONSOLIDATED INCOME AVAILABLE FOR DEBT SERVICE" for any period means Consolidated Net Income (as defined below) of the Operating Partnership and its Subsidiaries (i) plus amounts which have been deducted for (a) interest on Debt of the Operating Partnership and its Subsidiaries, (b) provision for taxes of the Operating Partnership and its Subsidiaries based on income, (c) amortization of debt discount, (d) depreciation and amortization, (e) the effect of any noncash charge resulting from a change in accounting principles in determining Consolidated Net Income for such period, (f) amortization of deferred charges and (g) provisions for or realized losses on properties and (ii) less amounts which have been included for gains on properties.

    "CONSOLIDATED NET INCOME" for any period means the amount of consolidated net income (or loss) of the Operating Partnership and its Subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles.

    "DEBT" means any indebtedness, whether or not contingent, in respect of (i) borrowed money evidenced by bonds, notes, debentures or similar instruments,
(ii) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property, (iii) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable or (iv) any lease of property which would be reflected on a consolidated balance sheet as a capitalized lease in accordance with generally accepted accounting principles, in the case of items of indebtedness under (i) through (iii) above to the extent that any such items (other than letters of credit) would appear as a liability on a consolidated balance sheet in accordance with generally accepted accounting principles, and also includes, to the extent not otherwise included, any obligation to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another person.

    "FUNDS FROM OPERATIONS" ("FFO") for any period means the Consolidated Net Income of the Operating Partnership and its Subsidiaries for such period without giving effect to depreciation and amortization, gains or losses from extraordinary items, gains or losses on sales of real estate, gains or losses on investments in marketable securities and any provision/benefit for income taxes for such period, plus the allocable portion, based on the Operating Partnership's ownership interest, of funds from operations of unconsolidated joint ventures, all determined on a consistent basis. Management considers FFO an appropriate measure of performance of an equity REIT. FFO does not represent net income or cash flows as defined by generally accepted accounting principles ("GAAP") and should not be considered an alternative to net income as an indicator of operating performance or to cash from operations under GAAP, and is not necessarily indicative of cash available to fund cash needs.

    "NET CASH PROCEEDS" means the proceeds of any issuance or sale of Capital Stock or options, warrants or rights to purchase Capital Stock, in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Operating Partnership or any Subsidiary), net of attorney's fees, accountant's fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

    "SUBSIDIARY" means any entity of which the Operating Partnership or one or more other Subsidiaries owns or controls, directly or indirectly, more than 50% of the shares of Voting Stock.

    "TOTAL ASSETS" as of any date means the sum of (i) the Operating Partnership's and its Subsidiaries' Undepreciated Real Estate Assets and (ii) all other assets of the Operating Partnership and its Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles (but excluding intangibles and accounts receivable).

    "UNDEPRECIATED REAL ESTATE ASSETS" as of any date means the cost (original cost plus capital improvements) of real estate assets of the Operating Partnership and its Subsidiaries on such date, before depreciation and amortization, determined on a consolidated basis in accordance with generally accepted accounting principles.

    "VOTING STOCK" means stock having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees, provided that stock that carries only the right to vote conditionally on the happening of an event shall not be considered Voting Stock.

    ADDITIONAL COVENANTS. Any additional or different covenants of the Operating Partnership or the Company with respect to any series of Debt Securities will be set forth in the Prospectus Supplement relating thereto.

EVENTS OF DEFAULT, NOTICE AND WAIVER

    The Indenture provides that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (a) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (b) default in the payment of the principal of (or premium, if any, on) any Debt Security of such series at its maturity; (c) default in making any sinking fund payment as required for any Debt Security of such series; (d) default in the performance of any other covenant of the Operating Partnership or the Company contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), such default having continued for 60 days after written notice as provided in the Indenture; (e) default in the payment of an aggregate principal amount exceeding $5,000,000 of any evidence of recourse indebtedness of the Operating Partnership or the Company or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled; (f) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Operating Partnership, the Company or any Significant Subsidiary or any of their respective property; and (g) any other Event of Default provided with respect to a particular series of Debt Securities. The term "Significant Subsidiary" means each significant subsidiary (as defined in Regulation S-X promulgated under the Securities Act) of the Operating Partnership or the Company (Section 501).

    If an Event of Default under the Indenture with respect to Debt Securities of any series at the time Outstanding occurs and is continuing, then in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms thereof) of all of the Debt Securities of that series to be due and payable immediately by written notice thereof to the Operating Partnership and the Company (and to the Trustee if given by the Holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of not less than a majority in principal amount of Outstanding Debt Securities of such series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) may rescind and annul such declaration and its consequences if (a) the Operating Partnership or the Company shall have deposited with the Trustee all required payments of the principal of (and premium, if any) and interest on the Debt Securities of such series (or of all Debt Securities then Outstanding under the Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the Trustee and (b) all Events of Default, other than the non-payment of accelerated principal of (or specified portion thereof), or premium (if any) or interest on the Debt Securities of such series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) have been cured or waived as provided in the Indenture (Section 502). The Indenture also provides that the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or (y) in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security affected thereby (Section 513).

    The Trustee will be required to give notice to the Holders of Debt Securities within 90 days of a default under the Indenture unless such default has been cured or waived; PROVIDED, HOWEVER, that the Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if specified Responsible Officers of the Trustee consider such withholding to be in the interest of such Holders (Section 602).

    The Indenture provides that no Holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of such series, as well as an offer of reasonable indemnity (Section 507). This provision will not prevent, however, any holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such Debt Securities at the respective due dates thereof (Section 508).

    Subject to provisions in the Indenture relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any Holders of any series of Debt Securities then Outstanding under the Indenture, unless such Holders shall have offered to the Trustee thereunder reasonable security or indemnity (Section 601). The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee. However, the Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, or which may be unduly prejudicial to the holders of Debt Securities of such series not joining therein (Section 512).

    Within 120 days after the close of each fiscal year, the Operating Partnership or the Company must deliver to the Trustee a certificate, signed by one of several specified officers of the Company, stating whether or not such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status thereof (Sections 1009 and 1010).

MODIFICATION OF THE INDENTURE

    Modifications and amendments of the Indenture will be permitted to be made only with the consent of the Holders of not less than a majority in principal amount of all Outstanding Debt Securities or series of Outstanding Debt Securities which are affected by such modification or amendment; PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of the Holder of each such Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or premium (if any) or any installment of interest on, any such Debt Security, reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such Debt Security, change the place of payment, or the coin or currency, for payment of principal of, premium, if any, or interest on any such Debt Security or impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (b) reduce the above-stated percentage of outstanding Debt Securities of any series necessary to modify or amend the Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; (c) modify or affect in any manner adverse to the Holders the terms and conditions of the obligations of the Company in respect of the payment of principal (and premium, if any) and interest on any Guaranteed Securities; or (d) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holder of such Debt Security (Section 902).

    The Indenture provides that the Holders of not less than a majority in principal amount of a series of Outstanding Debt Securities have the right to waive compliance by the Operating Partnership and/or the Company with certain covenants relating to such series of Debt Securities in the Indenture (Section
1008).

    Modifications and amendments of the Indenture will be permitted to be made by the Operating Partnership, the Company and the Trustee without the consent of any Holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another Person to the Operating Partnership as obligor or the Company as guarantor under the Indenture; (ii) to add to the covenants of the Operating

Partnership or the Company for the benefit of the Holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Operating Partnership or the Company in the Indenture; (iii) to add Events of Default for the benefit of the Holders of all or any series of Debt Securities;
(iv) to add or change any provisions of the Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, PROVIDED that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect; (v) to amend or supplement any provisions of the Indenture, PROVIDED that no such amendment or supplement shall materially adversely affect the interests of the Holders of any Debt Securities then Outstanding; (vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt Securities of any series; (viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one Trustee; (ix) to cure any ambiguity, defect or inconsistency in the Indenture, PROVIDED that such action shall not adversely affect the interests of Holders of Debt Securities of any series in any material respect; or (x) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, PROVIDED that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect (Section 901). In addition, with respect to Guaranteed Securities, without the consent of any Holder of Debt Securities the Company, or a subsidiary thereof, may directly assume the due and punctual payment of the principal of, any premium and interest on all the Guaranteed Securities and the performance of every covenant of the Indenture on the part of the Operating Partnership to be performed or observed. Upon any such assumption, the Company or such subsidiary shall succeed to, and be substituted for and may exercise every right and power of, the Operating Partnership under the Indenture with the same effect as if the Company or such subsidiary had been the issuer of the Guaranteed Securities and the Operating Partnership shall be released from all obligations and covenants with respect to the Guaranteed Securities. No such assumption shall be permitted unless the Company has delivered to the Trustee
(i) an officers' certificate and an opinion of counsel, stating, among other things, that the Guarantee and all other covenants of the Company in the Indenture remain in full force and effect and (ii) an opinion of independent counsel that the Holders of Guaranteed Securities shall have no United States federal tax consequences as a result of such assumption, and that, if any Debt Securities are then listed on the New York Stock Exchange, that such Debt Securities shall not be delisted as a result of such assumption.

    The Indenture provides that in determining whether the Holders of the requisite principal amount of Outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of Debt Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, (ii) the principal amount of a Debt Security denominated in a foreign currency that shall be deemed Outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (i) above), (iii) the principal amount of an Indexed Security that shall be deemed Outstanding shall be the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indexed Security pursuant to the Indenture, and (iv) Debt Securities owned by the Operating Partnership or any other obligor upon the Debt Securities or any affiliate of the Operating Partnership or of such other obligor shall be disregarded.

    The Indenture contains provisions for convening meetings of the Holders of Debt Securities of a series (Section 1501). A meeting will be permitted to be called at any time by the Trustee, and also, upon request, by the Operating Partnership, the Company (in respect of a series of Guaranteed Securities) or the holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as provided in the Indenture (Section 1502). Except for any consent that must be given by the Holder of each Debt Security affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present will be permitted to be adopted by the affirmative vote of the Holders of a majority in principal amount of the

Outstanding Debt Securities of that series; PROVIDED, HOWEVER, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all Holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; PROVIDED, HOWEVER, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Debt Securities of a series, the Persons holding or representing such specified percentage in principal amount of the Outstanding Debt Securities of such series will constitute a quorum (Section 1504).

    Notwithstanding the foregoing provisions, any action to be taken at a meeting of Holders of Debt Securities of any series with respect to any action that the Indenture expressly provides may be taken by the Holders of a specified percentage which is less than a majority in principal amount of the Outstanding Debt Securities of a series may be taken at a meeting at which a quorum is present by the affirmative vote of Holders of such specified percentage in principal amount of the Outstanding Debt Securities of such series (Section
1504).

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

    The Operating Partnership may discharge certain obligations to Holders of any series of Debt Securities that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be (Section 401).

    The Indenture provides that, unless the provisions of Section 402 are made inapplicable to the Debt Securities of or within any series pursuant to Section 301 of the Indenture, the Operating Partnership may elect either (a) to defease and discharge itself and the Company (if such Debt Securities are Guaranteed Securities) from any and all obligations with respect to such Debt Securities (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) ("defeasance") (Section 402) or (b) to release itself and the Company (if such Debt Securities are Guaranteed Securities) from their obligations with respect to such Debt Securities under certain sections of the Indenture (including the restrictions described under "Certain Covenants") and, if provided pursuant to
Section 301 of the Indenture, their obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Debt Securities ("covenant defeasance") (Section 402), in either case upon the irrevocable deposit by the Operating Partnership or the Company (if the Debt Securities are Guaranteed Securities) with the Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at Stated Maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

    Such a trust will only be permitted to be established if, among other things, the Operating Partnership or the Company (if such Debt Securities are Guaranteed Securities) has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture (Section 402).

    "Government Obligations" means securities which are (i) direct obligations of the United States of America or the government which issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, PROVIDED that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

    Unless otherwise provided in the applicable Prospectus Supplement, if after the Operating Partnership or the Company (if the Debt Securities are Guaranteed Securities) has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series,
(a) the Holder of a Debt Security of such series is entitled to, and does, elect pursuant to the Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or (b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such Conversion Event based on the applicable market exchange rate. "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Community or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

    In the event the Operating Partnership effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (d) under "Event of Default, Notice and Waiver" with respect to sections no longer applicable to such Debt Securities or described in clause (g) under "Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their Stated Maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, the Operating Partnership and the Company (if such Debt Securities are Guaranteed Securities) would remain liable to make payment of such amounts due at the time of acceleration.

    The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

NO CONVERSION RIGHTS

    The Debt Securities will not be convertible into or exchangeable for any capital stock of the Company or equity interest in the Operating Partnership.

GLOBAL SECURITIES

    The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the applicable Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series.

                         DESCRIPTION OF PREFERRED STOCK

GENERAL

    The Company is authorized to issue 5,000,000 shares of preferred stock, $.01 par value per share, of which no Preferred Stock was outstanding at the date hereof.

    The following description of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The statements below describing the Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company's Articles of Incorporation (the "Articles of Incorporation") and Bylaws and any applicable articles supplementary to the Articles of Incorporation designating terms of a series of Preferred Stock (a "Designating Amendment").

    The issuance of Preferred Stock could adversely affect the voting power, dividend rights and other rights of holders of Common Stock. Issuance of Preferred Stock also could, depending on the terms of such issue, either impede, delay, prevent or facilitate a merger, tender offer or change in control of the Company. Although the Board of Directors is required to make a determination as to the best interests of the stockholders of the Company when issuing Preferred Stock, the Board could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in the best interests of the Company or in which stockholders might receive a premium for their shares over the then prevailing market price. Management believes that the availability of Preferred Stock will provide the Company with increased flexibility in structuring possible future financing and acquisitions and in meeting other needs that might arise.

TERMS

    Subject to the limitations prescribed by the Articles of Incorporation, the Board of Directors is authorized to fix the number of shares constituting each series of Preferred Stock and the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of the Board of Directors. The Preferred Stock will, when issued, be fully paid and nonassessable by the Company and will have no preemptive rights.

    Reference is made to the Prospectus Supplement relating to the Preferred Stock offered thereby for specific terms, including:

     (1)
       The title and stated value of such Preferred Stock;

     (2)
       The number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock;

     (3)
       The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

     (4)
       The date from which dividends on such Preferred Stock shall accumulate, if applicable;

     (5)
       The procedures for any auction and remarketing, if any, for such Preferred Stock;

     (6)
       The provision for a sinking fund, if any, for such Preferred Stock;

     (7)
       The provision for redemption, if applicable, of such Preferred Stock;

     (8)
       Any listing of such Preferred Stock on any securities exchange;

     (9)
       The terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock of the Company, including the conversion price (or manner of calculation thereof);

    (10)
       Whether interests in such Preferred Stock will be represented by Depositary Shares;

    (11)
       Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock;

    (12)
       A discussion of federal income tax considerations applicable to such Preferred Stock;

    (13)
       The relative ranking and preferences of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

    (14)
       Any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

    (15)
       Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT.

RANK

    Unless otherwise specified in the Prospectus Supplement, the Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Stock of the Company, and to all equity securities ranking junior to such Preferred Stock; (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Stock. The term "equity securities" does not include convertible debt securities.

DIVIDENDS

    Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of assets of the Company legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the share transfer books of the Company on such record dates as shall be fixed by the Board of Directors of the Company.

    Dividends on any series of the Preferred Stock may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of the Preferred Stock for which dividends are non-cumulative, then the holders of such series of the Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

    If Preferred Stock of any series is outstanding, no dividends will be declared or paid or set apart for payment on any capital stock of the Company of any other series ranking, as to dividends, on a parity with or junior to the Preferred Stock of such series for any period unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Stock of such series for all past dividend periods and the then current dividend period or
(ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Stock of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon Preferred Stock of any series and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Preferred Stock of such series, all dividends declared upon Preferred Stock of such series and any other series of Preferred Stock ranking on a parity as to dividends with such Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Preferred Stock of such series and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Stock of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) and such other series of Preferred Stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Stock of such series which may be in arrears.

    Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no dividends (other than in shares of Common Stock or other capital shares ranking junior to the Preferred Stock of such series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the Common Stock, or any other capital shares of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation, nor shall any shares of Common Stock, or any other capital shares of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other capital shares of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation).

REDEMPTION

    If so provided in the applicable Prospectus Supplement, the Preferred Stock will be subject to mandatory redemption or redemption at the option of the Company, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

    The Prospectus Supplement relating to a series of Preferred Stock that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Stock of any series is payable only from the net proceeds of the issuance of capital shares of the Company, the terms of such Preferred Stock may provide that, if no such capital shares shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Stock shall automatically and mandatorily be converted into the applicable capital shares of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

    Notwithstanding the foregoing, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all shares of any series of Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no shares of any series of Preferred Stock shall be redeemed unless all outstanding Preferred Stock of such series is simultaneously redeemed; PROVIDED, HOWEVER, that the foregoing shall not prevent the purchase or acquisition of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Stock of such series. In addition, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all outstanding shares of any series of Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividends periods and the then current dividend period, and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, the Company shall not purchase or otherwise acquire directly or indirectly any shares of Preferred Stock of such series (except by conversion into or exchange for capital shares of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation); PROVIDED, HOWEVER, that the foregoing shall not prevent the purchase or acquisition of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Stock of such series.

    If fewer than all of the outstanding shares of Preferred Stock of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by the Company.

    Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Stock of any series to be redeemed at the address shown on the share transfer books of the Company. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all the shares of Preferred Stock of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Preferred Stock to be redeemed from each such holder. If notice of redemption of any Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Stock, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

LIQUIDATION PREFERENCE

    Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Common Stock or any other class or series of capital shares of the Company ranking junior to the Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Stock shall be entitled to receive out of assets of the Company legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Stock will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital shares of the Company ranking on a parity with the Preferred Stock in the distribution of assets, then the holders of the Preferred Stock and all other such classes or series of capital shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

    If liquidating distributions shall have been made in full to all holders of Preferred Stock, the remaining assets of the Company shall be distributed among the holders of any other classes or series of capital shares ranking junior to the Preferred Stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

VOTING RIGHTS

    Holders of the Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

    Whenever dividends on any shares of Preferred Stock shall be in arrears for six or more consecutive quarterly periods, the holders of such shares of Preferred Stock (voting separately as a class with all other series of preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors of the Company at a special meeting called by the holders of record of at least ten percent (10%) of any series of Preferred Stock so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until (i) if such series of Preferred Stock has a cumulative dividend, all dividends accumulated on such shares of Preferred Stock for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment or (ii) if such series of Preferred Stock does not have a cumulative dividend, four consecutive quarterly dividends shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire Board of Directors of the Company will be increased by two directors.

    Unless provided otherwise for any series of Preferred Stock, so long as any shares of Preferred Stock remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of each series of Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to such Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital stock of the Company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Company's Articles of Incorporation or the Designating Amendment for such series of Preferred Stock, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Stock or the holders thereof; PROVIDED, HOWEVER, with respect to the occurrence of any of the Events set forth in (ii) above so long as the Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event, the Company may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Preferred Stock and provided further that (x) any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or (y) any increase in the amount of authorized shares of such series or any other series of Preferred Stock, in each case ranking on a parity with or junior to the Preferred Stock of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

    The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

CONVERSION RIGHTS

    The terms and conditions, if any, upon which any series of Preferred Stock is convertible into shares of Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the shares of Preferred Stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Preferred Stock.

SHAREHOLDER LIABILITY

    As discussed below under "Description of Common Stock -- General," applicable Maryland law provides that no shareholder, including holders of Preferred Stock, shall be personally liable for the acts and obligations of the Company and that the funds and property of the Company shall be the only recourse for such acts or obligations.

RESTRICTIONS ON OWNERSHIP

    As discussed below under "Description of Common Stock -- Restrictions on Ownership," for the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% in value of its outstanding capital shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. Therefore, the Designating Amendment for each series of Preferred Stock may contain provisions restricting the ownership and transfer of the Preferred Stock. The applicable Prospectus Supplement will specify any additional ownership limitation relating to a series of Preferred Stock.

REGISTRAR AND TRANSFER AGENT

    The Registrar and Transfer Agent for the Preferred Stock will be set forth in the applicable Prospectus Supplement.

                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

    The Company may issue receipts ("Depositary Receipts") for Depositary Shares, each of which will represent a fractional interest of a share of a particular series of Preferred Stock, as specified in the applicable Prospectus Supplement. Shares of Preferred Stock of each series represented by the Depositary Shares will be deposited under a separate Deposit Agreement (each, a "Deposit Agreement") among the Company, the depositary named therein (the "Preferred Stock Depositary") and the holders from time to time of the Depositary Receipts. Subject to the terms of the Deposit Agreement, each owner of a Depositary

Receipt will be entitled, in proportion to the fractional interest of a share of a particular series of Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipt, to all the rights and preferences of the Preferred Stock represented by such Depositary Shares (including dividend, voting, conversion, redemption and liquidation rights).

    The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of the Preferred Stock by the Company to the Preferred Stock Depositary, the Company will cause the Preferred Stock Depositary to issue, on behalf of the Company, the Depositary Receipts. Copies of the applicable form of Deposit Agreement and Depositary Receipt may be obtained from the Company upon request.

DIVIDENDS AND OTHER DISTRIBUTIONS

    The Preferred Stock Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock to the record holders of Depositary Receipts evidencing the related Depositary Shares in proportion to the number of such Depositary Receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Stock Depositary.

    In the event of a distribution other than in cash, the Preferred Stock Depositary will distribute property received by it to the record holders of Depositary Receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Stock Depositary, unless the Preferred Stock Depositary determines that it is not feasible to make such distribution, in which case the Preferred Stock Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

WITHDRAWAL OF STOCK

    Upon surrender of the Depositary Receipts at the corporate trust office of the Preferred Stock Depositary (unless the related Depositary Shares have previously been called for redemption), the holders thereof will be entitled to delivery at such office, to or upon such holders' order, of the number of whole or fractional shares of the Preferred Stock and any money or other property represented by the Depositary Shares evidenced by such Depositary Receipts. Holders of Depositary Receipts will be entitled to receive whole or fractional shares of the related Preferred Stock on the basis of the proportion of Preferred Stock represented by each Depositary Share as specified in the applicable Prospectus Supplement, but holders of such shares of Preferred Stock will not thereafter be entitled to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of shares of Preferred Stock to be withdrawn, the Preferred Stock Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

    Whenever the Company redeems shares of Preferred Stock held by the Preferred Stock Depositary, the Preferred Stock Depositary will redeem as of the same redemption date the number of Depositary Shares representing shares of the Preferred Stock so redeemed, provided the Company shall have paid in full to the Preferred Stock Depositary the redemption price of the Preferred Stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per Depositary Share will be equal to the redemption price and any other amounts per share payable with respect to the Preferred Stock. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional Depositary Shares) or by any other equitable method determined by the Company.

    From and after the date fixed for redemption, all dividends in respect of the shares of Preferred Stock so called for redemption will cease to accrue, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Receipts evidencing the Depositary

Shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such Depositary Receipts were entitled upon such redemption upon surrender thereof to the Preferred Stock Depositary.

VOTING OF THE PREFERRED STOCK

    Upon receipt of notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the Preferred Stock Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Receipts evidencing the Depositary Shares which represent such Preferred Stock. Each record holder of Depositary Receipts evidencing Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Preferred Stock Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Stock represented by such holder's Depositary Shares. The Preferred Stock Depositary will vote the amount of Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by the Preferred Stock Depositary in order to enable the Preferred Stock Depositary to do so. The Preferred Stock Depositary will abstain from voting the amount of Preferred Stock represented by such Depositary Shares to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing such Depositary Shares. The Preferred Stock Depositary shall not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or wilful misconduct of the Preferred Stock Depositary.

LIQUIDATION PREFERENCE

    In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of each Depositary Receipt will be entitled to the fraction of the liquidation preference accorded each share of Preferred Stock represented by the Depositary Share evidenced by such Depositary Receipt, as set forth in the applicable Prospectus Supplement.

CONVERSION OF PREFERRED STOCK

    The Depositary Shares, as such, are not convertible into Common Stock or any other securities or property of the Company, except in connection with certain conversions in connection with the preservation of the Company's status as a REIT. See "Description of Preferred Stock -- Restrictions on Ownership." Nevertheless, if so specified in the applicable Prospectus Supplement relating to an offering of Depositary Shares, the Depositary Receipts may be surrendered by holders thereof to the Preferred Stock Depositary with written instructions to the Preferred Stock Depositary to instruct the Company to cause conversion of the Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipts into whole shares of Common Stock, other shares of Preferred Stock of the Company or other shares of capital stock, and the Company has agreed that upon receipt of such instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of Preferred Stock to effect such conversion. If the Depositary Shares evidenced by a Depositary Receipt are to be converted in part only, a new Depositary Receipt or Receipts will be issued for any Depositary Shares not to be converted. No fractional shares of Common Stock will be issued upon conversion, and if such conversion will result in a fractional share being issued, an amount will be paid in cash by the Company equal to the value of the fractional interest based upon the closing price of the Common Stock on the last business day prior to the conversion.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

    The form of Depositary Receipt evidencing the Depositary Shares which represent the Preferred Stock and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Preferred Stock Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Receipts or that would be materially and adversely inconsistent with the rights granted to holders of the related Preferred Stock will not be effective unless such amendment has been approved by the existing holders of at least two-thirds of the Depositary Shares evidenced by the Depositary Receipts then outstanding. No amendment shall impair the right, subject to certain exceptions in the Deposit Agreement, of any holder of Depositary Receipts to surrender any Depositary Receipt with instructions to deliver to the holder the related Preferred Stock and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding Depositary Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Receipt, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby.

    The Deposit Agreement may be terminated by the Company upon not less than 30 days' prior written notice to the Preferred Stock Depositary if (i) such termination is necessary to preserve the Company's status as a REIT or (ii) a majority of each series of Preferred Stock affected by such termination consents to such termination, whereupon the Preferred Stock Depositary shall deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, such number of whole or fractional shares of Preferred Stock as are represented by the Depositary Shares evidenced by such Depositary Receipts together with any other property held by the Preferred Stock Depositary with respect to such Depositary Receipt. The Company has agreed that if the Deposit Agreement is terminated to preserve the Company's status as a REIT, then the Company will use its best efforts to list the Preferred Stock issued upon surrender of the related Depositary Shares on a national securities exchange. In addition, the Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares shall have been redeemed, (ii) there shall have been a final distribution in respect of the related Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of Depositary Receipts evidencing the Depositary Shares representing such Preferred Stock or (iii) each share of the related Preferred Stock shall have been converted into capital stock of the company not so represented by Depositary Shares.

CHARGES OF PREFERRED STOCK DEPOSITARY

    The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the Deposit Agreement. In addition, the Company will pay the fees and expenses of the Preferred Stock Depositary in connection with the performance of its duties under the Deposit Agreement. However, holders of Depositary Receipts will pay certain other transfer and other taxes and governmental charges as well as the fees and expenses of the Preferred Stock Depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the Deposit Agreement.

RESIGNATION AND REMOVAL OF DEPOSITARY

    The Preferred Stock Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Preferred Stock Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Stock Depositary. A successor Preferred Stock Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

    The Preferred Stock Depositary will forward to holders of Depositary Receipts any reports and communications from the Company which are received by the Preferred Stock Depositary with respect to the related Preferred Stock.

    Neither the Preferred Stock Depositary nor the Company will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the Deposit Agreement. The obligations of the Company and the Preferred Stock Depositary under the Deposit Agreement will be limited to performing their duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of Preferred Stock represented by the Depositary Shares), gross negligence or willful misconduct, and the Company and the Preferred Stock Depositary will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or shares of Preferred Stock represented thereby unless satisfactory indemnity is furnished. The Company and the Preferred Stock Depositary may rely on written advice of counsel or accountants, or information provided by persons presenting shares of Preferred Stock represented thereby for deposit, holders of Depositary Receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

    In the event the Preferred Stock Depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and the Company, on the other hand, the Preferred Stock Depositary shall be entitled to act on such claims, requests or instructions received from the Company.

                          DESCRIPTION OF COMMON STOCK

GENERAL

    The authorized capital stock of the Company includes 50 million shares of Common Stock, $.01 par value per share. Each outstanding share of Common Stock will entitle the holder to one vote on all matters presented to stockholders for a vote and cumulative voting is not permitted. Holders of the Common Stock do not have preemptive rights. At September 29, 1995, there were 11,206,553 shares of Common Stock outstanding.

    All shares of Common Stock issued and sold will be duly authorized, fully paid, and non-assessable. Distributions may be paid to the holders of Common Stock if and when declared by the Board of Directors of the Company out of funds legally available therefor. The Company has paid quarterly dividends, beginning with a dividend for the portion of the quarter from the closing of the Company's initial public offering in November 1993 (the "IPO").

    Under Maryland law, stockholders are generally not liable for the Company's debts or obligations. If the Company is liquidated, subject to the right of any holders of Preferred Stock to receive preferential distributions, each outstanding share of Common Stock will be entitled to participate pro rata in the assets remaining after payment of, or adequate provision for, all known debts and liabilities of the Company.

CERTAIN PROVISIONS OF THE COMPANY'S ARTICLES OF INCORPORATION

    The Company's Board of Directors is divided into three classes of directors, each class constituting approximately one-third of the total number of directors, with the classes serving staggered terms. At each annual meeting of stockholders, the class of directors to be elected at such meeting will be elected for a three-year term and the directors in the other two classes will continue in office. The Company believes that classified directors will help to assure the continuity and stability of the Board of Directors and the Company's business strategies and policies as determined by the Board. The use of a staggered board may render more difficult a change in control of the Company or removal of incumbent management.

RESTRICTIONS ON OWNERSHIP

    For the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding Common Stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code) during the last half of a taxable year and the Common Stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (or during a proportionate part of a shorter taxable year). To satisfy the above ownership requirements and certain other requirements for qualification as a REIT, the Board of Directors has adopted, and the stockholders prior to the IPO approved, a provision in the Articles of Incorporation restricting the ownership or acquisition of shares of Common Stock.

REGISTRAR AND TRANSFER AGENT

    The Registrar and Transfer Agent for the Common Stock is BancBoston State Street Investor Services, Boston, Massachusetts.

                              PLAN OF DISTRIBUTION

    The Company and the Operating Partnership may sell the Securities to one or more underwriters for public offering and sale by them or may sell the Securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Securities will be named in the applicable Prospectus Supplement.

    Underwriters may offer and sell the Securities at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. The Company and the

Operating Partnership also may, from time to time, authorize underwriters acting as their agents to offer and sell the Securities upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of Securities, underwriters may be deemed to have received compensation from the Company or the Operating Partnership in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Securities for whom they may act as agent. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

    Any underwriting compensation paid by the Company or the Operating Partnership to underwriters or agents in connection with the offering of Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, are set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933 (the "Securities Act"). Underwriters, dealers and agents may be entitled, under agreements entered into with the Company and the Operating Partnership, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

    If so indicated in the applicable Prospectus Supplement, the Company and the Operating Partnership will authorize dealers acting as their agents to solicit offers by certain institutions to purchase Securities from them at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of the Company and the Operating Partnership. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Securities are being sold to underwriters, the Company and the Operating Partnership shall have sold to such underwriters the total principal amount of the Securities less the principal amount thereof covered by Contracts.

    Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for the Company and the Operating Partnership in the ordinary course of business.

                                 LEGAL MATTERS

    The validity of the issuance of the Securities offered hereby will be passed upon for the Company and the Operating Partnership by Stroock & Stroock & Lavan of New York, New York. Certain legal matters in connection with the Securities offered hereby will be passed upon for any underwriters, dealers or agents by Brown & Wood of New York, New York.

                                    EXPERTS

    The consolidated financial statements and schedule of Chelsea GCA Realty, Inc. for the period November 2, 1993 to December 31, 1993 and the year ended December 31, 1994, incorporated herein by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1994, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated and combined financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements and schedule of Chelsea GCA Realty Partnership, L.P. at December 31, 1994 and for the period November 2, 1993 to December 31, 1993 and the year ended December 31, 1994 and the combined financial statements of Chelsea GCA Properties for the period January 1, 1993 to November 1, 1993 and the year ended December 31, 1992 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                      CHELSEA GCA REALTY PARTNERSHIP, L.P.

                                                                                                           PAGE
                                                                                                        ----------
CONSOLIDATED FINANCIAL STATEMENTS -- CHELSEA GCA REALTY PARTNERSHIP, L.P.
Report of Independent Auditors........................................................................         F-1
Consolidated Balance Sheets as of September 30, 1995 (unaudited) and December 31, 1994 and 1993.......         F-3
Consolidated Statements of Operations for the nine months ended September 30, 1995 and 1994
 (unaudited) and for the year ended December 31, 1994 and for the period November 2, 1993
 (commencement of operations) to December 31, 1993....................................................         F-4
Consolidated Statements of Partners' Capital for the nine months ended September 30, 1995 (unaudited), the year ended December 31, 1994 and for the period November 2, 1993 (commencement of operations) to
 December 31, 1993....................................................................................         F-5
Consolidated Statements of Cash Flows for the nine months ended September 30, 1995 and 1994
 (unaudited), for the year ended December 31, 1994 and for the period November 2, 1993 (commencement
 of operations) to December 31, 1993..................................................................         F-7
Notes to Consolidated Financial Statements............................................................         F-9
Schedule III -- Combined Real Estate and Accumulated Depreciation.....................................        F-17
                                                                                                          and F-18
COMBINED FINANCIAL STATEMENTS -- CHELSEA GCA PROPERTIES (PREDECESSOR)
Report of Independent Auditors........................................................................         F-2
Combined Statements of Operations for the period January 1, 1993 to November 1, 1993 and the year
 ended December 31, 1992..............................................................................         F-4
Combined Statements of Owners' Capital (Deficit) for the period January 1, 1993 to November 1, 1993
 and the year ended December 31, 1992.................................................................         F-6
Combined Statements of Cash Flows for the period January 1, 1993 to November 1, 1993 and the year
 ended December 31, 1992..............................................................................         F-7
Notes to Combined Financial Statements................................................................         F-9
OTHER INFORMATION
Selected Financial Data...............................................................................        F-19
Management's Discussion and Analysis of Financial Condition and Results of Operations.................        F-20

                         REPORT OF INDEPENDENT AUDITORS

TO THE OWNERS
CHELSEA GCA REALTY PARTNERSHIP, L.P.

    We have audited the accompanying consolidated balance sheets of Chelsea GCA Realty Partnership, L.P. as of December 31, 1994 and 1993, and the related consolidated statements of operations, partners' capital and cash flows for the year ended December 31, 1994 and for the period November 2, 1993 (date of commencement of operations) to December 31, 1993. Our audits also included the financial schedule listed in the Index. These financial statements and schedule are the responsibility of the management of Chelsea GCA Realty Partnership, L.P. Our responsibility is to express an opinion on the financial statements and schedule based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Chelsea GCA Realty Partnership, L.P. as of December 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for the year ended December 31, 1994 and for the period from November 2, 1993 (date of commencement of operations) to December 31, 1993 in conformity with generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth herein.

ERNST & YOUNG LLP

HACKENSACK, NEW JERSEY
FEBRUARY 14, 1995

                         REPORT OF INDEPENDENT AUDITORS

TO THE OWNERS
CHELSEA GCA PROPERTIES

    We have audited the related combined statements of operations, owners' capital (deficit) and cash flows of Chelsea GCA Properties, a non-legal entity more fully described in Note 1 for the period January 1, 1993 to November 1, 1993 and the year ended December 31, 1992. These financial statements are the responsibility of the management of Chelsea GCA Properties. Our responsibility is to express an opinion on the financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the combined results of operations and the cash flows of Chelsea GCA Properties' for the period January 1, 1993 to November 1, 1993 and the year ended December 31, 1992 in conformity with generally accepted accounting principles.

ERNST & YOUNG LLP

HACKENSACK, NEW JERSEY
MARCH 4, 1994

                      CHELSEA GCA REALTY PARTNERSHIP, L.P.
                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                                      DECEMBER 31,  DECEMBER 31,
                                                                                          1994          1993
                                                                       SEPTEMBER 30,  ------------  ------------
                                                                           1995
                                                                       -------------
                                                                        (UNAUDITED)
ASSETS
Rental properties:
  Land...............................................................   $    71,775    $   62,081    $   46,231
  Depreciable property...............................................       320,839       270,753       196,987
                                                                       -------------  ------------  ------------
Total rental property................................................       392,614       332,834       243,218
Less accumulated depreciation........................................        38,378        30,439        22,119
                                                                       -------------  ------------  ------------
Rental properties, net...............................................       354,236       302,395       221,099
Cash and equivalents.................................................         5,032         9,109        57,889
Notes receivable-related party.......................................         8,059         3,447            --
Deferred costs, net..................................................         5,131         6,587         2,389
Other assets.........................................................        12,788         9,237         7,355
                                                                       -------------  ------------  ------------
TOTAL ASSETS.........................................................   $   385,246    $  330,775    $  288,732
                                                                       -------------  ------------  ------------
                                                                       -------------  ------------  ------------
LIABILITIES AND PARTNERS' CAPITAL
Liabilities:
  Bank line of credit................................................   $    81,000    $   28,000   $        --
  Construction payable...............................................        13,250        13,080         2,432
  Accounts payable and accrued expenses..............................         6,650         6,985         5,801
  Obligation under capital lease.....................................         9,841         9,830         9,811
  Distribution payable...............................................         8,771         8,653         4,992
  Rent payable.......................................................         1,580         1,536         1,460
                                                                       -------------  ------------  ------------
TOTAL LIABILITIES....................................................       121,092        68,084        24,496
Commitments and contingencies
MINORITY INTEREST....................................................         5,398         5,156            --
Partners' capital:
  General partner units outstanding, 11,207 at September 30, 1995,
   11,052 in 1994 and 10,937 in 1993.................................       171,863       171,051       173,672
  Limited partner units outstanding, 5,660 at September 30,1995,
   5,588 in 1994 and 5,703 in 1993...................................        86,893        86,484        90,564
                                                                       -------------  ------------  ------------
TOTAL PARTNERS' CAPITAL..............................................       258,756       257,535       264,236
                                                                       -------------  ------------  ------------
TOTAL LIABILITIES AND PARTNERS' CAPITAL..............................  $    385,246   $   330,775   $   288,732
                                                                       -------------  ------------  ------------
                                                                       -------------  ------------  ------------

    The accompanying notes are an integral part of the financial statements.

                            STATEMENTS OF OPERATIONS
                      (IN THOUSANDS EXCEPT PER UNIT DATA)

                                          CHELSEA GCA REALTY PARTNERSHIP, L.P.         CHELSEA GCA PROPERTIES
                                                     (CONSOLIDATED)                          (COMBINED)
                                    ------------------------------------------------  -------------------------
                                                                           PERIOD       PERIOD
                                                                        NOVEMBER 2,   JANUARY 1,
                                        NINE MONTHS        YEAR ENDED     1993 TO       1993 TO     YEAR ENDED
                                    ENDED SEPTEMBER 30,   DECEMBER 31,  DECEMBER 31,  NOVEMBER 1,  DECEMBER 31,
                                      1995       1994         1994          1993         1993          1992
                                    ---------  ---------  ------------  ------------  -----------  ------------
                                        (UNAUDITED)
REVENUES:
  Base rent.......................  $  34,063  $  24,883   $   34,415    $    4,913    $  20,551    $   21,370
  Percentage rent.................      2,058      1,368        3,595         1,488          847         2,049
  Expense reimbursements..........     14,443      9,158       13,584         2,138        8,047         8,471
  Other income....................        972      1,290        1,551           369          399           873
                                    ---------  ---------  ------------  ------------  -----------  ------------
TOTAL REVENUES....................     51,536     36,699       53,145         8,908       29,844        32,763
EXPENSES:
  Interest........................      1,985        736          982           163        9,947        11,201
  Operating and maintenance.......     15,321      9,606       14,337         2,176        8,917         9,422
  Depreciation and amortization...      9,030      6,349        8,982         1,358        6,255         6,040
  General and administrative......      2,074      1,689        2,561           718        1,860         2,120
  Other...........................      1,327        610        1,317           203        1,393         1,140
                                    ---------  ---------  ------------  ------------  -----------  ------------
TOTAL EXPENSES....................     29,737     18,990       28,179         4,618       28,372        29,923
INCOME BEFORE MINORITY INTEREST...     21,799     17,709       24,966         4,290        1,472         2,840
Minority interest.................       (243)        --          (49)           --       (1,128)       (1,640)
                                    ---------  ---------  ------------  ------------  -----------  ------------
INCOME BEFORE EXTRAORDINARY
 ITEM.............................     21,556     17,709       24,917         4,290          344         1,200
Extraordinary item-loss on early
 extinguishment of debt...........         --         --           --        (9,410)          --            --
                                    ---------  ---------  ------------  ------------  -----------  ------------
NET INCOME (LOSS).................  $  21,556  $  17,709   $   24,917    $   (5,120)   $     344    $    1,200
                                    ---------  ---------  ------------  ------------  -----------  ------------
                                    ---------  ---------  ------------  ------------  -----------  ------------
NET INCOME (LOSS):
  General partner.................  $  14,322  $  11,639   $   16,428    $   (3,365)
  Limited partners................      7,234      6,070        8,489        (1,755)
                                    ---------  ---------  ------------  ------------
TOTAL.............................  $  21,556  $  17,709   $   24,917    $   (5,120)
                                    ---------  ---------  ------------  ------------
                                    ---------  ---------  ------------  ------------
NET INCOME (LOSS) PER UNIT:
  General partner.................  $    1.29  $    1.06   $     1.50    $    (0.31)
  Limited partners................  $    1.29  $    1.06   $     1.50    $    (0.31)
WEIGHTED AVERAGE UNITS
 OUTSTANDING:
  General partner.................     11,106     10,937       10,971        10,937
  Limited partners................      5,610      5,703        5,669         5,703
                                    ---------  ---------  ------------  ------------
TOTAL.............................     16,716     16,640       16,640        16,640
                                    ---------  ---------  ------------  ------------
                                    ---------  ---------  ------------  ------------

    The accompanying notes are an integral part of the financial statements.

                      CHELSEA GCA REALTY PARTNERSHIP, L.P.
                  CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL
                                 (IN THOUSANDS)

                                                                                 GENERAL     LIMITED      TOTAL
                                                                                PARTNER'S   PARTNERS'   PARTNERS'
                                                                                 CAPITAL     CAPITAL     CAPITAL
                                                                                ----------  ----------  ----------
INITIAL CAPITAL CONTRIBUTION NOV. 2, 1993.....................................  $  266,348  $       --  $  266,348
Contribution of the net assets of Chelsea GCA Properties in exchange for units
 of the Operating Partnership net of formation transactions...................     (94,030)     94,030          --
Issuance of units in exchange for the general partner's $8.0 million note.....       8,000          --       8,000
Net loss......................................................................      (3,365)     (1,755)     (5,120)
Distributions.................................................................      (3,281)     (1,711)     (4,992)
                                                                                ----------  ----------  ----------
BALANCE DECEMBER 31, 1993.....................................................     173,672      90,564     264,236
Net income....................................................................      16,428       8,489      24,917
Distributions.................................................................     (20,840)    (10,778)    (31,618)
Transfer of a limited partner's interest......................................       1,791      (1,791)         --
                                                                                ----------  ----------  ----------
BALANCE DECEMBER 31, 1994.....................................................     171,051      86,484     257,535
Contributions.................................................................       3,826       1,933       5,759
Net income....................................................................      14,322       7,234      21,556
Distributions.................................................................     (17,336)     (8,758)    (26,094)
                                                                                ----------  ----------  ----------
BALANCE SEPTEMBER 30, 1995 (UNAUDITED)........................................  $  171,863  $   86,893  $  258,756
                                                                                ----------  ----------  ----------
                                                                                ----------  ----------  ----------

    The accompanying notes are an integral part of the financial statements.

                             CHELSEA GCA PROPERTIES
                COMBINED STATEMENTS OF OWNERS' CAPITAL (DEFICIT)
                                 (IN THOUSANDS)

BALANCE, JANUARY 1, 1992...........................................................  $  (3,589)
  Net income.......................................................................      1,200
  Contributions....................................................................      5,803
  Distributions....................................................................     (1,469)
                                                                                     ---------
BALANCE, DECEMBER 31, 1992.........................................................      1,945
  Net income.......................................................................        344
  Contributions....................................................................      8,557
  Distributions....................................................................     (8,549)
BALANCE, NOVEMBER 1, 1993..........................................................  $   2,297
                                                                                     ---------
                                                                                     ---------

    The accompanying notes are an integral part of the financial statements.

                            STATEMENTS OF CASH FLOW
                                 (IN THOUSANDS)

                                                CHELSEA GCA REALTY PARTNERSHIP, L.P.
                                                           (CONSOLIDATED)                      CHELSEA GCA PROPERTIES
                                          -------------------------------------------------          (COMBINED)
                                                                                             --------------------------
                                                                                  PERIOD       PERIOD
                                              NINE MONTHS                      NOVEMBER 2,   JANUARY 1,
                                          ENDED SEPTEMBER 30,    YEAR ENDED      1993 TO       1993 TO     YEAR ENDED
                                                                DECEMBER 31,   DECEMBER 31,  NOVEMBER 1,  DECEMBER 31,
                                            1995       1994         1994           1993         1993          1992
                                          ---------  ---------  -------------  ------------  -----------  -------------
                                              (UNAUDITED)
Net income (loss).......................  $  21,556  $  17,709    $  24,917     $   (5,120)   $     344     $   1,200
Adjustments to reconcile net income
 (loss) to net cash provided by
 operating activity:
    Depreciation and amortization.......      9,030      6,349        8,982          1,358        6,255         6,040
    Minority interest...................        243         --           49             --        1,128         1,640
    Loss on early extinguishment of
     debt...............................         --         --           --          9,410           --            --
    Other...............................        146         --           --            (26)       1,044           918
  Changes in assets and liabilities:
    Straight line rent receivable.......       (999)      (905)      (1,205)          (436)        (339)          (48)
    Other assets........................     (1,652)       872         (677)         1,643         (124)         (494)
    Accounts payable and accrued
     expenses...........................       (909)    11,447        1,279         (1,772)       2,089           231
                                          ---------  ---------  -------------  ------------  -----------  -------------
Net cash provided by operations.........     27,415     35,472       33,345          5,057       10,397         9,487
CASH FLOW FROM INVESTING ACTIVITIES
Additions to rental properties..........    (61,192)   (59,530)     (76,071)       (60,171)     (31,744)      (11,873)
Deposits to restricted cash.............         --         --           --             --           --        (1,033)
Withdrawals from restricted
 cash...................................         --         --           --             --        1,033         1,044
Additions to deferred costs.............     (1,167)      (952)      (1,578)          (311)        (504)         (457)
Advances to affiliates..................         --         --           --             --           --        (1,437)
Advances to related parties.............         --         --       (2,769)        (3,436)          --          (624)
Payments from related parties...........        105         --           --             --        1,371            --
Other investing activities..............         --         --           --             --          308           262
                                          ---------  ---------  -------------  ------------  -----------  -------------
Net cash used in investing activities...    (62,254)   (60,482)     (80,418)       (63,918)     (29,536)      (14,118)
CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from sale of units.........         --         --           --        266,348           --            --
Contributions...........................      3,826         --        2,429             --        9,510         2,534
Distributions...........................    (25,976)   (20,302)     (27,957)            --       (1,165)       (2,493)
Loan proceeds...........................     53,000         --       28,000             --       17,023         9,683
Repayment of debt including prepayment
 penalties..............................         --         --           --       (149,778)      (1,600)       (2,407)
Additions to deferred financing costs...       (258)    (1,784)      (4,179)            --         (754)       (1,341)
Other financing activities..............        170        329           --             --         (322)          365
                                          ---------  ---------  -------------  ------------  -----------  -------------
Net cash (used in) provided by financing
 activities.............................     30,762    (21,757)      (1,707)       116,570       22,692         6,341
NET INCREASE (DECREASE) IN CASH.........     (4,077)   (46,767)     (48,780)        57,709        3,553         1,710
Cash, beginning of period...............      9,109     57,889       57,889            180        3,683         1,973
                                          ---------  ---------  -------------  ------------  -----------  -------------
Cash, end of period.....................  $   5,032  $  11,122    $   9,109     $   57,889    $   7,236     $   3,683
                                          ---------  ---------  -------------  ------------  -----------  -------------
                                          ---------  ---------  -------------  ------------  -----------  -------------

    The accompanying notes are an integral part of the financial statements.

SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING AND INVESTING ACTIVITIES.

FOR THE PERIODS ENDING SEPTEMBER 30, 1995 (UNAUDITED), DECEMBER 31, 1994 AND 1993 -- CHELSEA GCA REALTY PARTNERSHIP, L.P. (Consolidated)

    In September 1995, the Operating Partnership transferred property valued at $4.7 million to a unitholder in exchange for two notes receivable of $4.0 million and $0.7 million, respectively. The $4.0 million note is collateralized by the units in the Operating Partnership.

    In May and July 1995, the Operating Partnership acquired properties valued at $1.9 million through the issuance of units in the Operating Partnership having an aggregate fair market value of $1.9 million as of such dates.

    In February 1994, the Operating Partnership entered into a limited partnership with an unrelated limited partner, as sole general partner, to acquire property, develop and operate a manufacturers' outlet center in Solvang, California. Land with an approximate value of $2.0 million was contributed to the partnership by the limited partner.

    During November 1994, a limited partner exchanged 115,000 Operating Partnership units for an equal number of common shares in Chelsea GCA Realty, Inc., the sole general partner.

    During November 1993 there were significant non-cash formation transactions as more fully described in Note 1. In November 1993, the general partner exchanged Operating Partnership units for an $8.0 million note issued by the general partner.

    In December 1994 and 1993 the Operating Partnership declared a $0.52 and $0.30 per unit distribution, respectively, which were paid in January of the following year.

1992 -- CHELSEA GCA PROPERTIES (Combined)

    Chelsea GCA Properties acquired the following in non-cash transactions (in thousands):

ASSETS
Land and related construction in progress..............  $   3,207
Receivable -- mortgage financing costs.................        620
Other assets...........................................         76
                                                         ---------
  Total assets.........................................  $   3,903
                                                         ---------
                                                         ---------
LIABILITIES
Advances from an affiliate, subsequently reflected as a
 reduction in the investment in the affiliate..........  $   3,877
Other liabilities......................................         79
                                                         ---------
  Total liabilities....................................  $   3,956
                                                         ---------
                                                         ---------

    Chelsea GCA Properties entered into a transaction in connection with a restructuring of the ownership of certain of its properties in which there was an exchange of ownership and other non-cash transactions amounting to approximately $5.4 million. All such transfers of ownership interests were accounted for at historical book values. The transaction resulted in a non-cash increase in other assets of $5.4 million, a non-cash increase in liabilities of $2.1 million and a non-cash increase in owners' equity of $3.3 million.

    The seller of certain properties provided financing to Chelsea GCA Properties in the amount of $2.4 million.

    The accompanying notes are an integral part of the financial statements.

                         NOTES TO FINANCIAL STATEMENTS

1.  ORGANIZATION AND BASIS OF PRESENTATION

    ORGANIZATION

    Chelsea GCA Realty Partnership, L.P. (the "Operating Partnership"), which commenced operations on November 2, 1993, is engaged in the development, ownership, acquisition, leasing and operation of manufacturers' outlet centers. As of September 30, 1995, the Operating Partnership operated 17 centers in 9 states. The sole general partner in the Operating Partnership, Chelsea GCA Realty, Inc. (the "Company") is a self-administered and self-managed Real Estate Investment Trust.

    The Company contributed $266.3 million in cash to the Operating Partnership and exchanged an $8.0 million note for additional partnership units. The Company had an initial 65.72% general partnership interest in the Operating Partnership.

    The predecessor of the Operating Partnership, Chelsea GCA Properties (the "Predecessor") was a non-legal entity consisting of the following:

    -Six operating manufacturers' outlet centers, including expansion projects under development and land for the construction of an additional center, and the property and lease management business, collectively referred to as "Chelsea", which were under common ownership and control.

    -Six operating manufacturers' outlet centers, including expansion projects under development and one factory outlet center nearing completion of development which were owned or managed by Ginsburg Craig Associates, collectively referred to as "GCA."

    Chelsea contributed its six existing manufacturers' outlet centers, including expansion projects under development and land for the construction of an additional center, and the property and lease management business, to the Operating Partnership, in exchange for 4,375,948 partnership units which represented a 26.3% interest in the Operating Partnership, $16.0 million in cash, and a $6 million interest-free promissory note issued to an affiliate which was paid by the Operating Partnership during December of 1993.

    GCA contributed its six existing manufacturers' outlet centers, including expansion projects under development, one manufacturers' outlet center nearing completion of development, the option agreements for the purchase of Napa Factory Stores and an agreement to purchase a property located in Riverside County, California, to the Operating Partnership in exchange for 1,327,347 partnership units which represented a 7.98% interest in the Operating Partnership and $14.5 million in cash.

    The assets acquired for cash have been accounted for as a purchase. The purchase price of $30.5 million exceeded the net book value of the assets acquired by approximately $27.0 million. The excess purchase price was allocated to the acquired land and buildings of the respective centers.

    BASIS OF PRESENTATION

    The consolidated financial statements of the Operating Partnership include the accounts of Solvang Designer Outlets ("Solvang"), a limited partnership in which the Operating Partnership has a 50% interest and has been the sole general partner since February 24, 1994 (date of commencement of development). As the sole general partner, the Operating Partnership has the ability to exercise both financial and operational control over the partnership.

    The accompanying financial statements of the Predecessor have been presented on a combined basis of accounting. As a result, the financial statements of the Predecessor include the combined historical results of operations, owners' capital (deficit), cash flows and financial position of Chelsea and GCA. All transactions between business entities included in the Predecessor's financial statements have been eliminated in combination.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

    RENTAL PROPERTIES

    Rental properties are recorded at cost less accumulated depreciation. Depreciation is computed on the straight-line basis over the estimated useful lives of the assets. The Operating Partnership and Predecessor use 25-40 year estimated lives for buildings, 15-year estimated life for land improvements and 5-year estimated life for equipment. Expenditures for ordinary maintenance and repairs are charged to operations as incurred while significant renovations and improvements that improve and/or extend the useful life of the asset are capitalized and depreciated over their estimated useful life. Impairment in the carrying value of rental properties would be recognized to the extent ultimate net realizable value was less than the carrying value. Ultimate net realizable value is determined based on the ability to fully recover costs through a future revenue stream supported principally by rental revenues, after consideration of related costs. The time value of money is not considered in assessing revenues versus costs. No impairment losses have been recorded in any of the periods presented.

    CASH AND CASH EQUIVALENTS

    All demand, money market accounts and certificates of deposit with an original maturity of three months or less at date of purchase are considered to be cash and cash equivalents. At December 31, 1994 and 1993 cash equivalents consisted of certificates of deposit, commercial paper and repurchase agreements. The above investments matured in January of the following year. The carrying amount of such investments approximates fair value.

    DEVELOPMENT COSTS

    Development costs, which include interest, taxes, insurance and other costs incurred in developing new properties, are capitalized. Upon completion of construction, development costs are amortized over the useful lives of the respective rental properties on a straight-line basis.

    CAPITALIZED INTEREST

    Interest including the amortization of deferred financing costs incurred on borrowings used to fund the rental property development and construction are capitalized as construction in progress and allocated to the individual property cost once construction is completed.

    RENTAL EXPENSE

    Rental expense is recognized on a straight-line basis over the initial term of the agreement.

    DEFERRED LEASE COSTS

    Deferred lease costs consist of fees and direct costs incurred to initiate and renew operating leases and are amortized on a straight-line basis over the initial lease term or renewal period as appropriate.

    DEFERRED FINANCING COSTS

    Deferred financing costs, including fees and costs incurred to obtain financing and interest rate caps, are being amortized as interest costs on a straight-line basis over the terms of the respective agreements. Unamortized deferred financing costs are charged to expense when the associated debt is retired before the maturity date.

    REVENUE RECOGNITION

    Leases with tenants are accounted for as operating leases. Minimum rental income is recognized on a straight-line basis over the term of the lease and due and unpaid rents are included in other assets in the accompanying balance sheet. Certain lease agreements contain provisions which provide for rents based on a percentage of sales and certain leases provide for additional rents based on a percentage of sales volume above a specified breakpoint. These additional rents are reflected on the accrual basis. Virtually all lease agreements contain provisions for reimbursement of real estate taxes, insurance, advertising and certain common area maintenance costs.

    INCOME TAXES

    No provision has been made for income taxes in the accompanying consolidated financial statements since such taxes, if any, are the responsibility of the individual partners.

    NET INCOME PER PARTNERSHIP UNIT

    Net income per partnership unit is determined by allocating net income to the general partner and the limited partners based on their weighted average partnership units outstanding during the respective periods presented.

    CONCENTRATION OF CREDIT RISK

    Management of the Operating Partnership performs ongoing credit evaluations of its tenants. Although the Operating Partnership's tenants operate principally in the retail industry, the properties are geographically diverse and there is no dependence upon any single tenant.

    MINORITY INTEREST

    Minority interest is comprised of the limited partner's 50% partnership interest in Solvang.

    INTERIM UNAUDITED FINANCIAL INFORMATION

    The accompanying interim unaudited consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosure normally included in the consolidated financial statements prepared in accordance with generally accepted accounting principles may have been condensed or omitted pursuant to such rules and regulations, although management believes that the disclosures are adequate to make the information presented not misleading. The unaudited consolidated financial statements as of September 30, 1995 and for the nine month periods ended September 30, 1995 and 1994 include, in the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary to present fairly the financial information set forth herein. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the entire year.

3.  RENTAL PROPERTIES
    The following summarizes the carrying values of rental properties as of December 31 (in thousands):

                                                                           1994        1993
                                                                        ----------  ----------
Land and improvements.................................................  $   96,353  $   72,732
Buildings and improvements............................................     205,892     166,044
Construction-in-process...............................................      28,590       3,038
Equipment.............................................................       1,999       1,404
                                                                        ----------  ----------
Total rental property.................................................     332,834     243,218
Accumulated depreciation and amortization.............................     (30,439)    (22,119)
                                                                        ----------  ----------
TOTAL RENTAL PROPERTY, NET............................................  $  302,395  $  221,099
                                                                        ----------  ----------
                                                                        ----------  ----------

    Interest costs capitalized as part of rental properties amounted to $918,210 for the year ended December 31, 1994, $-0- for the period from November 2, 1993 to December 31, 1993, $453,004 for the period from January 1, 1993 to November 1, 1993 and $261,558 for the year ended December 31, 1992 and are included in buildings and improvements.

    Commitments for construction of new developments and additions to existing properties were approximately $13.0 million at December 31, 1994. Commitments for the purchase of new properties were approximately $10.5 million at December 31, 1994.

    Depreciation expense including the amortization of the capital lease asset amounted to $8.3 million for the year ended December 31, 1994, $1.2 million for the period from November 2, 1993 to December 31, 1993, $4.4 million for the period from January 1, 1993 to November 1, 1993 and $5.1 million for the year ended December 31, 1992.

    For the nine month period ended September 30, 1995, capitalized interest was $2.8 million and depreciation expense was $8.0 million ($6.0 million-September 30, 1994). Commitments for future construction were approximately $14.2 million at September 30, 1995.

4.  DEFERRED COSTS
    The following summarizes the carrying amounts for deferred costs as of December 31 (in thousands):

                                                                             1994       1993
                                                                           ---------  ---------
Deferred lease costs.....................................................  $   5,081  $   3,504
Deferred financing costs.................................................      4,179     --
                                                                           ---------  ---------
Total deferred costs.....................................................      9,260      3,504
Accumulated amortization.................................................     (2,673)    (1,115)
                                                                           ---------  ---------
TOTAL DEFERRED COSTS, NET................................................  $   6,587  $   2,389
                                                                           ---------  ---------
                                                                           ---------  ---------

5.  BANK LINE OF CREDIT
    The Operating Partnership has a $200 million revolving credit facility (the "Credit Facility"), expiring on June 30, 1996, unless converted to a three-year term loan at the Operating Partnership's option. At December 31, 1994, the Credit Facility was secured by five of the Operating Partnership's rental properties which had a net book value of $136 million. Full availability under the Credit Facility is subject to meeting certain additional collateral requirements. Interest on the outstanding balance is payable monthly at a rate of LIBOR (6.5% at December 31, 1994) plus 2.25% or prime plus 1%, at the Operating Partnership's option. A fee on the unused portion of the Credit Facility is payable quarterly at a rate of 0.25% per annum. The outstanding balance at December 31, 1994 was $28.0 million, which approximates its fair value.

    The Credit Facility requires compliance with certain financial loan covenants relating to debt service coverage, tangible net worth, earnings, leasing of mortgaged properties, new development and dividends. The Operating Partnership has remained in compliance with these covenants since inception of the facility.

    The Operating Partnership entered into an interest rate cap agreement to substantially protect the partnership from increases in LIBOR above 7.5% per annum. The carrying amount of the interest rate cap was $333,000 at December 31, 1994 which approximates its fair value.

    Interest paid, excluding amounts capitalized, amounted to $981,992 for the year ended December 31, 1994, $1.2 million for the period November 2, 1993 to December 31, 1993, $9.6 million for the period January 1, 1993 to November 1, 1993, $10.7 million for the year ended December 31, 1992 and $1.7 million for the nine months ended September 30, 1995.

    On November 2, 1993 the Operating Partnership paid, with the proceeds from capital contributions, its outstanding debt balance of $138.0 million, which had been assumed by the Operating Partnership. As a result, the Operating Partnership incurred penalties of $6.2 million for the early retirement of the debt obligations. Deferred financing costs of $3.2 million were expensed in connection with the debt retirement. Such amounts have been reflected as an extraordinary item in the accompanying statement of operations.

6.  LEASE AGREEMENTS
    The Operating Partnership is the lessor and sub-lessor of retail stores under operating leases with initial terms that expire from 1995 to 2005. Most leases are renewable for five years at the lessee's option. Future minimum lease receipts under noncancelable operating leases as of December 31, 1994 are as follows (in thousands):

1995..............................................................  $  35,347
1996..............................................................     31,079
1997..............................................................     26,637
1998..............................................................     21,436
1999..............................................................     19,692
Thereafter........................................................     27,898
                                                                    ---------
TOTAL.............................................................  $ 162,089
                                                                    ---------
                                                                    ---------

    On August 1, 1987 one of the Predecessor Partnership's entered into a lease agreement for an outlet center in Monterey, California. The land represented 37% of the fair market value of the property. As a result, the portion of the lease attributable to the land has been classified as an operating lease and the portion attributable to the building has been classified as a capital lease. The initial lease term is 25 years with two options of 5 and 4 1/2 years, respectively. The lease was amended in April 1993 to include the rental of an adjacent parking lot.

    The Operating Partnership has the option to cancel the lease upon giving six months written notice and six months advance payment of the then fixed monthly rent for the ensuing six months. If the lease is canceled, the building and leasehold improvements revert to the lessor.

    The lease provides for payment of overage rent based on achievement of certain levels of rental income from tenant's occupying the outlet center. No overage rent was paid during 1994, 1993 or 1992.

    OPERATING LEASES

    Future minimum rental payments payable under the operating land lease, parking lot lease and office leases as of December 31, 1994 are as follows (in thousands):

1995...............................................................  $     903
1996...............................................................        923
1997...............................................................        941
1998...............................................................        959
1999...............................................................        860
Thereafter.........................................................     10,452
                                                                     ---------
TOTAL..............................................................  $  15,038
                                                                     ---------
                                                                     ---------

    Rental expense amounted to $812,277 for the year ended December 31, 1994, $138,069 for the period November 2, 1993 to December 31, 1993, $691,245 for the period January 1, 1993 to November 1, 1993 and $824,818 for the year ended December 31, 1992 and $664,575 for the period ended September 30, 1995.

CAPITAL LEASE

    Leased property included in rental properties at December 31 consists of the following (in thousands):

                                                                             1994       1993
                                                                           ---------  ---------
Building.................................................................  $   8,621  $   8,621
Less accumulated amortization............................................     (2,558)    (2,213)
                                                                           ---------  ---------
LEASE PROPERTY, NET......................................................  $   6,063  $   6,408
                                                                           ---------  ---------
                                                                           ---------  ---------

    The following is a schedule of future minimum lease payments under the capitalized building lease together with the present value of the net minimum lease payments as of December 31, 1994 (in thousands):

1995..............................................................  $     969
1996..............................................................      1,022
1997..............................................................      1,053
1998..............................................................      1,085
1999..............................................................      1,117
Thereafter........................................................     17,289
                                                                    ---------
Total minimum lease payments......................................     22,535
Amount representing interest......................................    (12,705)
                                                                    ---------
PRESENT VALUE OF NET MINIMUM CAPITAL LEASE PAYMENTS...............  $   9,830
                                                                    ---------
                                                                    ---------

7.  COMMITMENTS AND CONTINGENCIES
    The Operating Partnership has employment agreements which provide for covenants not to compete for a period of one year upon termination of employment. Two of the five employment agreements expire in November 1996 and the remainder in November 1995. The combined salary obligation per the employment agreements are $845,167 in 1995 and $354,167 in 1996.

    During December 1993 the Operating Partnership entered into an agreement with the City of Petaluma, California to fund a portion of an overpass/interchange project totaling $1.2 million over 6 years commencing in 1996.

    Management has determined that the foundation slab at one of its manufacturers' outlet centers was installed improperly and will require corrective action, which could cost approximately $1 million. Management believes costs may be recoverable from the original contractor and/or engineers, and any non-recoverable costs incurred will not materially affect the financial position or operating results of the Operating Partnership.

    The Operating Partnership is not presently involved in any material litigation nor, to its knowledge, is any material litigation threatened against the Operating Partnership or its properties, other than routine litigation arising in the ordinary course of business. Management believes the costs, if any, incurred by the Operating Partnership related to this litigation will not materially affect the financial position, operating results or liquidity of the Operating Partnership.

    In connection with development of an outlet center, which commenced operations in early 1995, the Operating Partnership as part of the land purchase will distribute partnership units valued at approximately $1.8 million to the seller upon tenant occupancy of 75%.

8.  RELATED PARTY INFORMATION
    During 1994, the Operating Partnership loaned its limited partner in Solvang $3.1 million under a promissory note to fund a portion of its additional capital contributions. The promissory note is due one year following the date the center achieves 75% tenant occupancy. Interest on the outstanding balance is payable monthly at a rate of 10% per annum. The note is collateralized by the limited partner's interest in the outlet center.

    At the date of formation, the Operating Partnership had related party payables of $3.4 million related to partnerships of the Predecessor. As of December 31, 1994, the Operating Partnership had related party receivables totaling $340,000 which have been subsequently collected.

    The Operating Partnership leased approximately 48,000 square feet of space for the year ended December 31, 1994, 38,000 square feet for the period November 2, 1993 to December 31, 1993, 35,000 square feet for the period January 1, 1993 to November 1, 1993 and 29,000 square feet for the year ended December 31, 1992, to related parties. Annual rental income from those tenants, including reimbursement for taxes, common area maintenance and advertising was $1.3 million for the year ended December 31, 1994, $180,056 for the period November 2, 1993 to December 31, 1993, $730,188 for the period January 1, 1993 to November 1, 1993 and $745,926 for the year ended December 31, 1992, respectively. For the unaudited nine month period ended September 30, 1995 the Operating Partnership leased approximately 59,000 square feet of space and had rental income from related parties of $1.1 million.

    The Predecessor paid management fees and leasing commissions to related management companies of $397,677 and $899,687 for the period January 1, 1993 to November 1, 1993 and for the year ended December 31, 1992, respectively.

    Two partners guarantee certain of the Operating Partnership's obligations under a lease for one of the properties. In addition, two other partners guarantee certain of the Operating Partnership's obligations under a lease for the west coast administration office. The Operating Partnership has indemnified these partners from and against any liability which they may incur pursuant to the guaranty.

9.  QUARTERLY FINANCIAL INFORMATION -- (UNAUDITED)
    The following summary represents the results of operations, expressed in thousands except per unit amounts, for each quarter during 1994.

                                              MARCH 31     JUNE 30   SEPTEMBER 30  DECEMBER 31
                                             -----------  ---------  ------------  ------------
1994
Base rental revenue........................   $   7,972   $   8,144   $    8,768    $    9,531
Total revenues.............................      11,506      12,072       13,121        16,446
Net income.................................       5,463       5,766        6,480         7,208
Net income per weighted average limited
 partnership unit..........................   $    0.33   $    0.35   $     0.39    $     0.43

10. SUBSEQUENT EVENTS (UNAUDITED)
    Effective July 1, 1995, the Operating Partnership obtained a reduction in the rate of interest charged on borrowings on its credit facility to 1.75% over LIBOR, or the prime rate plus 0.50%, at the Operating Partnership's option. The outstanding balance at September 30, 1995 was $81.0 million. An additional $3.5 million of the Credit Facility was reserved for letters of credit issued to secure commitments to fund a traffic mitigation plan at a new center and future development of manufacturers' outlet centers in Europe.

    In September 1995, the Operating Partnership increased its borrowing availability under the Credit Facility by adding two previously unencumbered rental properties to the collateral pool raising the number of secured rental properties to seven.

    In July 1995, the Operating Partnership issued 66,500 units valued at approximately $1.8 million in connection with the development of an outlet center which commenced operations in March 1995. The sellers will be entitled to additional partnership units valued at $1.2 million upon completion of expansions and achievement of certain criteria related to an additional 100,000 square feet of GLA.

    In August 1995, the Operating Partnership's President (who also was the Chief Operating Officer) resigned and entered into a separation agreement with the Operating Partnership that includes consulting services to be provided through 1999; certain non-compete provisions; and the acquisition of certain undeveloped real estate assets. Upon their completion, such assets may be re-acquired by the Operating Partnership, at its option, at a predetermined amount based on cash flow. The transactions related to the separation agreement are not material to the financial statements of the Operating Partnership.

    In November 1995, the Company received and accepted an offer to sell its smallest property in Page, Arizona (Page Factory Stores - 14,000 square feet of
GLA) to an unrelated third party. The all-cash offer is required to close not later than December 31, 1995 and will result in a non-recurring net book loss of approximately $1.0 million.

                      CHELSEA GCA REALTY PARTNERSHIP L.P.
       SCHEDULE III -- COMBINED REAL ESTATE AND ACCUMULATED DEPRECIATION
                      FOR THE YEAR ENDED DECEMBER 31, 1994

                                                                                  COST CAPITALIZED
                                                          INITIAL COST TO                                STEP-UP RELATED TO
                                                                                   (DISPOSED OF)
                                                                                   SUBSEQUENT TO           ACQUISITION OF
                                                                                    ACQUISITION         PARTNERSHIP INTEREST
                                                              COMPANY
                                                       ----------------------      (IMPROVEMENTS)               (1)
                                                                    BUILD.,    ----------------------  ----------------------
                                                                     FIX.                   BUILD.,                 BUILD.,
              DESCRIPTION                   ENCUM-                    AND                  FIX. AND                FIX. AND
           OUTLET CENTER NAME               BRANCES      LAND       EQUIP.       LAND       EQUIP.       LAND       EQUIP.
----------------------------------------  -----------  ---------  -----------  ---------  -----------  ---------  -----------
American Tin Cannery, CA................   $   9,830   $  --       $   8,621   $  --       $   6,320   $  --       $  --
Lawrence Riverfront, KS.................      --          --          14,300          15       2,049      --          --
Liberty Village, NJ.....................      --             345         405         908      12,001      11,015       2,195
Folsom, CA..............................         (2)       4,169      10,465       1,283       8,070      --          --
Aurora Farms, OH........................         (2)         637       6,884         879      12,471      --          --
Woodbury Common, NY.....................         (2)       4,448      16,073       2,981      42,257      --          --
Petaluma Village, CA....................      --           3,735      --            (260)     18,951      --          --
Desert Hills, CA........................         (2)         975      --           2,470      34,160         830       4,936
Columbia Gorge, OR......................         (2)         934      --             428      10,979         497       2,647
Mammoth Lakes, CA.......................      --           1,180         530      --           2,088         994       1,430
Page, AZ................................      --             124         326      --             597         133         620
St. Helena, CA..........................      --           1,029       1,522         (25)        495          38          78
Patriot Plaza, VA.......................      --             789       1,854         116       1,018      --          --
Santa Fe, NM............................      --              74      --           1,386      10,309         491       1,772
Corporate Offices, NJ, CA...............      --          --              60      --             867      --          --
Napa Valley, CA.........................      --           3,456       2,113       7,612      12,176      --          --
Riverside County, CA....................      --           1,187       2,087         502         426      --          --
Solvang, CA.............................      --          --          --           2,380       7,973      --          --
Camarillo, CA...........................      --           4,000      --             326       8,628      --          --
                                          -----------  ---------  -----------  ---------  -----------  ---------  -----------
                                           $   9,830   $  27,082   $  65,240   $  21,001   $ 191,835   $  13,998   $  13,678
                                          -----------  ---------  -----------  ---------  -----------  ---------  -----------
                                          -----------  ---------  -----------  ---------  -----------  ---------  -----------


                                           GROSS AMOUNT CARRIED

                                            AT CLOSE OF PERIOD

                                                                                                          LIFE USED TO
                                            DECEMBER 31, 1994                                                COMPUTE
                                          ----------------------                                          DEPRECIATION
                                                       BUILD.,                                              IN LATEST
              DESCRIPTION                             FIX. AND                ACCUMULATED     DATE OF        INCOME
           OUTLET CENTER NAME               LAND       EQUIP.       TOTAL    DEPRECIATION   CONSTRUCTION    STATEMENT
----------------------------------------  ---------  -----------  ---------  -------------  ------------  -------------
American Tin Cannery, CA................  $  --       $  14,941   $  14,941    $   4,160        1987               25
Lawrence Riverfront, KS.................         15      16,349      16,364        2,626        1990               40
Liberty Village, NJ.....................     12,268      14,601      26,869          805        1981               30
Folsom, CA..............................      5,452      18,535      23,987        2,499    1990, 1992 &           40
                                                                                                1993
Aurora Farms, OH........................      1,516      19,355      20,871        1,361    1990, 1993 &           40
                                                                                                1994
Woodbury Common, NY.....................      7,429      58,330      65,759        9,911    1985 & 1993            30
Petaluma Village, CA....................      3,475      18,951      22,426           88        1993
Desert Hills, CA........................      4,275      39,096      43,371        5,021    1990 & 1994            40
Columbia Gorge, OR......................      1,859      13,626      15,485        1,454    1991 & 1994            40
Mammoth Lakes, CA.......................      2,174       4,048       6,222          691        1978               40
Page, AZ................................        257       1,543       1,800          193    1960 & 1971            40
St. Helena, CA..........................      1,042       2,095       3,137          156        1983               40
Patriot Plaza, VA.......................        905       2,872       3,777          616    1986 & 1993            40
Santa Fe, NM............................      1,951      12,081      14,032          423        1993               40
Corporate Offices, NJ, CA...............     --             927         927          374                            5
Napa Valley, CA.........................     11,068      14,289      25,357           14    1962 & 1993            40
Riverside County, CA....................      1,689       2,513       4,202            6        1989               40
Solvang, CA.............................      2,380       7,973      10,353           41        1994               40
Camarillo, CA...........................      4,326       8,628      12,954       --            1994               40
                                          ---------  -----------  ---------  -------------
                                          $  62,081   $ 270,753   $ 332,834    $  30,439
                                          ---------  -----------  ---------  -------------
                                          ---------  -----------  ---------  -------------

------------------------------
The aggregate cost of the land, building, fixtures and equipment for federal tax purposes was approximately $332 million at December 31, 1994.

(1) As part of the formation transaction assets acquired for cash have been accounted for as a purchase. The step-up represents the amount of the purchase price that exceeds the net book value of the assets acquired (see
     Note 1).

(2) Property is collateral for the bank line of credit. Certain 1994 expansions are not included in the collateral pool.

                      CHELSEA GCA REALTY PARTNERSHIP, L.P.
                      SCHEDULE III -- COMBINED REAL ESTATE
                    AND ACCUMULATED DEPRECIATION (CONTINUED)

THE CHANGES IN TOTAL REAL ESTATE:

                                                                         PERIOD         PERIOD
                                                                       NOVEMBER 2,    JANUARY 1,
                                                         YEAR ENDED      1993 TO        1993 TO      YEAR ENDED
                                                        DECEMBER 31,  DECEMBER 31,    NOVEMBER 1,   DECEMBER 31,
                                                            1994          1993           1993           1992
                                                        ------------  -------------  -------------  ------------
Balance, beginning of period..........................   $  243,218   $  190,674     $  158,473      $  139,495
Additions and step-up in basis........................       89,708       55,676         33,267          18,978
Dispositions and other................................          (92)      (3,132)(1)     (1,066)(2)      --
Balance, end of period................................   $  332,834   $  243,218     $  190,674      $  158,473

THE CHANGE IN ACCUMULATED DEPRECIATION:

                                                                           PERIOD         PERIOD
                                                                         NOVEMBER 2,    JANUARY 1,
                                                           YEAR ENDED      1993 TO       1993 TO      YEAR ENDED
                                                          DECEMBER 31,  DECEMBER 31,   NOVEMBER 1,   DECEMBER 31,
                                                              1994          1993           1993          1992
                                                          ------------  -------------  ------------  ------------
Balance, beginning of period............................   $   22,119    $  24,068     $  19,659      $   14,542
Depreciation for the period.............................        8,341        1,183         4,409           5,117
Dispositions and other..................................          (21)      (3,132)(1)
                                                          ------------  -------------  ------------  ------------
Balance, end of period..................................   $   30,439    $  22,119     $  24,068      $   19,659
                                                          ------------  -------------  ------------  ------------
                                                          ------------  -------------  ------------  ------------

------------------------
(1) Represents elimination of accumulated depreciation in connection with the purchase of property from original partners (see Note 1).

(2) Represents assets not transferred to Chelsea GCA Realty Partnership, L.P.

                      CHELSEA GCA REALTY PARTNERSHIP, L.P.

                          SELECTED FINANCIAL DATA (1)
                         (IN THOUSANDS EXCEPT PER UNIT)

                                                                   CHELSEA GCA REALTY PARTNERSHIP, L.P.         CHELSEA GCA
                                                                              (CONSOLIDATED)                    PROPERTIES
                                                            --------------------------------------------------  (COMBINED)
                                                                                                                -----------
                                                                                                    PERIOD        PERIOD
                                                                NINE MONTHS                       NOVEMBER 2,   JANUARY 1,
                                                            ENDED SEPTEMBER 30,    YEAR ENDED       1993 TO       1993 TO
                                                                                  DECEMBER 31,   DECEMBER 31,   NOVEMBER 1,
                                                              1995       1994         1994           1993          1993
                                                            ---------  ---------  -------------  -------------  -----------
                                                                (UNAUDITED)
OPERATING DATA:
Rental income.............................................  $  36,121  $  26,251    $  38,010      $   6,401     $  21,398
Total revenues............................................     51,536     36,699       53,145          8,908        29,844
Total expenses............................................     29,737     18,990       28,179          4,618        28,372
Income (loss) before minority interest....................     21,799     17,709       24,966          4,290         1,472
Minority interest.........................................        243         --           49             --         1,128
Income (loss) before extraordinary item...................     21,556     17,709       24,917          4,290           344
Extraordinary item -- loss on retirement of debt..........         --         --           --         (9,410)           --
Net income (loss).........................................     21,556     17,709       24,917         (5,120)          344
Net income (loss) per unit:...............................
  General partner.........................................  $    1.29  $    1.06    $    1.50      $   (0.31)           --
  Limited partners........................................  $    1.29  $    1.06    $    1.50      $   (0.31)           --
WEIGHTED AVERAGE UNITS OUTSTANDING:
  General partner.........................................     11,106     10,937       10,971         10,937            --
  Limited partners........................................      5,610      5,703        5,669          5,703            --
                                                            ---------  ---------  -------------  -------------  -----------
Total.....................................................     16,716     16,640       16,640         16,640            --
BALANCE SHEET DATA:
  Rental properties before accumulated depreciation.......  $ 392,614  $ 304,748    $ 332,834      $ 243,218     $ 192,565
  Total assets............................................    385,246    299,915      330,775        288,732       188,895
  Total liabilities.......................................    121,092     38,606       68,084         24,496       173,012
  Minority interest.......................................      5,398         --        5,156             --            --
  Partners' capital.......................................  $ 258,756  $ 261,309    $ 257,535      $ 264,236     $  15,883
  Distribution declared per unit..........................  $    1.56  $    1.38    $    1.90            N/A           N/A
OTHER DATA:
Funds from operations(2)..................................  $  30,492  $  24,058    $  33,878      $   5,648     $   7,727
Cash flows from:
  Operating activities....................................     27,415     35,472       33,345          5,057        10,397
  Investing activities....................................    (62,254)   (60,482)     (80,418)       (63,918)      (29,536)
  Financing activities....................................     30,762    (21,757)      (1,707)       116,570        22,692
GLA at end of period......................................      2,823      2,066        2,342          1,879         1,620
Weighted average GLA......................................      2,617      1,946        2,001          1,743         1,550
Centers at end of the period..............................         17         13           16             13            12
New centers opened........................................          1         --            3              1            --
Centers expanded..........................................          4          3            2              3            --

                                                             YEAR ENDED     YEAR ENDED     YEAR ENDED
                                                            DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                                1992           1991           1990
                                                            -------------  -------------  -------------
OPERATING DATA:
Rental income.............................................    $  23,419      $  20,620      $  14,496
Total revenues............................................       32,763         29,455         21,373
Total expenses............................................       29,923         29,999         27,267
Income (loss) before minority interest....................        2,840           (544)        (5,894)
Minority interest.........................................        1,640          1,175          1,066
Income (loss) before extraordinary item...................        1,200         (1,719)        (6,960)
Extraordinary item -- loss on retirement of debt..........           --             --             --
Net income (loss).........................................        1,200         (1,719)        (6,960)
Net income (loss) per unit:...............................
  General partner.........................................           --             --             --
  Limited partners........................................           --             --             --
WEIGHTED AVERAGE UNITS OUTSTANDING:
  General partner.........................................           --             --             --
  Limited partners........................................           --             --             --
                                                            -------------  -------------  -------------
Total.....................................................           --             --             --
BALANCE SHEET DATA:
  Rental properties before accumulated depreciation.......    $ 158,473      $ 139,495      $ 127,245
  Total assets............................................      152,926        135,815        129,412
  Total liabilities.......................................      146,860        135,899        130,230
  Minority interest.......................................        4,121          3,505          2,802
  Partners' capital.......................................    $   1,945      $  (3,589)     $  (3,620)
  Distribution declared per unit..........................          N/A            N/A            N/A
OTHER DATA:
Funds from operations(2)..................................    $   8,880      $   5,325      $  (1,235)
Cash flows from:
  Operating activities....................................        9,487          4,563            445
  Investing activities....................................      (14,118)       (12,935)       (38,287)
  Financing activities....................................        6,341          9,066         36,455
GLA at end of period......................................        1,444          1,327          1,208
Weighted average GLA......................................        1,401          1,294          1,022
Centers at end of the period..............................           12             10              9
New centers opened........................................            2              1              4
Centers expanded..........................................            1              1             --

------------------------------

(1) The selected financial data includes: the combined financial statements of Chelsea GCA Properties ("Predecessor Business") for the periods prior to November 2, 1993 and the consolidated financial statements of Chelsea GCA Realty Partnership, L.P., for the periods after November 1, 1993.

(2) Management generally considers Funds From Operations ("FFO") an appropriate measure of performance of an equity real estate investment trust. FFO, as defined by the National Association of Real Estate Investment Trusts ("NAREIT"), is net income (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis. FFO does not represent net income or cash flow from operations as defined by generally accepted accounting principles and should not be considered an alternative to net income as an indicator of operating performance or to cash from operations, and is not necessarily indicative of cash flow available to fund cash needs.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

    The following discussion should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this Prospectus. Such financial statements have been prepared so as to identify the operations of the Operating Partnership prior and subsequent to the consummation of the Company's inital public offering and formation transactions on November 3, 1993 ("IPO"). The unaudited financial statements for the nine months ended September 30, 1995 and 1994 include all adjustments which, in the opinion of management, are necessary to reflect a fair statement of results for the interim periods presented, and all such adjustments are of a normal recurring nature.

    The Financial Accounting Standards Board has issued Financial Accounting Standards No. 121 Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of which is effective for fiscal years beginning after December 15, 1995. The Company plans to adopt FAS 121 in the first quarter of 1996. Management does not believe that adoption of FAS 121 will have a material impact on the Company's financial position or results of operations.

AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995

    GENERAL OVERVIEW

    The Operating Partnership has grown by increasing rent at its existing centers, expanding its existing centers, developing new centers and acquiring and redeveloping centers. At September 30, 1995, the Operating Partnership operated 17 manufacturers' outlet centers, compared to 13 at the end of the same nine month period in the prior year. The Operating Partnership's operating GLA at September 30, 1995, was up 36.6% to 2.8 million square feet compared to 2.1 million square feet at September 30, 1994. During the third quarter of 1995, the Operating Partnership completed and opened 24,000 square feet of new GLA including a 17,000 square foot expansion of Napa Factory Stores (Napa, CA) and a 5,000 square foot expansion to Woodbury Common (Central Valley, NY). During the second quarter of 1995, the Operating Partnership completed and opened or acquired approximately 270,000 square feet of GLA including: a 192,000 square foot expansion of Desert Hills (Cabazon, CA); a 42,000 square foot expansion of Napa Factory Stores (Napa, CA); the acquisition of 22,000 square feet of existing outlet stores adjacent to Patriot Plaza (Williamsburg, VA); and the completion of the final 15,000 square feet of Camarillo Factory Stores Phase I (Camarillo, CA). During the first quarter of 1995, the Operating Partnership completed: a 13,000 square foot expansion of Patriot Plaza; the first 133,000 square feet of GLA opened at a new center, Camarillo Factory Stores; and a 40,000 square foot expansion at Napa Factory Stores. During the fourth quarter of 1994, the Operating Partnership completed three new centers totaling 274,000 square feet of GLA: Petaluma Village (150,000 square feet), Napa Factory Stores (72,000 square feet) and Solvang Designer Outlets (52,000 square feet). During the third quarter of 1994, the Operating Partnership expanded Aurora Farms (70,000 square feet) and Columbia Gorge (18,000 square feet). These new centers, expansions and acquisitions were 95% to 100% leased at September 30, 1995.

    RESULTS OF OPERATIONS

    COMPARISON OF THE NINE MONTHS ENDED SEPTEMBER 30, 1995 TO THE NINE MONTHS ENDED SEPTEMBER 30, 1994. Income before minority interest increased $4.1 million or 23.1% to $21.8 million for the nine months ended September 30, 1995 from $17.7 million during the same period in 1994. This increase was primarily the result of expansions at two existing centers (Aurora Farms and Columbia Gorge) during the second and third quarters of 1994; the opening of three new centers (Petaluma Village, Napa Factory Stores, and Solvang Designer Outlets) in November 1994 totaling 274,000 square feet; and 481,000 square feet of combined GLA added at existing centers Patriot Plaza, Desert Hills, Napa Factory Stores and Woodbury Common, and a new center, Camarillo Factory Stores, during the first nine months of 1995.

    Base rentals increased $9.2 million, or 36.9%, to $34.1 million, in the nine months ended September 30, 1995 from $24.9 million during the nine months ended September 30, 1994 primarily due to additional rent of $9.0 million from expansions and new center openings and a $0.2 million increase in rents from comparable GLA.

    Percentage rents increased 73.5% to $2.1 million during the nine months ended September 30, 1995 from $1.2 million during the same period of 1994 after considering $0.2 million of 1993 percentage rents reflected in the 1994 period primarily as a result of strong tenant sales during the first nine months of 1995.

    Expense reimbursements, representing the contractual recovery from tenants of certain common area maintenance, operating, real estate tax, promotional and management expenses, increased $5.3 million, or 57.7%, to $14.5 million in the nine months ended September 30, 1995 from $9.2 million during the nine months ended September 30, 1994, due to operating and maintenance costs at new and expanded centers. The average recovery of reimbursable expenses was 94.3% in the nine months ended September 30, 1995 compared to 95.3% in the same period of 1994. The decreased recovery percentage is primarily due to costs for additional services offered by the Operating Partnership to maintain high quality tenants, some of which are not fully recoverable.

    Other income decreased $0.3 million to $1.0 million during the nine months ended September 30, 1995 from $1.3 million for the same period in 1994 primarily due to declining interest income from the investment of IPO proceeds, partially offset by a lease termination settlement in the 1995 period.

    Interest, in excess of amounts capitalized, increased $1.3 million to $2.0 million during the nine months ended September 30, 1995 from $0.7 million during the same period in 1994, due to interest on Credit Facility borrowings.

    Operating and maintenance expenses increased $5.7 million to $15.3 million during the nine months ended September 30, 1995 from $9.6 million during the nine months ended September 30, 1994. The increase was primarily due to costs related to expansions and new centers.

    General and administrative expenses increased $0.4 million or 22.8%, to $2.1 million during the nine months ended September 30, 1995 from $1.7 million during the nine months ended September 30, 1994, primarily as a result of additional corporate staffing and occupancy costs related to the Operating Partnership's growth.

    Other expenses increased $0.7 million to $1.3 million during the nine months ended September 30, 1995 from $0.6 million during the same period in the prior year. The increase was primarily attributable to additional reserves for bad debts, tenant improvements written-off from early lease terminations and legal fees.

AS OF AND FOR THE YEAR ENDED DECEMBER 31, 1994

    GENERAL OVERVIEW

    Certain comparisons between the periods have been made on a percentage basis and on a weighted average square foot basis, a technique which adjusts for square footage added at different times during the year.

    The Financial Accounting Standards Board issued statements of Financial Accounting Standards No. 106 (Employer's Accounting for Post-retirement Benefits Other Than Pensions) and No. 112 (Employer's Accounting for Post-employment Benefits). Since the Operating Partnership provides no such benefits, these statements have no effect on either the Operating Partnership's financial position or results of operations.

    The Operating Partnership has grown by increasing rent at its existing centers, expanding its existing centers, developing new centers and acquiring and redeveloping centers. At December 31, 1994, the Operating Partnership operated 16 manufacturers' outlet centers, compared to 13 and 12 at the end of 1993 and 1992, respectively. The Operating Partnership's operating GLA at December 31, 1994 was 2.3 million square feet compared to 1.9 million square feet and 1.4 million square feet at December 31, 1993 and 1992, respectively. In the second and third quarters of 1994, the Operating Partnership expanded Aurora Farms (130,000 square feet) and Columbia Gorge (46,000 square feet). Additionally, in November 1994, the Operating Partnership completed three new centers totaling 274,000 square feet of GLA: Petaluma Village (150,000 square feet), Napa Factory Stores (72,000 square feet) and Solvang Designer Outlets (52,000 square feet). During the second quarter of 1993, the Operating Partnership opened an expansion at Folsom Factory Outlets totaling 13,000 square feet. During the second and fourth quarters of 1993, the Operating

Partnership expanded Woodbury Common, its largest center, by 163,000 and 85,000 square feet, respectively. Also, during the fourth quarter of 1993, construction was completed on Santa Fe Factory Stores, a new center with 124,000 square feet, and expansions of Desert Hills (12,000 square feet) and Aurora Farms (38,000 square feet).

    The Operating Partnership's centers produced weighted average reported tenant sales of approximately $309 per square foot in 1994 compared to $298 and $274 per square foot in 1993 and 1992, respectively.

    Three of the Operating Partnership's outlet centers provided 54%, 57% and 55% of the Operating Partnership's total revenue for the years 1994, 1993 and 1992, respectively. The loss of any one of these centers or a material decrease in revenues received from such centers for any reason could have a material adverse effect on the Operating Partnership. The Operating Partnership does not consider any of the lessees at its centers to be anchor tenants and no individual tenant accounts for more than 10% of the Operating Partnership's gross revenues or total GLA. Only one tenant, combining all of its store concepts, occupies in excess of 4% of the Operating Partnership's total GLA. In view of this and the Operating Partnership's historical ability to re-lease available space, the Operating Partnership believes the loss of any individual tenant would not have a significant effect on future operations.

    RESULTS OF OPERATIONS

    As a result of the Operating Partnership's formation in November, 1993 comparisons between the years 1994, 1993 (consisting of two periods, January 1 to November 1 and November 2 to December 31) and 1992 are not meaningful in understanding the Company's results of operations unless the periods in 1993 are combined. Accordingly, the following statements of operations are presented with the 1993 periods combined as if the Operating Partnership was formed on January 1, 1993, and before extraordinary item which relates to the cost of retiring indebtedness after the IPO.

                      CHELSEA GCA REALTY PARTNERSHIP, L.P.
                            STATEMENTS OF OPERATION
        (IN THOUSANDS EXCEPT PER SQUARE FOOT, PER UNIT AND CENTER DATA)

                                                                                      1993
                                                        YEAR ENDED 1994           COMBINED (1)          YEAR ENDED 1992
                                                     ----------------------  ----------------------  ----------------------
                                                      AMOUNT     $/SF (2)     AMOUNT     $/SF (2)     AMOUNT     $/SF (2)
                                                     ---------  -----------  ---------  -----------  ---------  -----------
REVENUES:
  Base rent........................................  $  34,415   $   17.20   $  25,464   $   16.09   $  21,370   $   15.25
  Percentage rent..................................      3,595        1.80       2,335        1.48       2,049        1.46
  Expense reimbursement............................     13,584        6.79      10,185        6.43       8,471        6.05
  Other income.....................................      1,551        0.78         768        0.49         873         .62
                                                     ---------  -----------  ---------  -----------  ---------  -----------
    TOTAL REVENUES.................................     53,145       26.57      38,752       24.49      32,763       23.38

EXPENSES:
  Interest.........................................        982        0.49      10,110        6.39      11,201        8.00
  Operating and maintenance........................     14,337        7.16      11,093        7.01       9,422        6.73
  Depreciation and amortization....................      8,982        4.49       7,613        4.81       6,040        4.31
  General and administrative.......................      2,561        1.28       2,578        1.63       2,120        1.51
  Other expenses...................................      1,317        0.66       1,596        1.01       1,140        0.81
                                                     ---------  -----------  ---------  -----------  ---------  -----------
    TOTAL EXPENSES.................................     28,179       14.08      32,990       20.85      29,923       21.36

INCOME BEFORE MINORITY INTEREST AND EXTRAORDINARY
 ITEM..............................................     24,966                   5,762                   2,840

MINORITY INTEREST..................................        (49)                 (1,128)                 (1,640)
                                                     ---------               ---------               ---------

INCOME BEFORE EXTRAORDINARY ITEM...................  $  24,917               $   4,634               $   1,200

INCOME BEFORE EXTRAORDINARY ITEM PER UNIT:

  General partner..................................  $    1.50               $     .28                     N/A

  Limited partners.................................  $    1.50               $     .28                     N/A

WEIGHTED AVERAGE UNITS OUTSTANDING:
  General partner..................................     10,971                  10,937                     N/A
  Limited partners.................................      5,669                   5,703                     N/A
                                                     ---------               ---------               ---------
TOTAL..............................................     16,640                  16,640                     N/A

OTHER DATA

FFO (3)............................................  $  33,878               $  13,375               $   8,880
Cash flows from:
  Operating activities.............................     33,345                  15,454                   9,487
  Investing activities.............................    (80,418)                (93,454)                (14,118)
  Financing activities.............................     (1,707)                139,262                   6,341
  GLA at end of period.............................      2,342                   1,879                   1,444
  Weighted average GLA (4).........................      2,001                   1,583                   1,401
  Outlet centers in operation......................         16                      13                      12
  New centers opened...............................          3                       1                       2
  Centers expanded.................................          2                       4                       1

------------------------
(1) The 1993 combined historical financial statements consist of Chelsea GCA Properties ("Predecessor Business") for the periods prior to November 2, 1993 and the consolidated financial statements of the Operating Partnership for the periods after November 1, 1993.

(2) Dollars per weighted average square foot of GLA.

(3) FFO is before minority interest in the Operating Partnership and is calculated by reducing net income before minority interest by $70 in 1994 for the limited partners interest in Solvang Designer Outlets and adding depreciation and amortization in each of the three years presented. Management generally considers FFO an appropriate measure of performance of an equity real estate investment trust. FFO, as defined by NAREIT, is net income (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis. FFO does not represent net income or cash flow from operations as defined by generally accepted accounting principles and should not be considered an alternative to net income as an indicator of operating performance or to cash from operations, and is not necessarily indicative of cash flow available to fund cash needs.

(4) Average square feet of GLA weighted by months of operations.

    The discussion below is based upon income before minority interest and extraordinary item. The extraordinary item relates to the cost of retiring indebtedness concurrently with the formation of the Operating Partnership.

    COMPARISON OF THE YEAR ENDED DECEMBER 31, 1994 TO YEAR ENDED DECEMBER 31,
1993

    Income before minority interest and extraordinary item increased 333.0% to $25.0 million in 1994 from $5.8 million in 1993. This increase was the result of a $9.1 million decrease in interest expense due to the repayment of outstanding debt using the initial public offering proceeds in November 1993, and expansions at two existing centers (Aurora Farms and Columbia Gorge) during the second and third quarters of 1994, totaling 176,000 square feet; the opening of three new centers (Petaluma Village, Napa Factory Stores and Solvang Designer Outlets) in November 1994, totaling 274,000 square feet; and a full year of operations at the expansions of Woodbury Common, Folsom Factory Outlets, Desert Hills and Aurora Farms opened during the second and fourth quarters of 1993, and Santa Fe Factory Stores, a new center that opened in the fourth quarter of 1993.

    Base rentals increased $8.9 million, or 35.2%, to $34.4 million in 1994 from $25.5 million in 1993 due to expansions, new center openings and higher average rents. Base rental revenue per weighted average square foot increased 6.9% to $17.20 in 1994 from $16.09 in 1993 as a result of higher rental rates on renewing and new leases.

    Percentage rents increased $1.3 million, or 54.0%, to $3.6 million in 1994 from $2.3 million in 1993. On a weighted average square foot basis, percentage rents increased 21.6% to $1.80 in 1994 from $1.48 in 1993. These increases were primarily attributable to 1993 expansions, particularly the two expansions in Woodbury Common and increased tenant sales at other centers.

    Expense reimbursements, representing the contractual recovery from tenants of certain common area maintenance, operating, real estate tax, promotional and management expenses, increased $3.4 million, or 33.4%, to $13.6 million in 1994 from $10.2 million in 1993, due to increases in operating and maintenance costs in new and expanded centers and the recovery of increased operating costs. On a weighted average square foot basis, expense reimbursements increased 5.6% to $6.79 in 1994 from $6.43 in 1993. The average recovery of reimbursable expenses was 94.7% in 1994 compared to 91.8% in 1993.

    Other income increased $0.8 million to $1.6 million in 1994 from $0.8 million in 1993 primarily as a result of interest income from the investment of proceeds from the IPO.

    Operating and maintenance expenses increased $3.2 million, or 29.2%, to $14.3 million in 1994 from $11.1 million in 1993. The increase was primarily due to costs related to expansions and new centers. On a weighted average square foot basis, operating and maintenance expenses increased 2.1% to $7.16 in 1994 from $7.01 in 1993, primarily as a result of increased real estate taxes.

    General and administrative expenses remained stable at $2.6 million in 1994 and 1993. On a weighted square foot basis, general and administrative expenses decreased 21.5% to $1.28 in 1994 from $1.63 in 1993. The decrease was due in part to a reduction in IPO-related professional fees and other administrative costs; additionally, increased personnel and overhead costs were more than absorbed by higher operating GLA.

    Other expenses decreased $0.3 million, or 17.5%, to $1.3 million in 1994 from $1.6 million in 1993. On a weighted average square foot basis, other expenses decreased 34.7% to $0.66 in 1994 from $1.01 in 1993. The decrease was primarily attributable to bonuses paid by predecessor companies and a non-recurring settlement in 1993, combined with increased GLA in 1994.

    COMPARISON OF YEAR ENDED DECEMBER 31, 1993 TO YEAR ENDED DECEMBER 31, 1992

    Income before minority interest and extraordinary item increased 102.9% to $5.8 million in 1993 from $2.8 million in 1992. This increase was primarily the result of a $1.0 million reduction in interest expense due to the repayment of outstanding debt using the initial public offering proceeds in November 1993, and the opening of a new center (Santa Fe Factory Stores) in the fourth quarter of 1993 and the expansions of four existing centers (Woodbury Common, Folsom Factory Outlets, Desert Hills and Aurora Farms) in the second and fourth quarters of 1993; and a full year of operations at an expansion (Folsom Factory Outlets) opened in the second quarter of 1992, and at two new centers (Page Factory Stores and St. Helena Factory Stores) opened during the second and fourth quarters of 1992.

    Base rental increased $4.2 million, or 19.2%, to $25.5 million in 1993 from $21.3 million in 1992, due principally to expansions and new centers. Base rental revenue per weighted average per square foot increased 5.5% to $16.09 in 1993 from $15.25 in 1992, principally as a result of higher rental rates on renewing and new leases.

    Percentage rents increased $0.3 million, or 14.0%, to $2.3 million in 1993 from $2.0 million in 1992. On a weighted average square foot basis, percentage rents increased marginally to $1.48 in 1993 from $1.46 in 1992, primarily due to higher tenant sales at newly opened centers.

    Expense reimbursements, representing the contractual recovery from tenants of certain common area maintenance, operating, real estate tax, promotional and management expenses, increased $1.7 million, or 20.2%, to $10.2 million in 1993 from $8.5 million in 1992 due to an increase in costs related to new and expanded centers and the recovery of increased operating costs. On a weighted average square foot basis, expense reimbursements increased 6.3% to $6.43 in 1993 from $6.05 in 1992. The average recovery of reimbursable expenses was 91.8% in 1993 and 89.9% in 1992.

    Other income decreased $0.1 million to $0.8 million in 1993 from $0.9 million in 1992 primarily as a result of a reduction in miscellaneous income partially offset by interest income from the investment of proceeds from the IPO.

    Operating and maintenance expenses increased $1.7 million, or 17.7%, to $11.1 million in 1993 from $9.4 million in 1992 due to increased costs related to expansions and new centers. On a weighted average square foot basis, operating and maintenance expenses increased 4.2% to $7.01 in 1993 from $6.73 in 1992, principally as a result of winter weather-related operational expenses, increased promotion expenses associated with the expansions, and higher real estate taxes during 1993.

    General and administrative expenses increased $0.5 million, or 21.6%, to $2.6 million in 1993 from $2.1 million in 1992. On a weighted average square foot basis, general and administrative expenses increased 7.9% to $1.63 in 1993 from $1.51 in 1992, due to increased professional fees and other administrative costs related to the IPO.

    Other expenses increased $0.5 million, or 40.0%, to $1.6 million in 1993 from $1.1 million in 1992. On a weighted average square foot basis, other expenses increased 24.7% to $1.01 in 1993 compared to $0.81 in 1992, primarily due to bad debt expense, bonuses and a non-recurring settlement expense.

LIQUIDITY AND CAPITAL RESOURCES

    The Operating Partnership believes it has adequate financial resources to fund operating expenses and distributions, and planned development and construction activities. Operating cash flow is expected to increase during 1995 primarily due to a full year of operations from 1994 expansions and new center openings; approximately 481,000 square feet of GLA already completed during 1995 including expansions of four existing centers (332,000 square feet) and the opening of a new center (149,000 square feet); and scheduled openings of additional expansions (144,000 square feet) during the remainder of 1995. In addition, the Operating Partnership had $115.5 million remaining under its Credit Facility (full availability under the Credit Facility is subject to meeting certain collateral requirements) and cash and equivalents of $5.0 million at September 30, 1995.

    The Operating Partnership anticipates retaining enough operating cash flow to fund re-tenanting and lease renewal tenant improvement costs, as well as capital expenditures to maintain the quality of its existing centers.

    Distributions declared and recorded during the nine months ended September 30, 1995 were $26.1 million, or $1.56 per unit. The Operating Partnership's payout ratio as a percentage of FFO was 86% during the nine months ended September 30, 1995. The Credit Facility limits distributions to 95% of FFO.

    In July 1994, the Operating Partnership entered into a $70 million bank revolving line of credit agreement to fund the development of new centers, expansion of existing centers, and acquisition of centers for redevelopment. The Credit Facility, which expires on June 30, 1996, is convertible to a three-year term loan at the Operating Partnership's option and is collateralized by seven centers in the Operating Partnership's existing portfolio. Interest on the outstanding balance is payable monthly at a rate of LIBOR plus 2.25% or the prime rate plus 1%, at the Operating Partnership's option. Effective July 1, 1995, the Operating Partnership obtained a reduction in the rate of interest charged on borrowings to 1.75% over LIBOR, or the prime rate plus 0.50%, at the Operating Partnership's option. A fee on the unused portion of the line is payable quarterly at .25% per annum. In November 1994, the Operating Partnership entered into an interest rate cap agreement to substantially protect the Operating Partnership from increases in the LIBOR interest rate above 7.5% per annum. In December 1994, the Operating Partnership expanded its bank group and increased the size of the revolving line of credit to $200 million. Full availability under the Credit Facility is subject to meeting certain collateral requirements. The bank group is comprised of eleven domestic and international banks. The terms of the increased line of credit are substantially the same as the original line of credit. The outstanding balance under the line of credit was $81 million at September 30, 1995.

    At September 30, 1995, 625,000 square feet of the Operating Partnership's planned 1995 development was completed or under construction, including one new center and the expansions of six existing centers. The Operating Partnership is in the process of constructing two new centers with combined GLA of 575,000 square feet that are expected to open in 1996. The Operating Partnership is also in the process of developing and exploring additional new projects and expansions of existing centers for delivery in 1996 and beyond. The total cost of development and construction activities during the next twelve months is anticipated to be approximately $100 million. Funding is currently expected primarily from borrowings under the Credit Facility or public debt and equity offerings.

    To achieve its planned growth and favorable returns in the short-term and long-term, the Operating Partnership's financing strategy is to maintain its strong financial position by continually re-evaluating its balance sheet and limiting the extent of its borrowings to less than 40% of its total market capitalization. Management believes this strategy will enable the Operating Partnership to access a broad array of capital sources including bank or institutional borrowings, secured and unsecured debt and equity offerings. At September 30, 1995 (based on the market price of $29.88 per share of the Company's Common Stock), the Operating Partnership's ratio of debt to total market capitalization (defined as the value of the Operating Partnership units plus total debt) was 13.9%.

    Net cash provided by operating activities was $27.4 million and $35.5 million for the nine months ended September 30, 1995 and 1994, respectively. The 1995 decrease was primarily attributable to a decrease in accounts payable relating to construction offset by an increase in rental income due to overall growth of the Operating Partnership's portfolio of properties. Net cash used in investing activities increased $1.8 million to $62.3 million for the nine months ended September 30, 1995 as compared to the same period in the prior year, primarily as a result of increased construction activity. Net cash provided by financing activities increased $52.5 million as a result of borrowings under the Credit Facility related to development and construction activities.

    Net cash provided by operating activities was $33.3 million and $15.5 million for the year ended December 31, 1994 and the combined periods November 2, 1993 to December 31, 1993 and January 1, 1993 to November 1, 1993, respectively. The 1994 increase was primarily attributable to an increase in rental income due to overall growth of the Operating Partnership's portfolio of properties coupled with an increase in accounts payable relating to construction. Net cash used in investing activities decreased $13.0 million to $80.4 million for the year ended December 31, 1994 as compared to the combined periods November 2, 1993 to December 31, 1993 and January 1, 1993 to November 1, 1993, primarily as a result of decreased construction activity. Net cash provided by financing activities decreased $141.0 million due to proceeds from the Company's initial public offering in the 1993 period, net of debt repayment, offset by borrowings under the Credit Facility in 1994.

    Net cash provided by operating activities was $15.5 million and $9.5 million for the combined periods November 2, 1993 to December 31, 1993 and January 1, 1993 to November 1, 1993 and the year ended December 31, 1992, respectively. The 1993 increase was primarily attributable to an increase in rental income due to the overall growth of the Operating Partnership's portfolio of properties and a decrease in interest expense due to the repayment of debt. Net cash used in investing activities increased $79.3 million to $93.4 million for the combined periods November 2, 1993 to December 31, 1993 and January 1, 1993 to November 1, 1993 and the year ended December 31, 1992, primarily as a result of increased construction activity. Net cash provided by financing activities increased $132.9 million as a result of proceeds from the Company's initial public offering, net of debt repayment in the 1993 period.

    Management believes that, to facilitate a clear understanding of the operating results of the Operating Partnership, FFO should be considered in conjunction with net income as presented in the consolidated financial statements. Management generally considers FFO an appropriate measure of performance of an equity real estate investment trust. FFO, as defined by NAREIT, is net income (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis. FFO does not represent net income or cash flow from operations as defined by generally accepted accounting principles and should not be considered an alternative to net income as an indicator of operating performance or to cash from operations, and is not necessarily indicative of cash flow available to fund cash needs.

    In March 1995, NAREIT issued a clarification of its definition of FFO. Although the Operating Partnership intends to adopt the new method in the first quarter of 1996, the following table presents the Operating Partnership's FFO under both methods of calculation for illustrative purposes:

                                                         CURRENT METHOD                         NEW METHOD
                                               -----------------------------------  -----------------------------------
                                                NINE MONTHS ENDED        YEAR        NINE MONTHS ENDED        YEAR
                                                                         ENDED                                ENDED
                                                  SEPTEMBER 30,      DECEMBER 31,      SEPTEMBER 30,      DECEMBER 31,
                                               --------------------  -------------  --------------------  -------------
                                                 1995       1994         1994         1995       1994         1994
                                               ---------  ---------  -------------  ---------  ---------  -------------
Net income...................................  $  21,556  $  17,709    $  24,917    $  21,556  $  17,709    $  24,917
Add back depreciation and amortization(1)....      8,936      6,349        8,961        8,936      6,349        8,961
Less amortization of deferred financing costs
 and depreciation of non-rental real estate
 assets......................................         --         --           --         (708)      (141)        (247)
                                               ---------  ---------  -------------  ---------  ---------  -------------
FFO..........................................  $  30,492  $  24,058    $  33,878    $  29,784  $  23,917    $  33,631
                                               ---------  ---------  -------------  ---------  ---------  -------------
                                               ---------  ---------  -------------  ---------  ---------  -------------
Average units outstanding....................     16,716     16,640       16,640       16,716     16,640       16,640
Distributions declared per unit..............  $    1.56  $    1.38    $    1.90    $    1.56  $    1.38    $    1.90

------------------------
(1) Excludes depreciation and minority interest attributed to a third-party limited partner's interest in a partnership during the nine months ended September 30, 1995 and the year ended December 31, 1994, respectively.

    Funds from operations rose $6.4 million, or 26.7%, to $30.5 million during the nine months ended September 30, 1995 from $24.1 million during the same period in 1994. This increase was primarily the result of expansions at two existing centers (Aurora Farms and Columbia Gorge) during the second and third quarters of 1994; the opening of three new centers (Petaluma Village, Napa Factory Stores, and Solvang Designer Outlets) in November 1994 totaling 274,000 square feet; and 481,000 square feet of combined GLA added at existing centers Patriot Plaza, Desert Hills, Napa Factory Stores and Woodbury Common, and a new center, Camarillo Factory Stores, during the first nine months of 1995.

    Funds from operations increased $20.5 million, or 153.0%, to $33.9 million during 1994 from $13.4 million during 1993. This increase was the result of a $9.1 million decrease in interest expense due to the repayment of outstanding debt using the initial public offering proceeds in November 1993, and expansions at two existing centers (Aurora Farms and Columbia Gorge) during the second and third quarters of 1994, totaling 176,000 square feet; the opening of three new centers (Petaluma Village, Napa Factory Stores, and

Solvang Designer Outlets) in November 1994, totaling 274,000 square feet; and a full year of operations at the expansions of Woodbury Common, Folsom Factory Outlets, Desert Hills and Aurora Farms opened during the second and fourth quarters of 1993, and Santa Fe Factory Stores, a new center that opened in the fourth quarter of 1993.

    Funds from operations increased $4.5 million, or 50.6%, to $13.4 million during 1993 from $8.9 million during 1992. This increase was primarily the result of a $1.0 million reduction in interest expense due to the repayment of outstanding debt using the initial public offering proceeds in November 1993, and the opening of a new center (Santa Fe Factory Stores) in the fourth quarter of 1993 and the expansions of four existing centers (Woodbury Common, Folsom Factory Outlets, Desert Hills and Aurora Farms) in the second and fourth quarters of 1993; and a full year of operations at an expansion (Folsom Factory Outlets) opened during the second quarter of 1992, and at two new centers (Page Factory Stores and St. Helena Factory Stores) opened during the second and fourth quarters of 1992.

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NO DEALER, SALESMAN OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFERING MADE BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE OPERATING PARTNERSHIP OR THE UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL, UNDER ANY CIRCUMSTANCE, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS SUPPLEMENT OR IN THE PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY OR THE OPERATING PARTNERSHIP SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.
                              -------------------

                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

                                                   PAGE
                                                 ---------
Prospectus Supplement Summary..................        S-3
The Operating Partnership......................        S-6
Recent Developments............................       S-10
Use of Proceeds................................       S-13
Capitalization.................................       S-13
Selected Consolidated Financial Data...........       S-14
Business and Properties........................       S-18
Certain Terms of the Notes.....................       S-25
Certain United States Federal Income Tax
  Considerations...............................       S-34
Underwriting...................................       S-37
Validity of the Notes..........................       S-37

                        PROSPECTUS
Available Information..........................          2
Incorporation of Certain Documents by
  Reference....................................          2
The Company and the Operating Partnership......          3
Risk Factors...................................          3
Use of Proceeds................................          5
Ratios of Earnings to Combined Fixed Charges
  and Preferred Stock Dividends................          6
Description of Debt Securities.................          6
Description of Preferred Stock.................         19
Description of Depositary Shares...............         24
Description of Common Stock....................         28
Plan of Distribution...........................         28
Legal Matters..................................         30
Experts........................................         30
Financial Statements...........................        F-1
Other Information..............................       F-19

                                  $100,000,000

                               CHELSEA GCA REALTY
                               PARTNERSHIP, L.P.

                         REMARKETED FLOATING RATE RESET
                           NOTES DUE OCTOBER 23, 2001
                           UNCONDITIONALLY GUARANTEED
                                       BY
                            CHELSEA GCA REALTY, INC.

                             ---------------------

                             PROSPECTUS SUPPLEMENT

                             ---------------------

                              MERRILL LYNCH & CO.

                                OCTOBER 18, 1996

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